SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12
Jacobs Solutions Inc. (Name of Registrant as Specified In Its Charter) N/A (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Notice of )’)* Annual Meeting of Shareholders & Proxy Statement Accelerating the future

Accelerating the future The world, our clients, our people are changing all the time, and at Jacobs, our agility and resiliency accelerates our path to make the future better. We are boldly moving forward — continuing our shift to create a fully inclusive, technology-forward company — producing the critical solutions of tomorrow. We see every day as an opportunity to live our values in all that we do: We do things right. We challenge the accepted. We aim higher. We live inclusion. Since starting as a one-person consultancy in 1947, we’ve grown remarkably into the global company we are today — powered by our people, more than 60,000 visionaries, thinkers and doers. We continue to evolve — our culture, how we conduct business, the solutions and services we offer — all to make the world around us more connected and more sustainable.

CHAIR & CEO'S MESSAGE

Accelerating the future

FY2022 Highlights

- Voted one of the *Fortune* World's Most Admired Companies.
- Ranked **Nº 1 environmental and sustainability consulting firm** globally by **Environment Analyst** in 2022.
- Recognized by **Environmental Business International** with six business achievement awards in 2021.
- Named by **DiversityComm Best of the Best List of veteran-friendly companies** in *U.S. Veterans Magazine*, Top Supplier Diversity Programs in 2022.
- Ranked Nº 6 in **Stonewall's U.K. Workplace Equality Index Top 100 Employers List for LGBTQIA+ People** and earned Stonewall's Gold Award, ranking Nº 1 in the Construction, Engineering and Property industry rankings.
- Ranked as one of ***Forbes'* World's Top Female Friendly Companies 2022** and one of ***The Times'* Top 50 Employers for Women 2022**.

Fellow shareholders,

Driving positive impact

As a purpose-led company, we know we have a pivotal role to play in addressing the world's most significant challenges, including the climate emergency. This is not only good business but our duty to channel our technology-enabled expertise and capabilities toward benefiting people and the planet. In April, we updated our *Climate Action Plan* with new commitments to target 100% of our projects across all sectors to contribute to climate response or include ESG scope by 2025, to achieve net-zero greenhouse gas emissions across the value chain by 2040, and to maintain carbon neutrality status and 100% low-carbon electricity for operations. The plan also details Jacobs' commitment to accelerating a transition to net-zero that is equitable and just.

Dynamic, inclusive and diverse culture

Our culture is continually evolving — founded on empowerment and accountability. It encompasses all our people and the collective strength we take from their unique perspectives. I am proud that during my tenure, we have shifted our Executive Leadership Team to a team that was 64% diverse (ethnicity and gender) at the end of the fiscal year 2022. The same is true of our Board's independent directors who were 56% diverse (ethnicity and gender) at the end of the fiscal year 2022.

In addition, more than 30% of Jacobs' global staff employees are women — building on our aspirational 40-40-20 goal (40% men, 40% women and 20% open to any gender). In fiscal year 2022, we also invested in benefiting Black communities through targeted STEAM programs and directed more than $2.54 billion of our overall procurement spend to diverse and disadvantaged suppliers.

Investing in our people and growing our talent base

ii Jacobs | 2023 Proxy Statement

Fellow shareholders, It has been more than seven years since I took the helm as CEO. Since then, we focused on getting the fundamentals right, invested heavily in our culture reshape and transform the company, executing on a series of strategic portfolio moves. With our )'))ź)')+_¾åâÚâl_ÉålßäÝ Âåèĺ×èÚ strategy launched in March, we continue to embrace transformation to unite our people around our purpose and values, inspire new ideas and solutions, and build on our record of industry-leading performance. Today, our clients are facing one of the most disruptive periods ever, with the challenging geo-political environment, including the war in Ukraine, socioeconomic pressures and the climate emergency. The combination of our proactive approach to strategic portfolio management and a high-performance culture has created a business that is not only positioned for resilience during these macroeconomic conditions, but better placed to help our clients navigate these challenging times. The legacy we want to create for future generations is one of betterment, and the climate response solutions that we co-create with our public and private sector clients are making a difference in building a healthier, safer, more sustainable and resilient future for all. Dynamic, inclusive and diverse culture Our culture is continually evolving — founded on empowerment and accountability. It encompasses all our people and the collective strength we take from their unique perspectives. I am proud that during my tenure, we have shifted our Executive Leadership)’))__ procurement spend to diverse and disadvantaged suppliers. Investing in our people and growing our talent base Our continued success depends on maintaining and growing our base of diverse, talented colleagues — and creating programs that are meaningful to them. Our early career programs encourage, support and retain our newest employees, and this year we welcomed our new cohort of more êÞ×ä_)_-’’_Ýè×Úë×êÛé__ßäêÛèäé_×äÚ apprentices to Jacobs. As part of our continued investment in our employees’ learning and development, we ramped up our Jacobs Leadership Program, educating our leaders and people ã×ä×ÝÛèé__×äÚ_ã×ÚÛ_ãåèÛ_êÞ×ä_)-_’’’ training programs available to our employees globally. We listened to our employees about the things that are important to them and took several steps to broaden how we support them, including family and financial planning, increased caregiver support, more health resources and career planning programs. Whether flexible ways of working or more resources for general wellbeing, we have seen how small shifts can make a big difference for our employees and their families. And we are committed to continue listening to our employees' needs.

The values we continue to practice and the trust we have built across the organization have created an environment where we can be honest, transparent and authentic with each other. We practice accountability, keep our commitments and deliver results. And together, through a trusting, collaborative and inclusive culture, we have built a strong foundation and the confidence to try new initiatives and innovative approaches.

Boldly moving forward

Our new *Boldly Moving Forward* strategy was informed by a comprehensive review of global mega-trends around rapid urbanization, demographics and social change, technology advancement, climate change and water scarcity. Our analysis reinforced that Jacobs' decades of deep domain expertise and unique capabilities align with the most attractive, high-growth end markets that will drive our vision and growth around climate response, consulting and advisory services, and data solutions. Touching all our markets, these strategy accelerators unlock tremendous opportunities with existing and new clients, while driving our focus on where we intend to deploy capital over the next several years. Through our differentiated products and solutions, operational excellence, depth of knowledge, global delivery model and digital enablement, we are well positioned to support our clients.

As part of our new strategy, we formed a new business unit, Divergent Solutions, serving as the core foundation for developing and delivering innovative, next-generation cloud, cyber, data and digital technologies. Our acquisition of StreetLight Data, Inc. and strategic relationship with Palantir also bring numerous opportunities to leverage AI, machine learning and data analytics in the transportation and water markets, growing our end-to-end digital solutions portfolio and focus on ESG, while adding high growth software businesses that offer increased value for our clients and the communities we serve.

Our majority investment in PA Consulting is proving highly successful with synergies in our advisory services accelerating our positive social impact. We are seeing significant opportunities in multiple end markets to shape and drive real value. Whether it is working together on the undergrounding of 10,000 miles of cable for Pacific Gas and Electric to mitigate forest fires in California, delivering resilient solutions in deforestation, facilitating clean energy transition, or collaborating on analyzing investments for private equity in green hydrogen.

Overall, our market capitalization is up more than $11 billion — an increase of 251% since 2015. This strong performance now enables us to take advantage of these global mega-trends and significant market opportunities, particularly our alignment with the U.S. Infrastructure Investment and Jobs Act — taking the company to new heights.

Accelerating the future

I continue to feel a deep sense of pride for all the achievements and positive impacts that our people have delivered for our clients, our communities and our investors. Highlights this year included our support of the historic and successful launch of Artemis I, the first test flight in a series of increasingly complex missions under Artemis, NASA's deep space human exploration endeavor, which aims to land the first woman and the first person of color on the moon and establish a sustainable human future in deep space. Unlocking socioeconomic benefits, we also supported the delivery of the Elizabeth line, the most significant addition to London's transport network in a generation, and leveraged our digital OneWater approach to develop solutions that optimize the complete water cycle and provide social value to communities with major projects in places like California, Sydney and Miami.

We are going to move boldly forward into 2025 — continuing our aggressive shift to create a fully inclusive, technology-forward company — producing the critical solutions of tomorrow that support meaningful and long-lasting legacies for future generations and our planet. We are united by our purpose and recognize that the keys to success in the future will be different from those of today. We will remain agile, focus on where our clients need us most, address major challenges and fully leverage our data and technology solutions to be a major disruptor in our industry.

I would like to especially thank our accomplished and highly engaged Board of Directors. Our transformational journey would not have been possible without their guidance, engagement and support.

With this clear trajectory in place, now is the right time for Bob Pragada to succeed me as CEO. During Bob's 16 years with Jacobs, including the last several years as President and COO, he has demonstrated leadership excellence and a strong track record of execution. His passion for innovation and teamwork are evident in our many achievements. As I continue as Executive Chair of the Board, the Board of Directors and I have the utmost trust in Bob, and we are confident he is the right person to serve as Jacobs' next CEO and continue to advance our success.

Steve Demetriou
Chair and Chief Executive Officer

2023 Proxy Statement | Jacobs iii

solutions portfolio and focus on ESG, support, more health resources and while adding high growth software career planning programs. Whether businesses that offer increased value ûâÛlßØâÛ_ĺ×lé_åÜ_ĺåèáßäÝ_åè_ãåèÛ for our clients and the communities resources for general wellbeing, we we serve. have seen how small shifts can make a big difference for our employees Ëëè_ã×àåèßêl_ßälÛéêãÛäê_ßä_Ì½_ Consulting is proving highly successful and their families. And we are with synergies in our advisory services committed to continue listening to our accelerating our positive social impact. employees’ needs. ÓÛ_×èÛ_éÛÛßäÝ_éßÝäßûßÙ×äê_åææåèêëäßêßÛé The values we continue to practice in multiple end markets to shape and and the trust we have built across drive real value. Whether it is working the organization have created an together on the undergrounding of environment where we can be honest, (‘_’’’_ãßâÛé_åÜ_Ù×ØâÛ_Üåè_Ì×ÙßûßÙ_Ã×é transparent and authentic with each other. We practice accountability, keep California, delivering resilient solutions our commitments and deliver results. in deforestation, facilitating clean And together, through a trusting, energy transition, or collaborating on collaborative and inclusive culture, we analyzing investments for private equity have built a strong foundation and the in green hydrogen. ÙåäûßÚÛäÙÛ_êå_êèl_äÛĺ_ßäßêß×êßlÛé_×äÚ And, in August we adopted a new innovative approaches. holding company structure with our new parent company, Jacobs Solutions Inc., Boldly moving forward which more closely aligns with Jacobs’ public identity as a global technology-Our new ¾åâÚâl_ÉålßäÝ_Âåèĺ×èÚ strategy forward solutions company. was informed by a comprehensive review of global mega-trends around Overall, our market capitalization is up rapid urbanization, demographics ãåèÛ_êÞ×ä_c((_Øßââßåä_¤_×ä_ßäÙèÛ×éÛ_ and social change, technology åÜ_),(^_éßäÙÛ_)’(,__DÞßé_éêèåäÝ advancement, climate change and performance now enables us to take water scarcity. Our analysis reinforced advantage of these global mega-trends that Jacobs’ decades of deep domain ×äÚ_éßÝäßûßÙ×äê_ã×èáÛê_åææåèêëäßêßÛé_ expertise and unique capabilities align particularly our alignment with the U.S. with the most attractive, high-growth Infrastructure Investment and Jobs Act end markets that will drive our vision — taking the company to new heights. and growth around climate response, consulting and advisory services, Accelerating the future and data solutions. Touching all our markets, these strategy accelerators I continue to feel a deep sense of pride unlock tremendous opportunities with for all the achievements and positive existing and new clients, while driving impacts that our people have delivered our focus on where we intend to deploy for our clients, our communities and capital over the next several years. our investors. Highlights this year Through our differentiated products and included our support of the historic solutions, operational excellence, depth and successful launch of Artemis I, the of knowledge, global delivery model ûßèéê_êÛéê_ûâßÝÞê_ßä_×_éÛèßÛé_åÜ_ßäÙèÛ×éßäÝâl and digital enablement, we are well complex missions under Artemis, positioned to support our clients. NASA’s deep space human exploration endeavor, which aims to land the As part of our new strategy, we formed a new business unit, Divergent Solutions, ûßèéê_ĺåã×ä_×äÚ_êÞÛ_ûßèéê_æÛèéåä_åÜ_ color on the moon and establish a serving as the core foundation for sustainable human future in deep space. developing and delivering innovative, next-generation cloud, cyber, data and ÑäâåÙáßäÝ_éåÙßåÛÙåäåãßÙ_ØÛäÛûßêé_ we also supported the delivery of the digital technologies. Our acquisition of StreetLight Data, Inc. and strategic Áâßð×ØÛêÞ_âßäÛ__êÞÛ_ãåéê_éßÝäßûßÙ×äê addition to London’s transport network relationship with Palantir also bring in a generation, and leveraged our numerous opportunities to leverage AI, digital OneWater approach to develop machine learning and data analytics in solutions that optimize the complete the transportation and water markets, water cycle and provide social value growing our end-to-end digital êå_ÙåããëäßêßÛé_ĺßêÞ_ã×àåè_æèåàÛÙêé_ßä places like California, Sydney and Miami. We are going to move boldly forward ßäêå_)’),_¤_ÙåäêßäëßäÝ_åëè_×ÝÝèÛééßlÛ shift to create a fully inclusive, technology-forward company —producing the critical solutions of tomorrow that support meaningful and long-lasting legacies for future generations and our planet. We are united by our purpose and recognize that the keys to success in the future will be different from those of today. We will remain agile, focus on where åëè_ÙâßÛäêé_äÛÛÚ_ëé_ãåéê__×ÚÚèÛéé_ã×àåè challenges and fully leverage our data ×äÚ_êÛÙÞäåâåÝl_éåâëêßåäé_êå_ØÛ_×_ã×àåè_ disruptor in our industry. I would like to especially thank our accomplished and highly engaged Board of Directors. Our transformational àåëèäÛl_ĺåëâÚ_äåê_Þ×lÛ_ØÛÛä_æåééßØâÛ without their guidance, engagement and support. ÓßêÞ_êÞßé_ÙâÛ×è_êè×àÛÙêåèl_ßä_æâ×ÙÛ_ now is the right time for Bob Pragada to succeed me as CEO. During Bob’s (-_lÛ×èé_ĺßêÞ_Æ×ÙåØé__ßäÙâëÚßäÝ_êÞÛ last several years as President and COO, he has demonstrated leadership excellence and a strong track record of execution. His passion for innovation and teamwork are evident in our many achievements. As I continue as Executive Chair of the Board, the Board of Directors and I have the utmost trust in ¾åØ__×äÚ_ĺÛ_×èÛ_ÙåäûßÚÛäê_ÞÛ_ßé_êÞÛ_èßÝÞê person to serve as Jacobs’ next CEO and continue to advance our success. Our vision of the future is exciting — and our new bold, inclusive and targeted strategy moves us further forward. We are committed to delivering on the vision we have set for our people, our clients, our communities and our shareholders as we continue to Challenge today. Reinvent tomorrow.

We aim higher

We do not settle — always looking beyond to raise the bar and deliver with excellence. We are committed to our clients by bringing innovative solutions that lead to profitable growth and shared success.

Our three strategic accelerators — Climate Response, Consulting & Advisory and Data Solutions — open up significant high value growth opportunities with clients across Advanced Manufacturing, Cities & Places, Energy & Environment, Health & Life Sciences, Infrastructure, National Security and Space.

Climate Response
Consulting & Advisory
Data Solutions

Advanced Manufacturing

Our differentiating capabilities in advanced manufacturing include Jacobs' highly advanced design and engineering in the electrification ecosystem, data centers and semiconductor manufacturing — deployed through a global integrated delivery platform.

- We've completed 25 million square feet of EV manufacturing facilities and three of the largest battery plants in the world, for a total of 350 GwH.
- We're partnering with some of the world's largest technology and data center providers to address critical sustainability and carbon neutrality challenges and driving innovation with renewable power and water technologies.
- Alongside Western Digital, we're working toward reducing energy, water, carbon and waste at their global manufacturing facilities and updating vulnerability assessments across the company's portfolio with special emphasis on climate change.

Cities & Places

We integrate data, technology, mobility and connectivity to improve economic and social equity, and overall resiliency of cities and communities, and combine domain expertise from strategic planning, architecture, design, engineering, natural sciences and the arts.

- We've continued providing program and master planning leadership, technical design and planning advisory services for the £7 billion North London sustainable mixed-use development, Meridian Water, meeting the U.K.'s highest health and building standards and targeting net-zero carbon by 2030.
- We're providing site master planning and sustainability solutions for a new Energy Campus in Rheinland, Germany, welcoming third-party partners and investors to build the value chains of the future and supporting the transition of Shell in Germany to a net-zero-emissions company.
- As program manager for the Port of San Francisco Waterfront Resilience Program, we're leading the preservation and fortification of the 100-year-old Embarcadero Seawall for sea level rise adaptation, flood protection and earthquake resilience.

Energy & Environment

As the world's largest environmental consulting firm — and backed by decades of cross-market delivery in natural sciences and engineering — Jacobs is at the forefront of solving the planet's most critical environmental challenges from impact assessment and natural systems modeling to remediation and compliance.

- As the program management partner for Pacific Gas and Electric's Electric Undergrounding Program, the largest program of its kind in the U.S., we're helping bring 10,000 miles of power lines under-ground to mitigate wildfires in and near high fire-threat areas and respond to California's evolving climate challenges.
- We supported Expo 2020 Dubai with the planning, management and achievement of one of the most sustainable global events to date, setting a high bar for accurate greenhouse gas accounting of mitigation measures, including energy efficient structures, low carbon materials and substantial waste diversion.
- Jacobs is part of a consortium chosen by the Michigan Department of Transportation and led by Electreon to develop and implement an inductive vehicle charging pilot — the first of its kind in the U.S. — a critical step toward reducing global transportation carbon emissions.

iv Jacobs | *2023 Proxy Statement*

We aim higher ÓÛ_Úå_äåê_éÛêêâÛ_¤_×âĺ×lé_âååáßäÝ_ØÛlåäÚ_êå_è×ßéÛ_êÞÛ_Ø×è_ and deliver with excellence. We are committed to our clients Øl_ØèßäÝßäÝ_ßääål×êßlÛ_éåâëêßåäé_êÞ×ê_âÛ×Ú_êå_æèåûßê×ØâÛ_ growth and shared success. Our three strategic accelerators — Climate Response, Consulting & Advisory and Data Solutions — open ëæ_éßÝäßûßÙ×äê_ÞßÝÞ_l×âëÛ_ÝèåĺêÞ opportunities with clients across Advanced Manufacturing, Cities & Places, Energy & Environment, Health & Life Sciences, Infrastructure, National Security and Space. Advanced Manufacturing Cities & Places Energy & Environment Our differentiating capabilities in We integrate data, technology, As the world’s largest environmental advanced manufacturing include mobility and connectivity to improve ÙåäéëâêßäÝ_ûßèã_¤_×äÚ_Ø×ÙáÛÚ_Øl_ Jacobs’ highly advanced design and economic and social equity, and overall decades of cross-market delivery in ÛäÝßäÛÛèßäÝ_ßä_êÞÛ_ÛâÛÙêèßûßÙ×êßåä resiliency of cities and communities, ä×êëè×â_éÙßÛäÙÛé_×äÚ_ÛäÝßäÛÛèßäÝ_¤ ecosystem, data centers and and combine domain expertise from Jacobs is at the forefront of solving the éÛãßÙåäÚëÙêåè_ã×äëÜ×ÙêëèßäÝ_¤ strategic planning, architecture, planet’s most critical environmental deployed through a global integrated design, engineering, natural sciences challenges from impact assessment delivery platform. and the arts. and natural systems modeling to remediation and compliance. ÓÛ¸lÛ_ÙåãæâÛêÛÚ_),_ãßââßåä_éçë×èÛ We’ve continued providing program feet of EV manufacturing facilities and and master planning leadership, As the program management partner three of the largest battery plants in technical design and planning Üåè_Ì×ÙßûßÙ_Ã×é_×äÚ_ÁâÛÙêèßÙ¸é_ÁâÛÙêèßÙ_ êÞÛ_ĺåèâÚ__Üåè_×_êåê×â_åÜ_*,’_ÃĺÄ_ ×Úlßéåèl_éÛèlßÙÛé_Üåè_êÞÛ_e._Øßââßåä Undergrounding Program, the largest North London sustainable mixed-use program of its kind in the U.S., we’re We’re partnering with some of the development, Meridian Water, meeting ÞÛâæßäÝ_ØèßäÝ_(‘_’’’_ãßâÛé_åÜ_æåĺÛè world’s largest technology and the U.K.’s highest health and building lines under-ground to mitigate data center providers to address standards and targeting net-zero ĺßâÚûßèÛé_ßä_×äÚ_äÛ×è_ÞßÝÞ_ûßèÛźêÞèÛ×ê critical sustainability and carbon Ù×èØåä_Øl_)’*’_ areas and respond to California’s neutrality challenges and driving evolving climate challenges. innovation with renewable power and We’re providing site master planning water technologies. and sustainability solutions for a new ÓÛ_éëææåèêÛÚ_Álæå_)’)’_ÀëØ×ß Energy Campus in Rheinland, Germany, with the planning, management Alongside Western Digital, we’re welcoming third-party partners and and achievement of one of the most working toward reducing energy, investors to build the value chains sustainable global events to date, water, carbon and waste at their global of the future and supporting the setting a high bar for accurate manufacturing facilities and updating transition of Shell in Germany to a net- greenhouse gas accounting of vulnerability assessments across zero-emissions company. mitigation measures, including the company’s portfolio with special emphasis on climate change. As program manager for the ÛäÛèÝl_ÛÜûßÙßÛäê_éêèëÙêëèÛé__âåĺ carbon materials and substantial Port of San Francisco Waterfront waste diversion. Resilience Program, we’re leading the æèÛéÛèl×êßåä_×äÚ ÜåèêßûßÙ×êßåä_åÜ_êÞÛ Jacobs is part of a consortium chosen (‘‘źlÛ×èźåâÚ_ÁãØ×èÙ×ÚÛèå_ÏÛ×ĺ×ââ by the Michigan Department of Üåè_éÛ×_âÛlÛâ_èßéÛ ×Ú×æê×êßåä__ûâååÚ Transportation and led by Electreon to protection and e rthquake resilience. develop and implement an inductive lÛÞßÙâÛ_ÙÞ×èÝßäÝ_æßâåê_¤_êÞÛ_ûßèéê_åÜ_ its kind in the U.S. — a critical step toward reducing global transportation carbon emissions.

Health & Life Sciences

Jacobs' deep subject matter expertise across diverse scientific, infrastructure, environmental and digital domains in biopharmaceutical manufacturing, health governance, health infrastructure and operations advisory provides market differentiation and distinct competitive advantage.

- Johns Hopkins Medicine selected us to provide project management services for the redevelopment of laboratory space on its medical campus in Baltimore, Maryland. The new project will provide innovative spaces for wet and computational laboratories, as well as collaborative spaces for investigators, clinicians and students.
- In Thailand, we're providing engineering design to NatureWorks for a new biopolymer production plant for the largest supplier of polylactic acid, a low-carbon bioplastic derived from renewable, agricultural resources like corn or sugarcane, and used in a range of consumer goods.
- Working alongside NHS Scotland, we're drafting individual Net-Zero Carbon Roadmaps for 12 NHS Scotland Health Boards, supporting reduction of operational greenhouse gas emissions across a range of areas such as energy efficiency, heat decarbonization, power generation, waste and transport to meet a "net-zero" target on or before 2040.

Infrastructure

We're capitalizing on our advanced design, engineering, program management, urban and transportation planning, scientific and technology services.

- The New York City Department of Environmental Protection selected us to study the feasibility of consolidating four aging wastewater resource recovery facilities into a new state-of-the-art facility on New York's Rikers Island. Closing the Rikers complex permanently and redeveloping the 413-acre island would offer an opportunity for renewal and transformation within the surrounding communities, while freeing up valuable land along the East River. Jacobs' approach to the study incorporates a **OneWater** perspective to infrastructure planning that includes challenging urban water management to create opportunities for equitable and inclusive economic development.
- As technical advisor to Brisbane City Council, we're guiding Brisbane Metro toward solutions for their congestion issues, and showcasing a new, improved bus system and cutting-edge, green transit solutions, **including new battery electric, bi-articulated vehicles (the first of their kind in Australia) that have zero tailpipe emissions**.
- Our research provided a roadmap for airports to be able to accommodate hydrogen aircraft, helping U.K. aerospace be ready to fuel hydrogen-powered aircraft expected by 2035.

National Security

Encompasses solutions for public and private sector institutions, systems and programs that serve to create, secure and defend national interests and infrastructure against foreign and domestic threats across multiple domains.

- Jacobs scored our third consecutive architecture and engineering support services contract to continue supporting the U.S. Department of State Bureau of Overseas Buildings Operations by providing program-level process- and procedure-improvement support, existing facilities surveys and analyses, and other project-specific support.
- We made a strategic investment in HawkEye 360, the industry leader in radio frequency geoanalytics, providing commercially available precise mapping of global RF emissions. With our investment, we're enhancing our digital intelligence suite with spectrum-based geoanalytics technologies, which will play an increasingly important role in delivering solutions to address critical challenges for national security, civilian infrastructure, maritime and energy clients around the world.
- Our design of the new 77,110 square foot Defense Threat Reduction Agency (DTRA) Administration Building at Kirtland Air Force Base (KAFB), New Mexico received the 2022 Merit Award in the Unbuilt Category from the Society of American Military Engineers at their bi-annual Design Awards. Our award-winning design applies a "modern" working environment, allowing for maximum daylight in offices and work locations while keeping spaces secure.

Space

2023 Proxy Statement | Jacobs v

Health & Life Sciences urban water management to create opportunities for equitable and Jacobs’ deep subject matter expertise inclusive economic development. ×Ùèåéé_ÚßlÛèéÛ_éÙßÛäêßûßÙ__ßäÜè×éêèëÙêëèÛ_ environmental and digital domains As technical advisor to Brisbane in biopharmaceutical manufacturing, City Council, we’re guiding Brisbane health governance, health Metro toward solutions for their infrastructure and operations advisory congestion issues, and showcasing provides market differentiation and a new, improved bus system and distinct competitive advantage. cutting-edge, green transit solutions, including new battery electric, µJohns Hopkins Medicine selected us to ¨ßź×èêßÙëâ×êÛÚ_lÛÞßÙâÛé_¦êÞÛ_ûßèéê_åÜ_ æèålßÚÛ_æèåàÛÙê_ã×ä×ÝÛãÛäê_éÛèlßÙÛé their kind in Australia) that have zero for the redevelopment of laboratory tailpipe emissions space on its medical campus in ¾×âêßãåèÛ__É×èlâ×äÚ__DÞÛ_äÛĺ_æèåàÛÙê_ Our research provided a roadmap for will provide innovative spaces for airports to be able to accommodate wet and computational laboratories, hydrogen aircraft, helping U.K. as well as collaborative spaces for aerospace be ready to fuel hydrogen-investigators, clinicians and students. æåĺÛèÛÚ_×ßèÙè×Üê_ÛlæÛÙêÛÚ_Øl_)’*,_ In Thailand, we’re providing engineering design to NatureWorks for National Security a new biopolymer production plant for Encompasses solutions for public the largest supplier of polylactic acid, and private sector institutions, a low-carbon bioplastic derived from systems and programs that serve to renewable, agricultural resources like create, secure and defend national corn or sugarcane, and used in a range interests and infrastructure against of consumer goods. foreign and domestic threats across Working alongside NHS Scotland, multiple domains. we’re drafting individual Net-Zero Jacobs scored our third consecutive ¿×èØåä_Îå×Úã×æé_Üåè_()_ÊÄÏ_ÏÙåêâ×äÚ architecture and engineering Health Boards, supporting reduction of support services contract to continue operational greenhouse gas emissions supporting the U.S. Department of across a range of areas such as energy State Bureau of Overseas Buildings ÛÜûßÙßÛäÙl__ÞÛ×ê_ÚÛÙ×èØåäßð×êßåä_ Operations by providing program-power generation, waste and transport level process- and procedure-to meet a “net-zero” target on or improvement support, existing ØÛÜåèÛ_)’+’_ facilities surveys and analyses, and åêÞÛè_æèåàÛÙêźé¿ÛÙßûßÙ_éëææåèê_ Infrastructure We made a strategic investment in We’re capitalizing on our Ä×ĺáÁlÛ_*-’__êÞÛ_ßäÚëéêèl_âÛ×ÚÛè advanced design, engineering, in radio frequency geoanalytics, program management, urban providing commercially available and transportation planning, precise mapping of global RF éÙßÛäêßûßÙ_×äÚ_êÛÙÞäåâåÝl_éÛèlßÙÛé_ emissions. With our investment, we’re enhancing our digital intelligence suite The New York City Department of with spectrum-based geoanalytics Environmental Protection selected technologies, which will play an us to study the feasibility of increasingly important role in consolidating four aging wastewater delivering solutions to address critical resource recovery facilities into challenges for national security, civilian a new state-of-the-art facility on infrastructure, maritime and energy New York’s Rikers Island. Closing the clients around the world. Rikers complex permanently and èÛÚÛlÛâåæßäÝ_êÞÛ_+(*ź×ÙèÛ_ßéâ×äÚ_ĺåëâÚ_ Ëëè_ÚÛéßÝä_åÜ_êÞÛ_äÛĺ_ _((‘_éçë×èÛ offer an opportunity for renewal and foot Defense Threat Reduction Agency transformation within the surrounding (DTRA) Administration Building at communities, while freeing up valuable Kirtland Air Force Base (KAFB), New land along the East River. Jacobs’ ÉÛlßÙå_èÛÙÛßlÛÚ_êÞÛ_)’))_ÉÛèßê_½ĺ×èÚ_ approach to the study incorporates a in the Unbuilt Category from the OneWater perspective to infrastructure Society of American Military Engineers planning that includes challenging at their bi-annual Design Awards. Our award-winning design applies a “modern” working environment, allowing for maximum daylight in åÜûßÙÛé_×äÚ_ĺåèá_âåÙ×êßåäé_ĺÞßâÛ keeping spaces secure. Space Jacobs delivers high-end solutions for remote sensing and earth observation, intelligence gathering, communications and navigation and space-enabled science and exploration through its decades of experience and Ù×æ×ØßâßêßÛé_ßä_éÙßÛäêßûßÙ__ÛäÝßäÛÛèßäÝ and technology innovation. At NASA, we’re providing engineering ×äÚ_éÙßÛäêßûßÙ_æèåÚëÙêé_×äÚ_êÛÙÞäßÙ×â services at NASA Johnson Space Center — including technology development, planetary missions and physical science research, astromaterial curation, and laboratory/ facility operation and maintenance aimed at supporting the future of human space exploration. Axiom Space awarded us the architecture and engineering phase one design contract for its new (‘‘_’’’_éçë×èÛ_Üååê_½ééÛãØâl__ Integration and Testing facility to support its mission to provide access to âåĺ_Á×èêÞ_åèØßê_×äÚ_×ééÛãØâÛ_êÞÛ_ûßèéê commercial international space station — which will provide a central hub for research to support microgravity experiments, manufacturing and commerce in low Earth orbit missions. Across multiple NASA Centers, contracts and programs, we’re providing innovative solutions and technologies to support NASA in their quest to explore deep space with the Artemis program. Named after the twin sister of Apollo and goddess of the moon in Greek mythology, NASA’s Artemis missions aim to land êÞÛ_ûßèéê_ĺåã×ä_×äÚ_êÞÛ_ûßèéê_æÛèéåä of color on the moon and establish sustainable exploration in preparation for missions to Mars.

We do things right

We always act with integrity — taking responsibility for our work, caring for our people and staying focused on safety and sustainability. We make investments in our clients, people and communities, so we can grow together.

Our climate commitments

- Target **every project** to become a climate response opportunity.
- **Achieve net-zero greenhouse gas emissions** across the value chain by 2040.
- **Maintain carbon neutrality status and 100% low-carbon electricity** for our operations.

PlanBeyond™ 2.0 is our approach to integrating sustainability throughout our operations and client solutions in alignment with the United Nations (UN) Sustainable Development Goals (SDGs) — planning beyond today for a more sustainable future for everyone. We identified six core Sustainable Business Objectives, each one aligned to an SDG material to our business, where we can have the most influence and impact, although we strive to contribute towards all 17 UN SDGs.

Sustainability at Jacobs means developing long-term business resilience and success, and positively contributing toward the global economy, society and the environment. It is not simply about avoiding harm, but about maximizing impact and stakeholder value, and striving to deliver a positive, fair and inclusive future for all in partnership with our clients.

A leader in climate response

We elevated climate response as one of three core accelerators in our new Company strategy and established an Office of Global Climate Response and ESG, to deliver on our climate action commitments through innovative solutions for our clients and stakeholders.

In FY22, our new *Climate Action Plan* set out our next phase of climate mitigation and adaptation commitments.

We are the first consultancy and one of the world's first companies with net-zero targets approved by the Science Based Targets initiative. Our carbon neutrality status is in line with the international standard PAS 2060. Detailed in our *Carbon Neutrality Commitment*, we achieved 100% low-carbon electricity and we became carbon neutral for our operations and business travel in 2020 and continue to maintain these commitments.

In FY21, we saw a 60% reduction in total, calculated greenhouse gas (GHG) emissions (Scope 1, Scope 2 location-based and Scope 3 business travel and employee commuting) to 117,695 tCO_2e, as well as a 75% reduction in our business travel emissions — both from a proforma FY19 baseline that reflects our acquisitions. Our net GHG emissions for Scopes 1 and 2 and Scope 3 business travel and employee commuting after the application of renewable energy certificates (Scope 2 market-based) and carbon offsets for FY21 is zero. Third party verified data for FY22 will be issued in FY23[1].

Our *ESG Disclosures Report* shares our Environmental, Social and Governance (ESG) performance, reported in alignment with the Sustainability Accounting Standards Board framework and informed by Global Reporting Initiative standards. We achieved industry leading ISS Prime Status for our ESG corporate rating — awarded to companies with an ESG performance above the sector-specific Prime threshold, which means that we fulfill ambitious absolute performance requirements. For the second consecutive year, we made the Dow Jones Sustainability North America Index, reinforcing our position as a sustainability leader among the top 20% of the largest 600 North American companies in the S&P Global Broad Market Index. We ranked fifth among 42 companies assessed in our "Professional Services" industry group. Our score for 2022 increased 8 points overall year-on-year, and our inclusion in any Dow Jones Index is pending completion of Standard and Poor's assessment, anticipated to be released later in December 2022.

Through BeyondExcellence℠, our global approach to quality, performance excellence and continuous improvement, we deliver value on our projects through good governance, assurance and improvement.

Cultivating our culture

Our Sustainable Business Objectives
HEALTH
Advance the health, wellbeing and safety of society
WATER
Deliver solutions for the global water and sanitation crisis
INNOVATION
Foster a culture of technology and innovation important to the advancement of society
EQUALITY
Create a fair and inclusive future for all
LEGACY
Develop efficient and resilient solutions that deliver net environmental and societal gain
CLIMATE
Accelerate solutions that address the climate emergency
United Nations Sustainable Development Goals (SDGs) Alignment

vi Jacobs | 2023 Proxy Statement

We do things right ÓÛ_×âĺ×lé_×Ùê_ĺßêÞ_ßäêÛÝèßêl_¤_ê×áßäÝ_èÛéæåäéßØßâßêl_Üåè_åëè_ work, caring for our people and staying focused on safety and sustainability. We make investments in our clients, people and communities, so we can grow together. PlanBeyondô_)_’_ßé_åëè_×ææèå×ÙÞ_êå Åä_ÂÕ))__åëè_äÛĺ ¿âßã×êÛ_½Ùêßåä_Ìâ×ä set integrating sustainability throughout out our next phase of climate mitigation our operations and client solutions in and adaptation commitments. alignment with the United Nations (UN) Sustainable Development Goals (SDGs) ÓÛ_×èÛ_êÞÛ_ûßèéê_Ùåäéëâê×äÙl_×äÚ_åäÛ_ — planning beyond today for a more åÜ_êÞÛ_ĺåèâÚ¸é_ûßèéê_Ùåãæ×äßÛé_ĺßêÞ_ net-zero targets approved by the sustainable future for everyone. We Science Based Targets initiative. Our ßÚÛäêßûßÛÚ_éßl_ÙåèÛ_Ïëéê×ßä×ØâÛ_¾ëéßäÛéé carbon neutrality status is in line with ËØàÛÙêßlÛé__Û×ÙÞ_åäÛ_×âßÝäÛÚ_êå_×ä_ÏÀÃ material to our business, where we can êÞÛ_ßäêÛèä×êßåä×â_éê×äÚ×èÚ_Ì½Ï_)’-’_ Detailed in our ¿×èØåä_ÊÛëêè×âßêl_ Þ×lÛ_êÞÛ_ãåéê_ßäûâëÛäÙÛ_×äÚ_ßãæ×Ùê__ Commitment although we strive to contribute towards __ĺÛ_×ÙÞßÛlÛÚ_(‘‘^ low-carbon electricity and we became ×ââ_(._ÑÊ_ÏÀÃé_ carbon neutral for our operations and Sustainability at Jacobs means ØëéßäÛéé_êè×lÛâ_ßä_)’)’_×äÚ_ÙåäêßäëÛ_êå_ developing long-term business maintain these commitments. resilience and success, and positively contributing toward the global Åä_ÂÕ)(__ĺÛ_é×ĺ_×_-’^_èÛÚëÙêßåä_ßä total, calculated greenhouse gas (GHG) economy, society and the environment. It is not simply about avoiding harm, Ûãßééßåäé_¦ÏÙåæÛ_(__ÏÙåæÛ_)_âåÙ×êßåäź but about maximizing impact and ¨×éÛÚ_×äÚ_ÏÙåæÛ_*_ØëéßäÛéé_êè×lÛâ stakeholder value, and striving to deliver ×äÚ_ÛãæâålÛÛ_ÙåããëêßäÝ§_êå_((._-0, a positive, fair and inclusive future for all ê¿ËAÛ__×é_ĺÛââ_×é_×_.,^_èÛÚëÙêßåä_ßä_åëè business travel emissions — both from in partnership with our clients. ×_æèåÜåèã×_ÂÕ(0_Ø×éÛâßäÛ_êÞ×ê_èÛûâÛÙêé our acquisitions. Our net GHG emissions A leader in climate response Üåè_ÏÙåæÛé_(_×äÚ_)_×äÚ_ÏÙåæÛ_*_ØëéßäÛéé_ travel and employee commuting after We elevated climate response as one the application of renewable energy of three core accelerators in our new Company strategy and established ÙÛèêßûßÙ×êÛé_¦ÏÙåæÛ_)_ã×èáÛêź¨×éÛÚ§_×äÚ_ Ù×èØåä_åÜÜéÛêé_Üåè_ÂÕ)(_ßé_ðÛèå__DÞßèÚ ×ä_ËÜûßÙÛ_åÜ_ÃâåØ×â_¿âßã×êÛ_ÎÛéæåäéÛ and ESG, to deliver on our climate æ×èêl_lÛèßûßÛÚ_Ú×ê×_Üåè_ÂÕ))_ĺßââ_ØÛ action commitments through ßééëÛÚ_ßä_ÂÕ)*T_ innovative solutions for our clients Our ÁÏÃ_ÀßéÙâåéëèÛé_ÎÛæåèê shares and stakeholders. our Environmental, Social and ä×ØâÛ¾ëéßäÛéé ß Ë Our climate commitments Target every project to become a climate response opportunity. Achieve net-zero greenhouse gas emissions across the value chain Øl )’+’_ Maintain carbon neutrality status ×äÚ_(‘‘^_âåĺźÙ×èØåä_ÛâÛÙêèßÙßêl for our operations. Governance (ESG) performance, reported in alignment with the Sustainability Accounting Standards Board framework and informed by Global Reporting Initiative standards. We achieved industry leading ISS Prime Status for our ESG corporate rating — awarded to companies with an ESG performance above the sector- éæÛÙßûßÙ_ÌèßãÛ_êÞèÛéÞåâÚ__ĺÞßÙÞ_ãÛ×äé êÞ×ê_ĺÛ_Üëâûßââ_×ãØßêßåëé_×ØéåâëêÛ_ performance requirements. For the second consecutive year, we made the Dow Jones Sustainability North America Index, reinforcing our position as a sustainability leader among the êåæ_)’^_åÜ_êÞÛ_â×èÝÛéê_-’’_ÊåèêÞ American companies in the S&P Global ¾èå×Ú_É×èáÛê_ÅäÚÛl__ÓÛ_è×äáÛÚ_ûßÜêÞ ×ãåäÝ_+) Ùåãæ×äßÛé_×ééÛééÛÚ_ßä_åëè “Professional Services” industry group. Ëëè_éÙåèÛ_Üåè_)’))_ßäÙèÛ×éÛÚ_/_æåßäêé overall year-on-year, and our inclusion in any Dow Jones Index is pending completion of Standard and Poor’s assessment, anticipated to be released â×êÛè_ßä_ÀÛÙÛãØÛè_)’))_ Through BeyondExcellenceô_ our global approach to quality, performance excellence and continuous improvement, we deliver value on our æèåàÛÙêé_êÞèåëÝÞ_ÝååÚ_ÝålÛèä×äÙÛ_ assurance and improvement. Cultivating our culture As the world faces pressing challenges to the resilience of economies and societies, and changes in the way we work, we have stayed focused on åëè_¿ëâêëèÛ_åÜ_¿×èßäÝô_êå_ÚÛâßlÛè_êÞÛ best outcomes for our people, the environment and our company.

We know that if we foster a learning culture and unlock career opportunities, we will fuel long-term growth for our people and Jacobs. We are implementing technology, tools and resources to better match our people to opportunities — enabling us to field a global resource bench. Our employee experience platform — e3: engage. excel. elevate. — helps develop our employees through continuous feedback and celebrations, aligning priorities and upskilling knowledge. In FY22, our e3 Learning platform provided over 26,000 training programs to employees globally. To continually evaluate progress in our strategic priority areas and identify new opportunities for growth, we are now conducting smaller, periodic pulse surveys with employees, with the first deployed in FY22.

At Jacobs, we remain committed to prioritizing work that is healthy, safe and secure for our people and our planet. This year marked the 15-year anniversary of BeyondZero® and we are proud to have demonstrated safety excellence with another year of zero employee fatalities at work and a total recordable incident rate[2] of 0.18 (compared to 0.21 in FY21), compared to the North American Industry Classification System's most recently reported[3] aggregate rate of 0.6.

At Jacobs, we recognize that being healthy goes beyond the physical. That's why our new Wellbeing portal provides information on our global wellbeing program integrating physical, mental, financial and social wellbeing for Jacobs employees and their families. The program includes Jacobs' One Million Lives app, developed in collaboration with global mental health professionals, to provide a free, publicly available, mental health check-in tool with a resources website that enables users to check their own mental health and access proactive strategies for personal mental health development. More than 2,400 Positive Mental Health Champions actively support the mental wellbeing of our employees and 1 in every 24 employees is trained as a Positive Mental Health Champion.

Challenging today: FY22 further achievements
Introduced **carbon pricing** on corporate business travel.
Earned a place on **CDP's 2021 Supplier Engagement Leaderboard**.
Published our FY22 global **Climate Risk Assessment** focusing on water market climate risks and opportunities.
Launched a government-backed **Electric Vehicle (EV) car scheme** to our U.K.-based employees and a **Climate-Focused Pension Fund** option to our U.K. and Ireland-based employees.
Over **26,000 One Million Lives check-ins** were completed between December 2020 launch and our fiscal year end 2022.
Partnered with Engineers Without Borders U.K. to deliver a **sustainability advocates' upskilling program** for 30 Jacobs employees.
Renewed scholarship to 35 students to our 13-year JJJ scholarship program, granting a total of $105,000 in FY22.
555 of our leaders engaged with Amplifi3, a program to strengthen leadership and development of inclusive, innovative teams to enhance strategy engagement and execution.
Selected for the **2022 WayUp Top 100 Internship Programs List**.
Enhanced our **Operational Security Strategic Risk Analysis reporting** system to provide clear consistent evaluation of risk for informed decision-making processes.

Collectively caring in our communities

At Jacobs, we believe in investing in local communities not only where our employees live and work, but globally, making a positive impact and living our values. We are proud that around the world our people are delivering a global science, technology, engineering, arts and mathematics (STEAM) education and engagement program that demonstrates our commitment to equality, inclusion and diversity. Our program, the Butterfly Effect, creates lasting behavior change and habit formation by providing young people, at primary or elementary school, with the knowledge and understanding they need to put sustainability at the heart of every decision they make as consumers of the future.

Through Collectively℠, our global giving and volunteering program, our people supported communities devastated by the war in Ukraine and events like Hurricane Ian, the earthquake in the Philippines and flooding in Pakistan. Twelve Jacobs employees — including our EVP, Chief Legal & Administrative Officer Joanne Caruso — participated in our 14th global Bridges to Prosperity bridge build, constructing a footbridge in Rwanda that now provides the local community with safe passage.

Our annual Water for People campaign raised more than $260,000 in corporate and employee funds to create local water and sanitation utilities around the globe. In FY22, we donated $3.2 million to 3,000+ charities across 26 countries, and our people tracked approximately 23,000 volunteer hours and completed nearly 8,000 activities.

[1] We are externally verifying our FY22 emissions and will be including that data in our FY22 ESG Disclosures Report available soon.

[2] As at October 15, 2022 and recorded in accordance with OSHA record keeping requirements, but subject to change thereafter due to possible injury/illness classification changes. The TRIR calculation uses the US OSHA formula of 'Number of Incidents x 200,000 / total number of hours worked in a year.' The 200,000 is the benchmark established by OSHA because it represents the total number of hours 100 employees would log in 50 weeks based on a 40-hour work week.

[3] Cited on October 5th, 2022 via U.S. Bureau of Labor Statistics - Incidence rates of non-fatal occupational injuries and illnesses by industry and case types, 2020 for NAICS code 54133.

2023 Proxy Statement | Jacobs vii

We know that if we foster a learning culture and unlock career opportunities, we will fuel long-term growth for our people and Jacobs. We are implementing technology, tools and resources to better match our people to opportunities — enabling us to ûßÛâÚ_×_ÝâåØ×â_èÛéåëèÙÛ_ØÛäÙÞ__Ëëè ÛãæâålÛÛ_ÛlæÛèßÛäÙÛ_æâ×êÜåèã_¤_Û*_ engage. excel. elevate. — helps develop our employees through continuous feedback and celebrations, aligning priorities and upskilling knowledge. Åä_ÂÕ))__åëè_Û*_ÈÛ×èäßäÝ_æâ×êÜåèã æèålßÚÛÚ_ålÛè_)-_’’’_êè×ßäßäÝ_ programs to employees globally. To continually evaluate progress in our strategic priority areas and identify new opportunities for growth, we are now conducting smaller, periodic pulse éëèlÛlé_ĺßêÞ_ÛãæâålÛÛé__ĺßêÞ_êÞÛ_ûßèéê_ ÚÛæâålÛÚ_ßä_ÂÕ))_ At Jacobs, we remain committed to prioritizing work that is healthy, safe and secure for our people and our æâ×äÛê__DÞßé_lÛ×è_ã×èáÛÚ_êÞÛ_(,źlÛ×è anniversary of BeyondZero® and we are proud to have demonstrated safety excellence with another year of zero employee fatalities at work and a êåê×â_èÛÙåèÚ×ØâÛ_ßäÙßÚÛäê_è×êÛU_åÜ_’_(/ ¦Ùåãæ×èÛÚ_êå_’_)(_ßä_ÂÕ)(§__Ùåãæ×èÛÚ to the North American Industry ¿â×ééßûßÙ×êßåä_ÏléêÛã¸é_ãåéê_èÛÙÛäêâl èÛæåèêÛÚV_×ÝÝèÛÝ×êÛ_è×êÛ_åÜ_’_-_ We also launched an enhanced Global Travel Risk Management program with our new Global Assistance & Response provider, International SOS, helping to keep our employees safe, secure and healthy while traveling or on assignment outside their home country. With the outbreak of war in Ukraine, our immediate concern has been the safety and wellbeing of our colleagues and their families in Ukraine — we have stayed in close communication, offering support and guidance. Our Employee Assistance Program is available globally to refugees hosted by Jacobs employees as household members. At Jacobs, we recognize that being healthy goes beyond the physical. That’s why our new Wellbeing portal provides information on our global wellbeing program integrating physical, ãÛäê×â__ûßä×äÙß×â_×äÚ_éåÙß×â_ĺÛââØÛßäÝ for Jacobs employees and their families. The program includes Jacobs’ One Million Lives app, developed in collaboration with global mental health Introduced carbon pricing on corporate business travel. Earned a place on ¿ÀÌ¸é_)’)(_ÏëææâßÛè_ÁäÝ×ÝÛãÛäê_ÈÛ×ÚÛèØå×èÚ ÌëØâßéÞÛÚ_åëè_ÂÕ))_ÝâåØ×â_Climate Risk Assessment focusing on water market climate risks and opportunities. Launched a government-backed Electric Vehicle (EV) car scheme to our U.K.-based employees and a Climate-Focused Pension Fund option to our U.K. and Ireland-based employees. Over )-_’’’_ËäÛ_Éßââßåä_ÈßlÛé_ÙÞÛÙáźßäé_ĺÛèÛ_ÙåãæâÛêÛÚ_ØÛêĺÛÛä_ÀÛÙÛãØÛè_)’)’_â×ëäÙÞ_ ×äÚ_åëè_ûßéÙ×â_lÛ×è_ÛäÚ_)’))_ Partnered with Engineers Without Borders U.K. to deliver a sustainability advocates’ upskilling program_Üåè_*’_Æ×ÙåØé_ÛãæâålÛÛé_ ÎÛäÛĺÛÚ_éÙÞåâ×èéÞßæ_êå_*,_éêëÚÛäêé_êå_åëè_(*źlÛ×è_ÆÆÆ_éÙÞåâ×èéÞßæ_æèåÝè×ã, granting a êåê×â_åÜ_c(‘,_’’’_ßä_ÂÕ))_ ,,,_åÜ_åëè_âÛ×ÚÛèé_ÛäÝ×ÝÛÚ_ĺßêÞ_½ãæâßûß*, a program to strengthen leadership and development of inclusive, innovative teams to enhance strategy engagement and execution. Selected for the )’))_Ó×lÑæ_Dåæ_(‘‘_ÅäêÛèäéÞßæ_ÌèåÝè×ãé_Èßéê Enhanced our Operational Security Strategic Risk Analysis reporting system to provide clear consistent evaluation of risk for informed decision-making processes. professionals, to provide a free, publicly DÞèåëÝÞ_¿åââÛÙêßlÛâlô__åëè_ÝâåØ×â_ÝßlßäÝ_ available, mental health check-in tool and volunteering program, our people with a resources website that enables supported communities devastated users to check their own mental health by the war in Ukraine and events like and access proactive strategies for Hurricane Ian, the earthquake in the personal mental health development. ÌÞßâßææßäÛé_×äÚ_ûâååÚßäÝ_ßä_Ì×áßéê×ä_ ÉåèÛ_êÞ×ä_)_+’’_ÌåéßêßlÛ_ÉÛäê×â_ÄÛ×âêÞ_ Twelve Jacobs employees — including Champions actively support the mental our EVP, Chief Legal & Administrative ĺÛââØÛßäÝ_åÜ_åëè_ÛãæâålÛÛé_×äÚ_(_ßä ËÜûßÙÛè_Æå×ääÛ_¿×èëéå_¤_æ×èêßÙßæ×êÛÚ_ ÛlÛèl_)+_ÛãæâålÛÛé_ßé_êè×ßäÛÚ_×é_× ßä_åëè_(+êÞ_ÝâåØ×â_¾èßÚÝÛé_êå_ÌèåéæÛèßêl Positive Mental Health Champion. bridge build, constructing a footbridge in Rwanda that now provides the local Collectively caring in community with safe passage. our communities Our annual Water for People campaign At Jacobs, we believe in investing in è×ßéÛÚ_ãåèÛ_êÞ×ä_c)-’_’’’_ßä_Ùåèæåè×êÛ and employee funds to create local local communities not only where our water and sanitation utilities around the employees live and work, but globally, making a positive impact and living ÝâåØÛ__Åä_ÂÕ))__ĺÛ_Úåä×êÛÚ_c*_)_ãßââßåä our values. We are proud that around êå_*_’’’k_ÙÞ×èßêßÛé_×Ùèåéé_)-_ÙåëäêèßÛé_ and our people tracked approximately the world our people are delivering a global science, technology, engineering, )*_’’’_låâëäêÛÛè_Þåëèé_×äÚ_ÙåãæâÛêÛÚ_ arts and mathematics (STEAM) äÛ×èâl_/_’’’_×ÙêßlßêßÛé_ education and engagement program J_ÓÛ_×èÛ_ÛlêÛèä×ââl_lÛèßÜlßäÝ_åëè_ÂÕ))_Ûãßééßåäé_×äÚ_ĺßââ_ØÛ that demonstrates our commitment to ßäÙâëÚßäÝ_êÞ×ê_Ú×ê×_ßä_åëè_ÂÕ))_ÁÏÃ_ÀßéÙâåéëèÛé_ÎÛæåèê equality, inclusion and diversity. Our ×l×ßâ×ØâÛ_éååä_ æèåÝè×ã__êÞÛ_¾ëêêÛèûâl_ÁÜÜÛÙê__ÙèÛ×êÛé K_½é_×ê_ËÙêåØÛè_(,__)’))_×äÚ_èÛÙåèÚÛÚ_ßä_×ÙÙåèÚ×äÙÛ_ĺßêÞ_ËÏÄ½ lasting behavior change and habit èÛÙåèÚ_áÛÛæßäÝ_èÛçëßèÛãÛäêé__Øëê_éëØàÛÙê_êå_ÙÞ×äÝÛ_êÞÛèÛ×ÜêÛè_ formation by providing young people, ÚëÛ_êå_æåééßØâÛ_ßäàëèl¨ßââäÛéé_Ùâ×ééßûßÙ×êßåä_ÙÞ×äÝÛé__DÞÛ_DÎÅÎ_ Ù×âÙëâ×êßåä_ëéÛé_êÞÛ_ÑÏ_ËÏÄ½_Üåèãëâ×_åÜ_·ÊëãØÛè_åÜ_ÅäÙßÚÛäêé_ at primary or elementary school, with l_)’’_’’’_¨_êåê×â_äëãØÛè_åÜ_Þåëèé_ĺåèáÛÚ_ßä_×_lÛ×è_¸_DÞÛ the knowledge and understanding they )’’_’’’_ßé_êÞÛ_ØÛäÙÞã×èá_Ûéê×ØâßéÞÛÚ_Øl_ËÏÄ½_ØÛÙ×ëéÛ_ßê èÛæèÛéÛäêé_êÞÛ_êåê×â_äëãØÛè_ åÜ_Þåëèé_(‘‘_ÛãæâålÛÛé_ĺåëâÚ_ need to put sustainability at the heart of âåÝ_ßä_,’_ĺÛÛáé_Ø×éÛÚ_åä_×_+’źÞåëè_ĺåèá_ĺÛÛá_ every decision they make as consumers L_¿ßêÛÚ_åä_ËÙêåØÛè_,êÞ__)’))_lß×_Ñ_Ï__¾ëèÛ×ë_åÜ_È×Øåè_Ïê×êßéêßÙé_ź of the future. ÅäÙßÚÛäÙÛ_è×êÛé_åÜ_äåäźÜ×ê×â_åÙÙëæ×êßåä×â_ßäàëèßÛé_×äÚ_ßââäÛééÛé_ Øl_ßäÚëéêèl_×äÚ_Ù×éÛ_êlæÛé__)’)’_Üåè_Ê½Å¿Ï_ÙåÚÛ_,+(**_

We challenge the accepted

We know that to create a better future, we must ask the difficult questions. We always stay curious and are not afraid to try new things.

Innovation is fundamental to our core as a solutions company. It builds resilience and flexibility into our bold strategy. To us, innovation is not simply "digital" or "tech." It's wider — it's about applying creativity to solve a problem that drives value for our clients.

Supercharging innovation

In FY22, to further innovation and idea development, we created: **The Innovation Enablement team** — a team of people around the globe trained in common innovation techniques and frameworks who can provide innovation facilitation services for clients. And for more hands-on development for big ideas, our **Accelerator team** is made up of some of the brightest minds in Jacobs who work with our teammates globally to develop the next game-changing ideas.

To help us coordinate and track new concepts, we deployed **Launch Pad**, an idea management platform that makes idea collection and collaboration easily. Within the platform, our teams can take part in challenges to share ideas, collaborate with others, and ultimately get support to bring ideas to life. One of the first challenges? The Linda Fayne Levinson Sustainability Innovation Challenge, named after our longstanding Director of the Board and trailblazing advocate for women in business, Linda Fayne Levinson. The Linda Fayne Levinson Sustainability Innovation Challenge is a new annual innovation campaign to build upon the innovative ideas Jacobs' teams across the organization are already thinking about, aligned to our hero brands Beyond If and PlanBeyond. Funding is awarded to one or more ideas that have the potential to make the greatest positive impact in addressing the climate crisis and/or maximizing sustainable outcomes. Our Chief Financial Officer Sustainable Solution Awards also encourage innovation in embedding sustainability into the solutions we provide and reward winners with their ability to donate to a charity of their choice.

And, to help teams across our company develop their ideas using the Beyond If™ method, we launched our *Beyond If Innovation Methodology Playbook* that explains the way we innovate, helping our teams think differently about their ideas and how to move them forward.

Ideating for tomorrow

We developed the **Solution Station**, a single place to explore solutions created by our colleagues across Jacobs. The platform showcases Jacobs-developed and Jacobs-owned tools, products and solutions that are ready for use in solving our client's toughest issues. To date, the Solution Station has more than 1,400 active monthly users and more than 70 solutions to offer.

- **AquaDNA:** a real-time predictive analytics platform that integrates IoT sensor data to manage the performance of wastewater pump cleaning and sewer networks.
- **Aviation Suite:** a suite of software tools that provide navigation, airdrop and mission planning solutions for public and private sector aviation customers.
- **BlackStack:** a software platform that accelerates sensor data collection and performs real-time edge data processing and analytics; bypasses traditional extract, transform and load (ETL) processes by leveraging artificial intelligence and machine learning (AI/ML).
- **Flood Modeller:** modeling software to simulate flow of water through river channels, drainage networks and floodplains (includes Flood Viewer and Flood Cloud.)
- **GeoPod®:** an integrated hardware (cameras and GPS/Inertial Measurement Unit) and custom software system that enables geographically distributed imagery mapping.
- **KnackStack:** a Hybrid Platform-as-a-Service (PaaS) that enables software development through accredited DevSecOps IT infrastructure; automates data security and access control to enable computation, development and communication.
- **StreetLight InSight:** a Software as a Service (SaaS) platform that provides human mobility, supply chain efficiency and social value analytics through its machine-learning algorithms.
- **Track Record Facilities:** a construction management platform that documents and tracks construction projects; includes Track Record (TR) Engage, TR Facilities, TR Insight, TR Safety and TR Facilities Survey product offerings.

viii Jacobs | 2023 Proxy Statement

We challenge the accepted We know that to create a better future, we must ask the ÚßÜûßÙëâê_çëÛéêßåäé__ÓÛ_×âĺ×lé_éê×l_Ùëèßåëé_×äÚ_×èÛ_äåê afraid to try new things. Innovation is fundamental to our core as solutions we provide and reward winners GeoPod® an integrated hardware a solutions company. It builds resilience with their ability to donate to a charity (cameras and GPS/Inertial ×äÚ_ûâÛlßØßâßêl_ßäêå_åëè_ØåâÚ_éêè×êÛÝl__Då of their choice. Measurement Unit) and custom us, innovation is not simply “digital” or software system that enables And, to help teams across our company “tech.” It’s wider — it’s about applying geographically distributed ÚÛlÛâåæ_êÞÛßè_ßÚÛ×é_ëéßäÝ_êÞÛ_¾ÛlåäÚ_ÅÜô creativity to solve a problem that drives imagery mapping. value for our clients. method, we launched our ¾ÛlåäÚ_ÅÜ_ Åääål×êßåä_ÉÛêÞåÚåâåÝl_Ìâ×lØååá that KnackStack: a Hybrid Platform-as-a-explains the way we innovate, helping Service (PaaS) that enables software Supercharging innovation our teams think differently about their development through accredited ideas and how to move them forward. DevSecOps IT infrastructure; Åä_ÂÕ))__êå_ÜëèêÞÛè_ßääål×êßåä_×äÚ automates data security and access idea development, we created: control to enable computation, The Innovation Enablement team — Ideating for tomorrow development and communication. a team of people around the globe We developed the Solution Station a trained in common innovation StreetLight InSight: a Software as a single place to explore solutions created techniques and frameworks who can Service (SaaS) platform that provides by our colleagues across Jacobs. The provide innovation facilitation services platform showcases Jacobs-developed Þëã×ä_ãåØßâßêl__éëææâl_ÙÞ×ßä_ÛÜûßÙßÛäÙl for clients. And for more hands- and social value analytics through its and Jacobs-owned tools, products on development for big ideas, our machine-learning algorithms. and solutions that are ready for use in Accelerator team is made up of some of solving our client’s toughest issues. To Track Record Facilities: a construction the brightest minds in Jacobs who work date, the Solution Station has more than management platform that documents with our teammates globally to develop the next game-changing ideas. (_+’’_×ÙêßlÛ_ãåäêÞâl_ëéÛèé_×äÚ_ãåèÛ_ ×äÚ_êè×Ùáé_ÙåäéêèëÙêßåä_æèåàÛÙêé_ êÞ×ä_.’_éåâëêßåäé_êå_åÜÜÛè__ includes Track Record (TR) Engage, TR To help us coordinate and track new Facilities, TR Insight, TR Safety and TR And in line with our bold strategy, we concepts, we deployed Launch Pad an Facilities Survey product offerings. focused on developing next-generation idea management platform that makes cloud, cyber, data and digital solutions idea collection and collaboration such as: easily. Within the platform, our teams can take part in challenges to share AquaDNA: a real-time predictive ideas, collaborate with others, and analytics platform that integrates ultimately get support to bring ideas IoT sensor data to manage the êå_âßÜÛ__ËäÛ_åÜ_êÞÛ_ûßèéê_ÙÞ×ââÛäÝÛé__DÞÛ_ performance of wastewater pump Linda Fayne Levinson Sustainability cleaning and sewer networks. Innovation Challenge, named after our Aviation Suite: a suite of software tools longstanding Director of the Board that provide navigation, airdrop and and trailblazing advocate for women mission planning solutions for public in business, Linda Fayne Levinson. The and private sector aviation customers. Linda Fayne Levinson Sustainability Innovation Challenge is a new annual BlackStack: a software platform that innovation campaign to build upon accelerates sensor data collection the innovative ideas Jacobs’ teams and performs real-time edge data across the organization are already processing and analytics; bypasses thinking about, aligned to our hero traditional extract, transform and brands Beyond If and PlanBeyond. load (ETL) processes by leveraging Funding is awarded to one or more ideas ×èêßûßÙß×â_ßäêÛââßÝÛäÙÛ_×äÚ_ã×ÙÞßäÛ that have the potential to make the learning (AI/ML). greatest positive impact in addressing Flood Modeller: modeling software the climate crisis and/or maximizing sustainable outcomes. Our Chief êå_éßãëâ×êÛ_ûâåĺ_åÜ_ĺ×êÛè_êÞèåëÝÞ_ river channels, drainage networks and Âßä×äÙß×â_ËÜûßÙÛè_Ïëéê×ßä×ØâÛ_Ïåâëêßåä Awards also encourage innovation ûâååÚæâ×ßäé_¦ßäÙâëÚÛé_ÂâååÚ_ÒßÛĺÛè_×äÚ Flood Cloud.) in embedding sustainability into the

We live inclusion

We live inclusion. We put people at the heart of our business. We embrace all perspectives, collaborating to make a positive impact. Through an unparalleled focus on inclusion, with a diverse team of visionaries, thinkers and doers, we build trust — in each other and across our company.

At Jacobs, we want people to feel included, that they belong, and that there is no limit to who they can be and what we can achieve together. Inclusion is about tangible action that drives meaningful, measurable change both in our company and in the communities we serve. It means creating a culture of belonging where everyone can thrive — a culture that we call TogetherBeyond℠ and that is integral to our new Company strategy.

Committed, bold leadership

Operationalizing TogetherBeyond is supported by tangible leadership commitment and accountability at all levels of our company. We hold our leaders accountable to personally advance our TogetherBeyond principles as a key part of their performance and compensation reviews. In FY22, we set an objective for all our people leaders to have a TogetherBeyond goal and commit to meaningful and measurable actions to create an inclusive environment, and our Senior Vice Presidents and above signed our annual I&D commitment statement. This supports two essential priorities: our global Action Plan for Advancing Justice and Equality and our aspirational 40-40-20 goal (40% men, 40% women and 20% open to any gender).

Fostering trust

We want our people to reflect the communities in which we live and work. Through TogetherBeyond, we tackle topics that are important to them such as equality, conscious inclusion and allyship. With a unique network membership of nearly 18,000 people in our eight Jacobs Employee Networks (JENs) and close to 13,000 in a Community of Practice, our employees play an essential role in attracting new talent, helping to shape our recruiting strategies and policies, our STEAM programs, and our accessibility practices. Our JENs offer mentoring programs that connect members with leaders who understand the unique challenges of their journeys and provide insight and guidance for those looking to elevate their careers.

Delivering our Action Plan for Advancing Justice and Equality — Key Achievements
In the Action Plan, we committed to investing $10 million over five years to support STEAM programs in Black communities, increase our support of diverse suppliers, and strengthen our commitment to developing and hiring the best diverse talent.
In FY22, we invested more than $900,000 toward this commitment. We launched the Jacobs Equity and Advancement Program, a scholarship program and student engagement plan that provides monetary supplement to Black STEAM education, and also provides opportunities for research, mentorship, and continued STEAM outreach by Jacobs professionals.
Part of the Action Plan's goal is to "contribute to structural change in the broader society," and we created our Supplier Diversity Roadmap to further our diversity commitments. By focusing intentionally on working with minority and veteran-owned small or disadvantaged businesses across the globe. In FY22, we spent more than $2.54 billion on diverse and disadvantaged suppliers — approximately 39.97% of our total supply chain spend.

Partnerships and recognition
For the second consecutive year, named one of **The Times Top 50 Employers for Women 2022**, the U.K.'s most highly profiled and well-established listing of employers striving for gender equality in the workplace.
Proud to be ranked No. 6 in **Stonewall's U.K. Workplace Equality Index (WEI) Top 100 Employers List for LGBTQIA+ People** and earn Stonewall's Gold Award for the first time in Jacobs' history, ranking No.1 in the Construction, Engineering and Property industry rankings.
Named the **Workplace Gender Equality Agency's Employer of Choice for Gender Equality** in Australia.
Awarded Best Place to Work for LGBT Equality in the **Human Rights Campaign's Corporate Equality Index** for the fourth year running.
Named to Forbes' **The Best Employers for Diversity and The Top 25 Best Companies for New Grads list**, and the Straits Times' **Singapore's Best Employers list**.
Received the **Cleared Assured Gold Standard for Workplace Diversity and Inclusion** (U.K.).
Named by **DiversityComm Best of the Best List of veteran-friendly companies** in U.S. Veterans Magazine, Top Supplier Diversity Programs in 2022.
Partnered with **National Business Disability Council** (NBDC) through the Viscardi Center to participate in the Emerging Leaders program.
During the year, retiring Board Director Linda Fayne Levinson was honored by the **National Association of Corporate Directors'** (NACD) B. Kenneth West Lifetime Achievement Award.

2023 Proxy Statement | Jacobs ix

We live inclusion We live inclusion. We put people at the heart of our business. We embrace all perspectives, collaborating to make a positive impact. Through an unparalleled focus on inclusion, with a diverse team of lßéßåä×èßÛé__êÞßäáÛèé_×äÚ_ÚåÛèé__ĺÛ_ØëßâÚ_êèëéê_¤_ßä_Û×ÙÞ_åêÞÛè_×äÚ across our company At Jacobs, we want people to feel included, that they belong, and that Delivering Key Achievements our Action Plan for Advancing Justice and Equality —there is no limit to who they can be and what we can achieve together. Inclusion is about tangible action that drives Åä_êÞÛ_½Ùêßåä_Ìâ×ä__ĺÛ_ÙåããßêêÛÚ_êå_ßälÛéêßäÝ_c(‘_ãßââßåä_ålÛè_ûßlÛ_lÛ×èé_êå_éëææåèê_ÏDÁ½É meaningful, measurable change both programs in Black communities, increase our support of diverse suppliers, and strengthen in our company and in the communities our commitment to developing and hiring the best diverse talent. we serve. It means creating a culture of Åä_ÂÕ))__ĺÛ_ßälÛéêÛÚ_ãåèÛ_êÞ×ä_c0’’_’’’_êåĺ×èÚ_êÞßé_ÙåããßêãÛäê__ÓÛ_â×ëäÙÞÛÚ_êÞÛ belonging where everyone can thrive — Jacobs Equity and Advancement Program, a scholarship program and student engagement a culture that we call TogetherBeyondô plan that provides monetary supplement to Black STEAM education, and also provides and that is integral to our new opportunities for research, mentorship, and continued STEAM outreach by Jacobs Company strategy. professionals. Part of the Action Plan’s goal is to “contribute to structural change in the broader society,” Committed, bold leadership and we created our Supplier Diversity Roadmap to further our diversity commitments. By focusing intentionally on working with minority and veteran-owned small or disadvantaged Operationalizing TogetherBeyond ØëéßäÛééÛé_×Ùèåéé_êÞÛ_ÝâåØÛ__Åä_ÂÕ))__ĺÛ_éæÛäê_ãåèÛ_êÞ×ä_c)_,+_Øßââßåä_åä_ÚßlÛèéÛ_×äÚ is supported by tangible leadership Úßé×Úl×äê×ÝÛÚ_éëææâßÛèé_¤_×ææèålßã×êÛâl_*0_0.^_åÜ_åëè_êåê×â_éëææâl_ÙÞ×ßä_éæÛäÚ_ commitment and accountability at all levels of our company. We hold our leaders accountable to personally Partnerships and recognition advance our TogetherBeyond principles as a key part of their performance consecutive ×äÚ_ÙåãæÛäé×êßåä_èÛlßÛĺé__Åä_ÂÕ))_ For the second year, named one of DÞÛ_DßãÛé_Dåæ_,’_ÁãæâålÛèé_Üåè_ÓåãÛä_ )’))__êÞÛ_Ñ_Ç_¸é_ãåéê_ÞßÝÞâl_æèåûßâÛÚ_×äÚ_ĺÛââźÛéê×ØâßéÞÛÚ_âßéêßäÝ_åÜ_ÛãæâålÛèé_éêèßlßäÝ_Üåè_ ĺÛ_éÛê_×ä_åØàÛÙêßlÛ_Üåè_×ââ_åëè_æÛåæâÛ gender equality in the workplace. leaders to have a TogetherBeyond goal and commit to meaningful and ÌèåëÚ_êå_ØÛ_è×äáÛÚ_Êå__-_ßä_ÏêåäÛĺ×ââ¸é_Ñ_Ç__Óåèáæâ×ÙÛ_Áçë×âßêl_ÅäÚÛl_¦ÓÁÅ§_Dåæ_(‘‘ measurable actions to create an Employers List for LGBTQIA+ People_×äÚ_Û×èä_ÏêåäÛĺ×ââ¸é_ÃåâÚ_½ĺ×èÚ_Üåè_êÞÛ_ûßèéê_êßãÛ inclusive environment, and our Senior ßä_Æ×ÙåØé¸_Þßéêåèl__è×äáßäÝ_Êå_(_ßä_êÞÛ_¿åäéêèëÙêßåä__ÁäÝßäÛÛèßäÝ_×äÚ_ÌèåæÛèêl_ßäÚëéêèl_ rankings. Vice Presidents and above signed our annual I&D commitment statement. Named the Workplace Gender Equality Agency’s Employer of Choice for Gender Equality This supports two essential priorities: in Australia. our global Action Plan for Advancing Awarded Best Place to Work for LGBT Equality in the Human Rights Campaign’s Corporate Justice and Equality and our aspirational Equality Index for the fourth year running. +'ź+'ź)'_Ýå×â_¦+’^_ãÛä__+’^_ĺåãÛä_ ×äÚ_)’^_åæÛä_êå_×äl_ÝÛäÚÛè§_ Forbes’ Named to DÞÛ_¾Ûéê_ÁãæâålÛèé_Üåè_ÀßlÛèéßêl_×äÚ_DÞÛ_Dåæ_),_¾Ûéê_¿åãæ×äßÛé_Üåè_ New Grads list, and the Straits Times’ Singapore’s Best Employers list Fostering trust Received the Cleared Assured Gold Standard for Workplace Diversity and Inclusion (U.K.). ÓÛ_ĺ×äê_åëè_æÛåæâÛ_êå_èÛûâÛÙê_êÞÛ_ Named by DiversityComm Best of the Best List of veteran-friendly companies in U.S. communities in which we live and work. ÒÛêÛè×äé_É×Ý×ðßäÛ__Dåæ_ÏëææâßÛè_ÀßlÛèéßêl_ÌèåÝè×ãé_ßä_)’))_ Through TogetherBeyond, we tackle topics that are important to them Partnered with National Business Disability Council (NBDC) through the Viscardi Center to such as equality, conscious inclusion participate in the Emerging Leaders program. and allyship. With a unique network During the year, retiring Board Director Linda Fayne Levinson was honored by the National ãÛãØÛèéÞßæ_åÜ_äÛ×èâl_(/_’’’_æÛåæâÛ Association of Corporate Directors’ (NACD) B. Kenneth West Lifetime Achievement Award. in our eight Jacobs Employee Networks ¦ÆÁÊé§_×äÚ_ÙâåéÛ_êå_(*_’’’_ßä_× Community of Practice, our employees STEAM programs, and our accessibility ÙÞ×ââÛäÝÛé_åÜ_êÞÛßè_àåëèäÛlé_×äÚ_æèålßÚÛ play an essential role in attracting practices. Our JENs offer mentoring insight and guidance for those looking new talent, helping to shape our programs that connect members with to elevate their careers. recruiting strategies and policies, our leaders who understand the unique

Partnering with our networks has allowed us to launch meaningful policies and programs that directly impact the wellbeing and potential of our people, such as:

- Our "Be Seen @ Jacobs" data disclosure campaign allows employees to confidentially and voluntarily report the demographic data they want to report. We anticipate that this will help give us a holistic overview of our talent and the ability to identify and address pay gaps or other inequities that may exist.
- Gender-balanced interview teams, flexible working arrangements, improved caregiver leave, a resource that helps employees navigate different pathways to parenthood, and "Bridge the Gap," a program to support parents returning to work. Following the overturning of Roe v. Wade, we identified a broad array of support options and worked with our healthcare providers to ensure all employees have access to medical care for their unique situations.
- Gender-neutral restrooms, training HR specialists on transgender guidelines and ensuring U.S. healthcare plans are inclusive. And guidelines to ensure employees undergoing a gender transition have the support they need and have created a designated "transgender specialist" to provide assistance with the process.
- Ensuring all key Jacobs family policies (maternity, paternity, shared parental leave, adoption leave, bereavement leave) are inclusive of all families, regardless of gender or gender identity.

ACE Strength in our differences.	Providing information, resources, and networking opportunities regarding physical, mobility and cognitive disabilities to disabled staff and to staff who provide caregiving services.
Careers Network Explore. Navigate. Inspire.	Empowering our employees across all career stages to maximize their potential and make Jacobs the industry leader and workplace of choice.
Enlace Linking our Latino community.	"Link" in Spanish — Leveraging the company's unique and vibrant Latino talent contributing to our company's growth strategy attracting and retaining Latinos, while fostering leadership, community involvement, diversity and cultural pride.
Harambee Black. Engaged. Empowered.	"Working together" in Swahili — Positively impacting the black employee experience through recruitment, development, and retention of black talent.
OneWorld One planet, many cultures.	Providing and inclusive environment that actively nurtures and supports our diverse employees and clients across all ethnicities and cultures.
Prism Bring your whole self to work.	Creating an environment where LGBTQI+ employees feel able and empowered to bring their whole self to work.
VetNet Supporting our armed forces communities.	Advocating for veterans and current military reserve members, including support for transitioning veterans.
Women's Network Working together for gender inclusion.	Accelerating a cultural shift by empowering women and promoting gender equality.

x Jacobs | *2023 Proxy Statement*

Partnering with our networks has ACE Providing information, resources, and allowed us to launch meaningful Strength networking opportunities regarding policies and programs that directly in our physical, mobility and cognitive disabilities impact the wellbeing and potential of differences. to disabled staff and to staff who provide our people, such as: caregiving services. µOur “Be Seen @ Jacobs” data disclosure campaign allows employees êå_ÙåäûßÚÛäêß×ââl_×äÚ_låâëäê×èßâl_èÛæåèê Careers Empowering our employees across all the demographic data they want to Network career stages to maximize their potential report. We anticipate that this will help Explore. and make Jacobs the industry leader and give us a holistic overview of our talent Navigate. workplace of choice. and the ability to identify and address Inspire. pay gaps or other inequities that may exist. Enlace “Link” in Spanish — Leveraging the µGender-balanced interview teams, Linking company’s unique and vibrant Latino talent ûâÛlßØâÛ_ĺåèáßäÝ_×èè×äÝÛãÛäêé_ our Latino contributing to our company’s growth improved caregiver leave, a resource community. strategy attracting and retaining Latinos, that helps employees navigate while fostering leadership, community different pathways to parenthood, involvement, diversity and cultural pride. and “Bridge the Gap,” a program to support parents returning to work. Following the overturning of Roe v. Harambee “Working together” in Swahili — Positively Ó×ÚÛ__ĺÛ_ßÚÛäêßûßÛÚ_×_Øèå×Ú_×èè×l_åÜ_ support options and worked with our Black. impacting the black employee experience healthcare providers to ensure all Engaged. through recruitment, development, and employees have access to medical care Empowered. retention of black talent. for their unique situations. Gender-neutral restrooms, training HR specialists on transgender guidelines and ensuring U.S. healthcare plans are inclusive. And guidelines to ensure OneWorld Providing and inclusive environment that employees undergoing a gender One planet, actively nurtures and supports our diverse transition have the support they many employees and clients across all ethnicities need and have created a designated cultures. and cultures. “transgender specialist” to provide assistance with the process. Ensuring all key Jacobs family Prism ¿èÛ×êßäÝ_×ä_ÛälßèåäãÛäê_ĺÞÛèÛ_ÈÃ¾DÍÅk_ policies (maternity, paternity, shared employees feel able and empowered to Bring your parental leave, adoption leave, bring their whole self to work. whole self to bereavement leave) are inclusive of work. all families, regardless of gender or gender identity. VetNet Advocating for veterans and current military Supporting reserve members, including support for our armed transitioning veterans. forces communities. Women’s Accelerating a cultural shift by empowering Network women and promoting gender equality. Working together for gender inclusion.

NOTICE OF 2023

ANNUAL MEETING OF SHAREHOLDERS

When: Tuesday, January 24, 2023, at 9:00 a.m., Central Standard Time

Location: 1999 Bryan Street, First Floor, Dallas, Texas 75201 and online at www.virtualshareholdermeeting.com/J2023.

We are pleased to invite you to join our Board of Directors and senior leadership at the Jacobs Solutions Inc. (the Company) 2023 Annual Meeting of Shareholders (Annual Meeting). This year, you may attend the Annual Meeting in person in Dallas, Texas or via the internet at www.virtualshareholdermeeting.com/J2023. To attend the meeting via the internet, simply enter the 16-digit control number included in the Notice of Internet Availability of Proxy Materials, on your proxy card, or in the instructions that accompanied your proxy materials.

Business Items

1.	Election of the directors named in the Proxy Statement to hold office until the 2024 Annual Meeting.
2.	Advisory vote to approve the Company’s executive compensation.
3.	Advisory vote on the frequency of shareholder advisory votes on the Company’s executive compensation.
4.	Approval of the amendment and restatement of the Company’s Stock Incentive Plan.
5.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 29, 2023.
6.	Discuss any other business that may properly come before the Annual Meeting.

Record Date

The shareholders of record at the close of business on November 30, 2022, will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof.

Proxy Voting

It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and mailing the proxy card or voting instruction card sent to you. You also have the option of voting your shares electronically via the Internet or by telephone. Voting instructions are printed on your proxy card, voting instruction card, or Notice of Internet Availability of Proxy Materials. To ensure your shares are represented at the meeting, please cast your vote by mail, telephone or Internet as soon as possible, even if you plan to attend the Annual Meeting in person or via the virtual meeting platform.

How to Cast your Vote

Your vote is important. All shareholders who owned common stock of the Company at the close of business on the Record Date of November 30, 2022, may vote. You may vote in one of the following ways:

Vote by Internet www.proxyvote.com

Vote by Telephone 1 (800) 690-6903 Or the telephone number on your proxy card

Vote by Mail Sign, date, and return your proxy or voting instruction card

Vote in Person Attend the meeting on January 24, 2023 either in person in Dallas, Texas or virtually during the live webcast
If your shares are held in a stock brokerage account or by a bank or other record holder, please refer to the instructions from your bank, brokerage account or other record holder.

By order of the Board of Directors

Justin C. Johnson

Senior Vice President, General Counsel and Corporate Secretary

  Important Notice Regarding the Availability of Proxy Materials

  for the Annual Shareholder Meeting to be Held on January 24, 2023

  This Proxy Statement and accompanying 2022 Annual Report to Shareholders are available at http://materials.proxyvote.com/469814.

2023 Proxy Statement |      xi

xii	| 2023 Proxy Statement

PROXY STATEMENT

We are providing these proxy materials in connection with the 2023 Annual Meeting of Shareholders (the Annual Meeting) of Jacobs Solutions Inc. (the Company or Jacobs). This Proxy Statement and the Company’s 2022 Annual Report on Form 10-K were first made available to shareholders and the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card were first sent to shareholders on or about December 13, 2022. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully.

GENERAL

The Annual Meeting will be held on Tuesday, January 24, 2023, at 9:00 a.m. CST. This year’s Annual Meeting will be a “hybrid” meeting of shareholders, meaning that shareholders may attend the annual meeting in person in the building where the Company’s principal officers are located, 1999 Bryan Street, First Floor, Dallas, Texas 75201, or via live webcast by visiting www.virtualshareholdermeeting.com/J2023, and at any adjournment or postponement thereof.

Shareholders joining the Annual Meeting via the live webcast will be able to vote their shares electronically and submit questions during the meeting. Simply enter the 16-digit control number included in the Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompanied your proxy materials. You should ensure that you have a strong Wi-Fi connection wherever you intend to participate in the meeting. You should also give yourself enough time to log in and ensure that you can hear streaming audio prior to the start of the meeting. We encourage you to access the virtual meeting platform before the Annual Meeting begins. Online check-in will start at 8:45 a.m. CST on January 24, 2023,15 minutes before the meeting begins. A support line for technical assistance will also be provided on the virtual meeting website at www.virtualshareholdermeeting.com/J2023.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of the Company (the Board of Directors or Board) is soliciting your vote in connection with the Annual Meeting.

What is the purpose of the Annual Meeting?

The Annual Meeting will be the Company’s regular annual meeting of shareholders. You will be voting on the following matters at the Annual Meeting:

Proposal Number	Description	Board Recommendation	Page Reference

1	Election of the directors named in this Proxy Statement to hold office until the 2024 Annual Meeting.	FOR each nominee	5

2	An advisory vote to approve the Company’s executive compensation.	FOR	32

3	An advisory vote on the frequency of shareholder advisory votes on the Company’s executive compensation.	EVERY YEAR	65

4	Approval of the amendment and restatement of the Company’s Stock Incentive Plan.	FOR	66

5	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 29, 2023.	FOR	76

2023 Proxy Statement |	1

How many votes can be cast by shareholders?

Each share of common stock is entitled to one vote. There is no cumulative voting. There were 126,611,261 shares of common stock outstanding and entitled to vote on November 30, 2022 (the Record Date).

How many votes must be present to hold the Annual Meeting?

A majority of the outstanding shares of common stock as of the Record Date must be present at the Annual Meeting in person, via the virtual meeting platform or by proxy in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the Annual Meeting if you attend the Annual Meeting in person or virtually and vote during the meeting, a proxy card or voting instruction card has been properly submitted by you or on your behalf, or you have voted electronically via the Internet or by telephone. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A “broker non-vote” is a share of common stock that is beneficially owned by a person or entity and held by a broker or other nominee but for which the broker or other nominee (1) lacks the discretionary authority to vote on certain matters and (2) has not received voting instructions from the beneficial owner in respect of those specific matters.

How many votes are required to elect directors and approve the other proposals?

Proposal No. 1 (Election of Directors): Each director is elected by a majority of the votes cast with respect to such nominee in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). Abstentions and broker non-votes are not counted for purposes of the election of directors and, therefore, will have no effect on the outcome of such election.

Proposal No. 2 (Advisory Vote to Approve Executive Compensation): The approval of the advisory resolution on the Company’s executive compensation requires the affirmative vote of a majority of the shares of common stock present, in person, via the virtual meeting platform or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the advisory resolution. Broker non-votes will have no effect on the outcome of the advisory votes. The results of advisory votes are not binding on the Board of Directors.

Proposal No. 3 (Advisory Vote on the frequency of shareholder advisory votes on the Company’s executive compensation): The frequency (every year, every two years, or every three years) receiving the highest number of votes will be deemed to be the choice of our shareholders with respect to the non-binding, advisory vote on the frequency of shareholder votes on the Company’s compensation. Abstentions and broker non-votes will have no effect of the outcome of the advisory vote. The results of advisory votes are not binding on the Board of Directors.

Proposal No. 4 (Amendment and Restatement of Stock Incentive Plan): The approval of the amendment and restatement of the Stock Incentive Plan requires the affirmative vote of a majority of the shares of common stock present, in person, via the virtual meeting platform or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the proposal. Broker non-votes will have no effect on the outcome of the vote.

Proposal No. 5 (Ratification of the Appointment of Ernst & Young LLP as Auditors): The ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present, in person, via the virtual meeting platform or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the proposal. This proposal is considered a routine matter with respect to which a broker or other nominee can generally vote in their discretion. Therefore, no broker non-votes are expected in connection with this proposal.

How do I vote by proxy?

You can vote your shares by completing and returning the proxy card or voting instruction card that was sent to you or by voting your shares electronically via the Internet or by telephone. Your Internet or telephone vote

2	| 2023 Proxy Statement

authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card or voting instruction card. Voting instructions are printed on your proxy card, voting instruction card or Notice of Internet Availability of Proxy Materials. You are encouraged to vote by proxy as soon as possible, even if you plan to attend the Annual Meeting in person or via the virtual meeting platform.

What if I don’t vote on some of the proposals?

If you return your signed proxy card or voting instruction card in the envelope provided to you but do not mark selections, your shares will be voted in accordance with the recommendations of the Board of Directors with respect to such selections. Similarly, when you vote electronically on the Internet and do not vote on all matters, your shares will be voted in accordance with the recommendations of the Board of Directors with respect to the matters on which you did not vote. In connection therewith, the Board of Directors has designated Mr. Steven J. Demetriou, Mr. Kevin C. Berryman and Mr. Justin C. Johnson as proxies. Shareholders that vote by telephone must vote on each matter. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, or by Internet or telephone, your shares will be voted in accordance with your instructions.

What if I hold my shares in a brokerage account or through a bank or other nominee?

If you are a beneficial owner and hold your shares in street name through a broker, bank or other nominee and do not return the voting instruction card, the broker, bank or other nominee will vote your shares on each matter at the Annual Meeting for which it has the requisite discretionary authority. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of independent registered public accounting firms, but do not have discretion to vote on the election of directors, any advisory vote regarding the Company’s executive compensation, any advisory vote on the frequency of shareholder advisory votes on executive compensation, or on amendments to stock equity plans. You may receive multiple sets of proxy materials if you hold your shares of Company common stock in multiple ways, such as directly as a holder of record or indirectly through a broker, bank or other nominee or through the Jacobs 401(k) Plans (as defined below). You are encouraged to vote all proxy cards and voting instruction cards you receive as soon as possible.

What if I hold my shares in the Jacobs 401(k) Plans?

If your shares of Company common stock are held in any of the Jacobs 401(k) Plus Savings Plan, the Jacobs Union 401(k) Plus Savings Plan or the Jacobs Technology Inc. Employees’ Savings Plan (collectively referred to as the Jacobs 401(k) Plans), you will receive a voting instruction card allowing you to instruct the trustee of the Jacobs 401(k) Plans how to vote such shares. The trustee will vote the shares credited to your account in accordance with your instructions, provided the trustee determines it can do so in accordance with the Employee Retirement Income Security Act of 1974 (ERISA). Pursuant to ERISA, the trustee would only be prevented from voting the shares credited to your account in accordance with your instructions if the independent fiduciary of the Jacobs 401(k) Plans, State Street Global Advisors (SSGA), deems that following the instructions would be a violation of the trustee’s fiduciary duties. To allow sufficient time for voting by the trustee of the Jacobs 401(k) Plans, your voting instructions must be received by January 19, 2023, at 11:59 p.m. EST. If you do not send instructions regarding the voting of shares in your Jacobs 401(k) Plan account(s), or if your instructions are not received in a timely manner, SSGA will direct the trustee, in SSGA’s discretion, how to vote your shares. Please follow the instructions on your voting instruction card, which may be different from those provided to other shareholders. For the avoidance of doubt, if you are a participant in a Jacobs 401(k) Plan, you may not vote during the Annual Meeting, either in person or via the virtual meeting platform. You may receive multiple sets of proxy materials if you hold your shares of Company common stock in multiple ways, such as directly as a holder of record or indirectly through a broker, bank or other nominee or through the Jacobs 401(k) Plans. You are encouraged to vote all proxy cards and voting instruction cards you receive as soon as possible.

Who pays for the proxy solicitation and how will the Company solicit votes?

The Company bears the expense of printing and mailing proxy materials and soliciting proxies. In addition to this solicitation of proxies by mail, the Company’s directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or electronic communication. These individuals will not be paid any additional compensation above their regular salaries and wages for any such solicitation. The Company will request

2023 Proxy Statement |	3

brokers and other nominees who hold shares of common stock in their names to furnish proxy materials to the beneficial owners of such shares. The Company will reimburse such brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. In addition, we have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for a total fee of up to $20,000 plus reimbursement of expenses. MacKenzie Partners, Inc. may solicit proxies in person, by telephone or electronic communication.

Can I change or revoke my vote?

Yes. Even if you sign and return the proxy card or voting instruction card in the form provided to you, vote by telephone, or vote electronically via the Internet, you retain the power to revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting. You can revoke your proxy or change your vote at any time before that deadline by giving written notice to the Secretary of the Company, specifying such revocation. You may also change your vote by timely delivering a valid, later-dated proxy or voting instruction card or by submitting a later-dated vote by telephone or electronically on the Internet or by voting in person or via the virtual meeting platform during the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the shareholder of record, you must request, complete and deliver a proxy from your broker, bank or other nominee.

Whom can I contact if I have questions or need assistance in voting my shares?

Please contact MacKenzie Partners, Inc., the firm assisting us in the solicitation of proxies, at:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

proxy@mackenziepartners.com

Call Toll-Free: (800) 322-2885

or

Collect/International: +1 (212) 929-5500

4	| 2023 Proxy Statement

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

What are You Voting on?

At the Annual Meeting, shareholders will be asked to elect eleven (11) directors to serve on the Board of Directors. The Board of Directors has nominated Steven J. Demetriou, Christopher M.T. Thompson, Priya Abani, General Vincent K. Brooks, General Ralph E. Eberhart, Manny Fernandez, Georgette D. Kiser, Barbara L. Loughran, Robert A. McNamara, Robert V. Pragada and Peter J. Robertson for election as directors for 1-year terms expiring at the 2024 Annual Meeting. When elected, directors serve until their successors have been duly elected and qualified or until any such director’s earlier resignation or removal.

If, for any reason, any nominee is unable to serve or will not serve, proxies may be voted for such substitute nominee as the proxy holder may determine. The

Company is not aware of any nominee who will be unable to or will not serve as a director.

What is the Voting Requirement?

Each director is elected by a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). The Company did not receive any shareholder nominations for any director and thus the election of directors at the Annual Meeting will be an uncontested election.

Abstentions and broker non-votes are not counted for purposes of the election of directors and, therefore, will have no effect on the outcome of the election.

The Board of Directors unanimously recommends that you vote FOR the election of each nominee

2023 Proxy Statement |	5

Members of the Board of Directors

Directors	Independent	Director Since	Committee Membership*
			Audit (1)	ESG & Risk	Human Resource & Compensation	Nominating & Corporate Governance

Steven J. Demetriou (2) (3) Chair & Chief Executive Officer		2015
Christopher M.T. Thompson (4) Lead Independent Director	●	2012	●			●
Priya Abani	●	2021				●
General Vincent K. Brooks	●	2020			●	●
General Ralph E. Eberhart	●	2012		●	●	Chair
Manny Fernandez	●	2020	●		●
Georgette D. Kiser	●	2019		●	●	●
Barbara L. Loughran	●	2019	Chair	●
Robert A. McNamara	●	2017	●	Chair
Peter J. Robertson	●	2009		●	Chair

* Reflects Committee membership as of the Record Date.

(1)	It is anticipated that, effective as of the date of the Annual Meeting, Ms. Abani will be added as a member of the Audit Committee.
(2)	As Chair, Mr. Demetriou is invited to attend each Committee meeting, except to the extent that a Committee requests to meet without Mr. Demetriou present.
(3)

Effective as of the date of the Annual Meeting, Mr. Robert V. Pragada will succeed Mr. Demetriou as CEO and he has been nominated to serve as a member of the Board. Thereafter, Mr. Demetriou will serve in the role of Executive Chair of the Board. Mr. Pragada will be invited to attend each Committee meeting, except to the extent that a Committee requests to meet without Mr. Pragada present.

(4)	Mr. Christopher Thompson serves as Lead Independent Director and presides over meetings of the independent directors and is invited to attend each Committee meeting.

The following sections summarize the specific experience, qualifications and background information of each director nominee that led the Board of Directors to conclude that each such person should serve on the Board of Directors.

6	| 2023 Proxy Statement

Director and Director Nominee Experience Matrix

Industry and Sector Experience
✓ Infrastructure	✓ Retail
✓ Government	✓ Industrial Products
✓ Aerospace	✓ Engineering & Construction
✓ Military	✓ Professional Services
✓ Financial	✓ Distribution
✓ Banking	✓ Oil & Gas
✓ Manufacturing	✓ Specialty Chemicals
✓ Environmental	✓ Mining & Metals
✓ Technology	✓ International Relations
✓ CyberSecurity	✓ Public/Strategic Communications
✓ Consumer manufacturing	✓ Food & Beverage
✓ Consulting	✓ Media/Telecom
✓ Healthcare	✓ Product Development

2023 Proxy Statement |	7

Director Biographies

Steven J. Demetriou (he, him) Chair and Chief Executive Officer* Director Since: 2015 Age: 64 Chair of the Board

Mr. Demetriou brings international business perspectives and more than 35 years of experience in leadership and senior management roles to the Board, including over 20 years in the role of Chief Executive Officer. Over the course of his career, he has gained experience in a variety of industries. His breadth of experience is particularly valuable, given the variety of industries in which the Company’s clients operate.

Business Experience

•  Chairman and Chief Executive Officer of Aleris Corporation (2004-2015)

•  Chief Executive Officer of Noveon, Inc. (2001-2004)

•  Executive Vice President of IMC Global Inc. (1999-2001)

•  Various leadership positions with Cytec Industries Inc. and ExxonMobil Corporation (1981-1999)

Education

•  Bachelor of Science (BS) in Chemical Engineering from Tufts University

Public Company Boards

•  C5 Acquisition Corp. (SPAC) (Chair) (2021-present)

•  FirstEnergy Corp. (2017-present)

•  Kraton Performance Polymers (2009-2017)

•  Non-Executive Chairman of Foster-Wheeler (2011-2014)

•  OM Group (2005-2015)

Private Boards & Community Involvement

•  Co-Chairman of US-Saudi Arabian Business Council

•  Board Member of Cuyahoga Community College Foundation

•  Board Member of Dallas Citizen’s Council

*

As announced on September 15, 2022, Mr. Pragada will succeed Mr. Demetriou as Chief Executive Officer of the Company, effective as of the date of the Annual Meeting. Thereafter, Mr. Demetriou will serve as Executive Chair of the Board.

Christopher M.T. Thompson

(he, him)

Former Chairman and Chief Executive Officer of Gold Fields Ltd.

Director Since: 2012

Independent

Age: 74

Lead Independent Director

Board Committees:

• Audit

• Nominating & Corporate Governance

Mr. Thompson has an extensive background in international operations, finance and strategic leadership in a range of industries, including investments and mining. As Lead Independent Director, he brings valuable insight and independent leadership to the Board regarding the day-to-day operations of large global organizations, risk management and corporate best practices.

Business Experience

•  Director, Chairman and Chief Executive Officer of Gold Fields Ltd. (1998-2005)

•  Chairman of the World Gold Council (2002-2005)

•  Founder and Chief Executive Officer of Castle Group Ltd. (1992-1998)

Education

•  Bachelor’s degree in Law and Economics from Rhodes University, South Africa

•  Master’s degree in Business Management from Bradford University, United Kingdom

Public Company Boards

•  Royal Gold, Inc. (2013-2020)

•  Teck Resources Limited (2003-2014)

•  Golden Star Resources Ltd. (2010-2015)

•  Various public portfolio companies of Castle Group (1985-1999)

Private Boards & Community Involvement

•  Board member of The Colorado School of Mines Foundation (2013-2017)

•  Board member and Vice President of South African Chamber of Mines (1998-2002)

•  Board member of Business Against Crime South Africa (1998-2002)

8	| 2023 Proxy Statement

Priya Abani (she, her) CEO & President, Member Board of Directors at AliveCor Director Since: 2021 Independent Age: 47 Board Committees:* • Nominating & Corporate Governance

Ms. Abani is the Chief Executive Officer and President at AliveCor, a health tech company that is advancing patient-centric remote cardiological care using deep machine learning and AI. She has more than 20 years of experience building high-performing organizations, launching innovative products, and leading strategic alliances across industries. Under her leadership, the company has built the largest AI-driven consumer subscription service in the world for cardiovascular care, with its technology in the hands of more than 2 million people in 42 countries around the world. Recently, Ms. Abani was recognized in The Healthcare Technology Report’s Top 50 Healthcare Technology CEOs of 2022. Her experience is particularly valuable to the Board given the Company’s focus on delivering technology-based solutions and innovations to its clients around the world.

Business Experience

•  AliveCor, Inc., CEO & President, Member of Board of Directors (2019-present)

•  Amazon.com, Inc., General Manager, Alexa Voice Service (2016-2019)

•  Intel Corporation (Engineer, 1998-2001; Manager, 2002-2006, Senior Manager, 2008-2011; Senior Director 2012-2016)

•  Marvell, Senior Product Manager (2006-2008)

Education

•  BE in Computer Engineering from VJTI, Mumbai, India

•  MS in Computer Science from Clarkson University, NY

•  MBA in Entrepreneurship, Babson College, Boston, MA

Private Boards & Community Involvement

•  Director of AliveCor, Inc.

•  Board of Trustees at TIAA

•  Senior Advisor for President’s Council on Jobs and Competitiveness (2011)

* Effective January 2023, Ms. Abani will be added as a member of the Audit Committee.

General Vincent K. Brooks (U.S. Army, Retired)

(he, him)

Principal of WestExec Advisors

Director Since: 2020

Independent

Age: 64

Board Committees:

• Human Resource & Compensation

• Nominating & Corporate Governance

General Vincent K. Brooks brings valuable leadership skills developed through his military service. His areas of expertise include leadership in complex organizations, inclusion and diversity, national security, international relations, military operations, combating terrorism and countering the proliferation of weapons of mass destruction. His 42-year military career provides the Board with valuable experience and knowledge of government and the military, which is particularly valuable given the Company’s government and national security clients and international operations.

National Security Experience

•  Former 4-Star General in the United States Army (retired 2019)

•  Commander of Korean and U.S. combined forces in the Republic of Korea (2016-2018)

•  Numerous high-level command and staff positions within the Armed Forces (1980-2019)

•  Principal of WestExec Advisors (2020-present)

Education

•  BS in Engineering from West Point Military Academy

•  Master of Military Art and Science from U.S. Army School of Advanced Military Studies at Fort Leavenworth, Kansas

•  Honorary Doctor of Laws from New England School of Law

•  Honorary Doctor of Humanities from New England Law | Boston

Public Company Boards

•  Diamondback Energy Inc. (2020-present); Chair, Nominating and Corporate Governance Committee

•  Verisk (2020-present)

Private Boards & Community Involvement

•  Member of the Defense Advisory Committee on Diversity

•  Class of 1951 Chair for the Study of Leadership at the U.S. Military Academy at West Point.

•  Vice Chairman of the Gary Sinise Foundation

•  Chairman and President of the Korea Defense Veterans Association

•  Life Member of the Council on Foreign Relations

•  Visiting Senior Fellow at Harvard Kennedy School (Belfer Center for Science and International Affairs)

•  Distinguished Fellow at the University of Texas at Austin (Clements Center for National Security, and Strauss Center for International Security and Law)

2023 Proxy Statement |	9

General Ralph E. (“Ed”) Eberhart (USAF, Retired)

(he, him)

Chair of Armed Forces Benefit Association and 5Star Life Insurance Company

Director Since: 2012

Independent

Age: 75

Board Committees:

• ESG & Risk

• Human Resource & Compensation

• Nominating & Corporate Governance (Chair)

General Eberhart brings extensive leadership skills developed through his military service. His 36–year military career provides the Board with valuable insights and knowledge of government and the military, which is particularly valuable given the Company’s government and military contracts.

Leadership, Military & International Experience

•  Former General Officer of the United States Air Force (1997-2005)

•  Numerous high-level command and staff positions within the Air Force and the Department of Defense (1968-2005)

•  Former Commander of US Northern Command, North American Aerospace Defense Command (NORAD), US Space Command, Air Force Space Command, Air Combat Command & U.S. Forces, Japan. He also served as Vice Chief of the United States Air Force.

Education

•  BS in Political Science from the United States Air Force Academy

•  Master’s in Political Science from Troy State University

Public Company Boards

•  VSE Corporation (2007-present), Chair (2019-present)

•  Triumph Group, Inc. (2010-2022)

•  Rockwell Collins (2007-2018)

Private Boards & Community Involvement

•  Chair, American Air Museum in Britain

•  Trustee, Air Force Academy Endowment

•  Director, Segs4Vets

•  Director, TERMA North America Inc.

•  Member, Council of Foreign Relations

•  Member, Colorado Thirty Group

Manny Fernandez (he, him) Former Partner with KPMG LLP Director Since: 2020 Independent Age: 60 Board Committees: • Audit • Human Resource & Compensation

Mr. Fernandez was KPMG LLP’s managing partner of the Dallas office and market leader for the Southwest region across, audit, tax and consulting. He brings more than 36 years of experience advising large multi-national public and private companies in areas of business and financial operations, risk management and M&A. Mr. Fernandez’s broad industry experience brings in-depth knowledge across a variety of sectors, including industrial manufacturing, consumer products, retail and media. Mr. Fernandez also brings a strong focus on talent management, including talent acquisition and inclusion and diversity.

Business Experience

•  KPMG LLP (KPMG) (1984-2020; Partner 1996-2020)

•  KPMG Managing Partner, Dallas (2009-2020)

•  KPMG National Managing Partner, Talent Acquisition (2006-2009)

Education

•  BS in Accounting from Fairleigh Dickinson University

Public Company Boards

•  HF Sinclair Corp. (2020-present)

Private Boards & Community Involvement

•  Director of Latino Corporate Directors Association (LCDA)

•  Dallas National Golf Club

•  Member of the American Institute of Public Accountants

•  American Heart Association – past

•  Dallas Holocaust and Human Rights Museum – past

•  Dallas Regional Chamber of Commerce – past

•  KERA (Dallas Public Television) – past

10	| 2023 Proxy Statement

Georgette D. Kiser

(she, her)

Former Chief Information Officer and Managing Director at The Carlyle Group

Director Since: 2019

Independent

Age: 55

Board Committees:

• ESG & Risk

• Human Resource & Compensation

• Nominating & Corporate Governance

Ms. Kiser is an independent advisor who helps lead due diligence and technical strategies across various private equity and venture capital firms. Previously, she was managing director and chief information officer (CIO) at The Carlyle Group, leading the firm’s global technology and solutions organization and driving the IT strategies. From 1996 until 2015, she was with T. Rowe Price Associates, where she served as Vice President and Director of Enterprise Solutions and Capabilities where she headed Enterprise Solutions and Capabilities within the Services and Technology Organization. She led and managed teams that provided creative solutions and leveraged technology for investment front office, trading, and back office operations. Prior to T. Rowe Price, Ms. Kiser worked for General Electric within their Aerospace Unit. Ms. Kiser brings extensive experience in developing and executing business initiatives in financial services and defense organizations to the Board of Directors.

Business Experience

•  Operating Executive, The Carlyle Group (2019–Present),

•  Broard Sky Partners (2021-Present)

•  Chief Information Officer, Managing Director, The Carlyle Group (2015-2019)

•  Vice President, T. Rowe Price Associates (1996-2015)

Education

•  BS in Mathematics from University of Maryland

•  MBA from University of Baltimore

•  Master of Science (MS) in Mathematics from Villanova

Public Company Boards

•  NCR Corporation (2020-present)

•  Aflac Inc. (2019-present)

•  Adtalem Global Education (2018-present)

Private Boards & Community Involvement

•  Director, Claritas (Data driven marketing company) (2018-Present)

•  Advisor, BusinessOptix (Automated business process company) (2020-Present)

•  Member of Board of YearUp.org

Barbara L. Loughran (she, her) Former Partner with PricewaterhouseCoopers Director Since: 2019 Independent Age: 59 Board Committees: • Audit (Chair) • ESG & Risk

Ms. Loughran was a Partner with PricewaterhouseCoopers LLP (PwC) and brings more than 30 years of experience working with Fortune 500 executives and boards as they navigated strategic, transformational and operational issues. She has served in a number of leadership roles, including PwC’s Industrial Products Business Unit Leader for NY Metro; partner in PwC’s National Office working with the Securities and Exchange Commission and clients as they accessed the capital markets and responded to regulatory requirements; and later consulted on complex financial control matters. She also led the National Office effort focused on leveraging new and innovative technologies. Ms. Loughran’s broad industry experience brings in-depth knowledge in the professional services, manufacturing, pharmaceuticals, technology and consumer products sectors.

Business Experience

•  PricewaterhouseCoopers LLP (PwC) (1985-2018; Partner 1998-2018)

•  PwC National Office Partner (2015-2018 and 2000-2003)

•  PwC NY Metro Industrial Products Business Unit Leader (2013-2015)

•  PwC NY Metro Retail & Consumer Business Development Leader (2010-2012)

Education

•  BA from Franklin & Marshall College

•  MBA from University of Pennsylvania, Wharton School

•  Certified Public Accountant

Public Company Boards

•  Armstrong World Industries (2019-present)

Private Boards & Community Involvement

•  United Way of Morris County, Board of Directors (1998-2007); Executive Committee, Finance Committee (Chair), Audit Committee, Treasurer, Assistant Treasurer

2023 Proxy Statement |	11

Robert A. McNamara (he, him) Retired Group Chief Risk Officer of Lendlease Corporation (ASX) Director Since: 2017 Independent Age: 68 Board Committees: • Audit • ESG & Risk (Chair)

Mr. McNamara has over 35 years of experience managing global businesses in the development, design and delivery of projects in the government, institutional, infrastructure and industrial sectors in senior leadership positions. While at Lendlease, Mr. McNamara was responsible for ensuring Lendlease achieved world’s best practices in risk management and operational excellence. He also oversaw Lendlease’s Building, Engineering, and Services businesses in Australia. Prior to this role, Mr. McNamara was Chief Executive Officer, Americas of Lendlease.

Business Experience

•  Group Chief Risk Officer, Lendlease Corporation (2014-2017)

•  Chief Executive Officer, Americas of Lendlease (2010-2014)

•  Chairman and Chief Executive Officer of Penhall/LVI International (PLI) (2006-2010)

•  Senior Group President of Fluor Corporation (1996- 2006)

•  President and Chief Operating Officer of Marshall Contractors (1977-1996)

Education

•  Bachelor’s degree in Economics from Brown University

•  Completed the Consortia 1 Program at Thunderbird International Business School

•  Certification as a Public Board Director from the UCLA Anderson School of Management

Public Company Boards

•  UDR, Inc. (2014-present)

Private Boards & Community Involvement

•  Past Board member of the US China Business Council

•  Past Chairman for the Construction Industry Institute’s Technology Implementation Task Force

Robert V. Pragada (he, him) President and Chief Operating Officer of Jacobs Solutions Inc. Director Nominee Age: 54

Mr. Pragada brings over 30 years of experience in international business leadership and military service to the Board. He initially joined the Company in 2006 and has served as the President and Chief Operating Officer of the Company since 2019. He has also served in various leadership roles since joining the Company, including President of both People & Places Solutions and Global Industrial and Buildings & Infrastructure Groups. Mr. Pragada has been instrumental in developing and leading the successful execution of the Company’s business strategy, as well as driving global integrated delivery of the Company’s operations around the world as a differentiator in the industry. As announced on September 15, 2022, Mr. Pragada will succeed Mr. Demetriou as Chief Executive Officer of the Company, effective as of the date of the Annual Meeting. Mr. Pragada’s diverse leadership experience and in-depth knowledge of the Company are particularly valuable, given the Company’s expansive services and goal of providing data-driven solutions to clients.

Business Experience

•  Various leadership positions within the Company, including President and Chief Operating Officer (2006-2014, 2016-present)

•  President and Chief Executive Officer of the Brock Group (2014-2016)

•  Chief Operating Officer of Kinetics (1999-2005)

•  Civil Engineer Corps and Seabee Officer in U.S. Navy (1990-1999)

Education

•  BS in Systems Engineering from United States Naval Academy

•  MS in Engineering and Management from Stanford University

Public Company Boards

•  Eaton Corporation plc (2021-present)

Private Boards & Community Involvement

•  Board Director of PA Consulting Group Limited

•  Board Advisory Council Member of Brightstar Capital

•  Board Member of U.S. India Business Council

•  Member of Dallas Mavericks Advisory Council

•  Board Director of U.S. Naval Academy Foundation

•  2022 Chair of Dallas Regional Chamber

•  Member of UT Southwestern President’s Advisory Board

12	| 2023 Proxy Statement

Peter J. Robertson

(he, him)

Former Executive Vice President, Director and Vice Chairman of the Board of Directors of Chevron Corporation

Director Since: 2009

Independent

Age: 75

Board Committees:

• ESG & Risk

• Human Resource & Compensation (Chair)

Mr. Robertson brings vital knowledge and experience to the Board from his 36-year career at Chevron Corporation. He also brings valuable international experience in developed and developing countries, including interactions with governments at the highest levels, from his executive experience and the multiple chairmanship and director positions he has held and currently holds. Mr. Robertson also has extensive experience on the boards of not-for-profit entities and public company boards, both with global reach, as well as important accounting know- how and experience with public company financial statements, disclosures and accounting rules from his service as Chief Financial Officer of Chevron USA.

Business Experience

•  Executive Vice President, Director and Vice Chairman of Chevron Board (2002-2009)

•  President of Chevron’s worldwide exploration, production and global gas businesses (2002-2004)

•  President of Chevron’s overseas exploration and production businesses (2000-2002)

•  President of Chevron’s North America exploration and production businesses (1996-2000)

•  President of Chevron’s natural gas processing business (1990-1994)

•  Chief Financial Officer of Chevron USA (1985-1990)

Education

•  BS in Mechanical Engineering from the University of Edinburgh

•  MBA from the University of Pennsylvania, Wharton School, where he was a Thouron Scholar

Public Company Boards

•  Vice Chairman of the Board for Chevron Corporation (2002-2009)

•  Sasol Limited (2012-2021)

•  Dynegy Inc. (1996-2000)

Private Boards & Community Involvement

•  Director, Sylvan Source, Inc. (2016-present)

•  Co-chairman of the US Saudi Arabian Business Council (2009-2018)

•  Chairman of the World Affairs Council of Northern California (2009-2018)

•  Chairman of the US Energy Association (2006-2008)

2023 Proxy Statement |	13

CORPORATE GOVERNANCE

Highlights

Jacobs has a strong track record of integrity and corporate governance practices that promote thoughtful leadership by its officers and Board of Directors to facilitate profitable growth while strategically balancing risk to maximize long-term shareholder value. Below is a summary of certain information about our Board, our Director Nominees and the governance best practices employed by the Company for fiscal 2022.

Our Board and Director Nominees

14	| 2023 Proxy Statement

Our Corporate Governance Practices

Corporate Governance Best Practices*

✓  90% of our Fiscal 2022 Board was Comprised of Independent Directors

✓  Commitment to Board Refreshment and Diversity (Five new diverse independent directors in last four years)

✓  Highly Engaged Lead Independent Director

✓  Formed new ESG & Risk Committee in fiscal 2021 comprised of all Committee Chairs to further increase oversight of Environmental, Social and Corporate Governance (ESG) and Enterprise Risk Management

✓  Rotated Committee Membership in Fiscal 2022

✓  Annual Election of Directors

✓  Majority Voting for Directors

✓  Adopted proxy access bylaw in October 2022

✓  Anti-Corruption Compliance Training for Directors

✓  Code of Ethics for Directors, Officers & Employees

✓  Annual Self-Evaluations by Board and each Committee

✓  Board Educational Sessions in Connection with Regular Board Meetings

✓  Rigorous Director Selection Process

✓  Substantial Board Oversight of Strategic Objectives, Including Corporate Strategy, M&A Activity and Capital Allocation

✓  Director Attendance at Board & Committee Meetings: 99%

✓  Fully Independent Committees

✓  Extensive Shareholder Engagement Efforts

✓  Robust Stock Ownership Guidelines for Directors and Executive Officers

The Board’s Role in Enterprise Risk Management Oversight

The Board of Directors oversees the Company’s approach to enterprise risk management (ERM), which is designed to support the achievement of strategic objectives, improve organizational performance and enhance long-term shareholder value. In conjunction with management, the Board assesses the specific risks faced by the Company and reviews the steps taken by the Company’s leadership to manage those risks. The Board also provides guidance to and oversight of management throughout the year with respect to setting the Company’s corporate strategy, which facilitates these assessments and reviews. The Board also encourages management to promote a corporate culture that integrates risk management into the Company’s corporate strategy and day-to-day business operations in a way that is consistent with the Company’s targeted risk profile.

By way of this framework, risk is assessed throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategy and the implementation of that strategy, including financial, legal/compliance, operational, strategic, health and safety, IT security & cyber, economic and geopolitical, talent/human capital and compensation risks. The Board also considers risk when evaluating proposed transactions and other matters presented to the Board, including acquisitions, capital allocation and other financial matters. In addition, the independent directors discuss risk management during executive sessions without the Company’s leadership present.

2023 Proxy Statement |	15

In fiscal 2021, the Board formed a new standing committee, the ESG and Risk Committee, to further enhance the structure of the Board’s oversight for ESG and ERM. The ESG and Risk Committee assists the Board in overall oversight of ESG and ERM matters, with certain specified areas being allocated to the Board’s other standing committees as noted below. To ensure coordination and collaboration among the Board’s committees, the membership of the ESG and Risk Committee includes the Chairs of each of the Board’s committees. The specific risk areas of focus for the Board and each of its Committees are summarized below.

Primary Area of Risk Oversight

Full Board

•  Assesses risk throughout the enterprise

•  Receives regular reports from the ESG and Risk Committee with respect to ESG and ERM matters

•  Focuses on risks arising out of various aspects of the Company’s corporate strategy and the implementation of that strategy

•  Considers risk when evaluating proposed transactions and other matters presented to the Board, including acquisitions, capital allocation and other financial matters

ESG and Risk Committee

•  Reviews the Company’s overall ESG strategy and oversees the Company’s key ESG initiatives and policies

•  Receives regular reports from management on ESG risks, including risks and opportunities relating to climate change, as well as enterprise-wide ESG initiatives and impacts to lines of business

•  Reports to the Board any current and emerging topics relating to ESG matters that are expected to materially affect the business, operations, performance, or public image of the Company and details actions taken in relation thereto

•  Reviews the Company’s ERM strategy and its policies, procedures, and standards for identifying and managing Enterprise Risk

•  Oversees deployment of ERM framework and its risk measurement methodologies

•  Reviews and discusses with senior management the mitigation actions and measures taken by the Company to manage Enterprise Risk

•  Monitors and advises management with respect to special litigation matters

Audit Committee

•  Reviews and discusses with management and the Company’s independent registered public accounting firm any financial reporting issues and risks relating to the Company’s financial statements and the adequacy of the Company’s internal controls

•  Receives regular briefings from the legal department and internal audit regarding hotline reports (to the extent not reported to another committee) and other material internal audits and findings

•  Reviews internal controls and processes over material public disclosures related to sustainability/ESG

•  Oversees the Company’s ERM process in accordance with NYSE Rules

Human Resource and Compensation Committee

•  Regularly reviews compensation practices and policies to consider whether they encourage excessive risk taking

•  Reviews on annual basis the assessment by the Company’s executive officers of the risk associated with the Company’s compensation programs covering its employees, including executives

•  Provides oversight with respect to succession planning for the CEO and other senior executives, monitors other key talent initiatives of the Company

•  Oversees and monitors the Company’s qualified and non-qualified benefit plans, including governance for such plans

•  Reviews ESG matters relating to human capital and related matters

16	| 2023 Proxy Statement

Primary Area of Risk Oversight

Nominating and Corporate Governance Committee

•  Oversees risks associated with the independence of directors and Board nominees

•  Assists the Board in overseeing the activities with respect to compliance and business practice matters, including the Company’s corporate governance policies

•  Oversees ESG matters relating to corporate governance and compliance

Special Committees	• Formed by the Board from time to time to evaluate and provide oversight with respect to specific matters or initiatives

Pursuant to the Board’s instruction, the Company’s leadership regularly reports on applicable risks to the relevant Committee or the Board, as appropriate, including regular reports on significant Company projects, with additional review or reporting on risks being conducted as needed or as requested by the Board and its Committees. The Company’s Executive Vice President, Chief Legal and Administrative Officer, Senior Vice President, Office of Global Climate Response & ESG and Vice President, Enterprise Risk Program Manager also work closely with the management team to develop effective risk management strategies and practices.

Cybersecurity Governance Highlights

The Board recognizes the importance of maintaining the trust and confidence of our customers, contractors, partners, and employees. As a part of its objective, independent oversight of the key risks facing the Company, the Board devotes significant time and attention to data and systems protection, including cybersecurity and information security risk.

The Board oversees management’s approach to staffing, policies, processes, and practices sufficient to effectively gauge and address cybersecurity and information security risk. The Audit Committee oversees risks to the integrity of our financial systems from cybersecurity threats. Our Board receives regular presentations and reports throughout the year on cybersecurity and information security risk. In fiscal 2022, senior executives provided two briefings on cyber and information security to the full Board. These presentations and reports address a broad range of topics, including updates on technology trends, regulatory developments, disclosure requirements, legal issues, policies and practices, the threat environment and vulnerability assessments, and specific and ongoing efforts to prevent, detect and respond to internal and external critical threats. The Board and Audit Committee regularly discuss cybersecurity and information security risks with our senior executives. The Audit Committee also receives presentations on IT controls related to the Company’s financial reporting systems.

Our cybersecurity program governs how we identify and mitigate information security risks. The program is comprised of administrative, technical, logical, and physical safeguards to protect against threats or hazards and aligns to the United States National institute of Standards and Technology (NIST) Cyber Security Framework and its supporting controls. We also maintain a corporate Cybersecurity Organization that develops, implements, maintains, and operates the cybersecurity program. The program is documented in our global cybersecurity policy and includes cybersecurity audits, review of third-party information systems, interconnectivity with business networks, system access controls and monitoring, and data back-up and recovery, and training and awareness. Cybersecurity training is mandatory and issued to all employees annually. Cybersecurity awareness is also included across other training programs, including our annual Code of Conduct and privacy training programs.

As part of our cybersecurity governance, we also utilize a Cybersecurity Steering Committee comprised of executive management, operational leaders, and cross-functional teams. Generally, this committee meets quarterly, or as frequently as appropriate, to review, assess and direct decisions related to cybersecurity and information systems matters.

In addition, Jacobs holds ISO 27001 certifications for Jacobs U.K. Limited, our indirect wholly-owned U.K. subsidiary, Critical Mission Solutions, Australia, New Zealand and Ireland.

2023 Proxy Statement |	17

Board Leadership Structure

The Board’s leadership is comprised of:

•	Chair of the Board and CEO: Steven J. Demetriou

•	Lead Independent Director: Christopher M.T. Thompson

•

Audit (Barbara L. Loughran, Chair), ESG and Risk (Robert A. McNamara, Chair) Human Resource and Compensation (Peter J. Robertson, Chair), and Nominating and Corporate Governance (General Ralph E. Eberhart, Chair) Committees: The Chair and all members of each Committee are independent

Currently, the Board is led by Mr. Demetriou as Chair, a position he has held since July 2016, and Mr. Christopher M.T. Thompson, who has served as Lead Independent Director since January 2019.

In a process led by the Lead Independent Director and the Chair of the Nominating and Corporate Governance Committee, the Board evaluates the appointment and role of the Chair on an annual basis. The Board does not have a policy on whether the positions of Chief Executive Officer and Chair of the Board should be combined. While the roles are currently combined, the Board has determined that Mr. Demetriou should continue to serve as Executive Chair of the Board after Mr. Pragada assumes the role of Chief Executive Officer in order to promote an effective and orderly transition. The Board determined this would support a successful transition of leadership and provide significant advantages to the Board, the Company, and Mr. Pragada, as it allows the Board and Company to continue to benefit from Mr. Demetriou’s relationships with key clients and knowledge of the Company’s business, market opportunities and risks while enabling Mr. Pragada to concentrate fully on furthering the implementation of the Company’s corporate strategy.

Our Corporate Governance Guidelines provide that the Board will have a Lead Independent Director for as long as the positions of Chair and Chief Executive Officer are held by the same individual, or to the extent they are separate and the Chair is not an independent director. Further, the Board believes that strong independent leadership is a critical aspect of effective corporate governance. Accordingly, Mr. Thompson will continue to serve as Lead Independent Director following the CEO succession discussed above. The Board believes that a Lead Independent Director, who has the responsibilities set forth in the Company’s Corporate Governance Guidelines, provides independent leadership, oversight and benefits for the Company and the Board that would be provided by an independent Chair, including by working with the Human Resource and Compensation Committee and the Chair of the Nominating and Corporate Governance Committee to evaluate the performance and compensation of both the Chair and the CEO.

The Nominating and Corporate Governance Committee leads the process of the Board’s evaluation of the selection, role and term of the Lead Independent Director on an annual basis.

Board Composition

The Nominating and Corporate Governance Committee is responsible for the annual review, with the Board, of the appropriate skills and characteristics required of members in the context of the current make-up of the Board. This process enables the Nominating and Corporate Governance Committee to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve. This assessment takes into consideration all factors deemed relevant by the Nominating and Corporate Governance Committee, including the following factors:

•	Independence: The Board must be comprised of a majority of independent directors.

•

Relevant Skills and Experience: The assessment of skills and characteristics of Board members takes into account all skills and experience deemed relevant by the Nominating and Corporate Governance Committee, including those summarized in the Director and Director Nominee Experience Matrix on page 7, among others. For incumbent directors, past performance on the Board of Directors and its Committees is also taken into consideration. For new director candidates, the assessment also takes into account the ability and willingness of the director candidate to serve on the Board for a minimum of 5 to 7 years.

18	| 2023 Proxy Statement

•

Diversity: The Board believes it should encompass individuals with diverse backgrounds and perspectives. In accordance with this guideline, the Nominating and Corporate Governance Committee considers the diversity of viewpoints, backgrounds, experience and other demographics in evaluating and considering potential director candidates. Diversity is an important consideration in the director nomination process because the Board believes that people of broad diversity, including, but not limited to, different genders, experiences, ages, races, and ethnic backgrounds and military experience, can contribute different, useful perspectives, while collaborating effectively to further the Company’s mission. This policy is included in the Company’s Corporate Governance Guidelines. The Board has also adopted a policy, consistent with the “Rooney Rule,” requiring that women and minorities be included in the initial pool of candidates when selecting new director nominees. In addition, the Company does not have age or tenure limits for directors, but instead evaluates the need for changes to Board composition based on an analysis of skills and experience necessary for Company, as well as the results of director evaluations.

The Board of Directors and the Nominating and Corporate Governance Committee consider the qualifications and attributes of directors and director candidates individually, as well as in the broader context of the Board’s overall composition and the Company’s current and future needs, to ensure that the Board as a whole possesses the requisite combination of skills, professional experience and diversity of backgrounds and perspectives.

Independence of Directors

The Board of Directors has adopted the Board of Directors Guidelines for Determining the Independence of its Members, which are accessible by following the link to “Investors — Corporate Governance — Corporate Governance & ESG ” on the Company’s website at www.jacobs.com. The Board of Directors has affirmatively determined that each person who served as a member of the Board of Directors during fiscal 2022 and each director nominee, other than Mr. Demetriou and Mr. Pragada, is independent under Section 303A.02 of the New York Stock Exchange (NYSE) listed company manual and the Company’s independence guidelines. Each member of each Committee of the Board is also independent (as defined by the applicable NYSE rules).

In addition, as further required by the NYSE’s listed company manual and the Company’s Independence Guidelines, the Board of Directors has made an affirmative determination that no material relationship exists between any independent director and the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making this determination, the Board considered all relevant relationships, whether immaterial or material, between any director and the Company, as further described below.

Ms. Loughran is a former partner of PwC, which has provided non-audit related consulting services to the Company. The payments by the Company to PwC for any fiscal year were substantially less than the greater of 2% of the consolidated gross revenues of PwC and $1 million, and Ms. Loughran was never involved in providing any services to the Company while a partner of PwC. In fiscal 2022, a family member of Ms. Loughran was employed by Willis Towers Watson, which provides consulting services to the Company. The payments by the Company to Willis Towers Watson for any fiscal year were substantially less than the greater of 2% of the consolidated gross revenues of Willis Towers Watson and $1 million, and the family member is not an executive officer of that company.

Until February 2018, Mr. Robertson served as the U.S. co-chairman of the U.S.-Saudi Arabian Business Council, an organization to which the Company makes annual cash contributions of approximately $20,000 and also supports conferences. In February 2018, Mr. Demetriou succeeded Mr. Robertson in this role as the co-chairman. Also, in fiscal 2022, Mr. Robertson was on the Board of Sasol Ltd., which was a client of the Company’s Energy, Chemicals & Resources business, which was divested in April 2019. Mr. Robertson retired as a director of Sasol Ltd. in December 2021.

Mr. Fernandez is a former partner of KPMG, which has provided non-audit related consulting services to the Company. The payments by the Company to KPMG for any fiscal year were substantially less than the greater of 2% of the consolidated gross revenues of KPMG and $1 million, and Mr. Fernandez was never involved in providing any services to the Company while a partner of KPMG.

2023 Proxy Statement |	19

After a review of the facts, using its business judgment, the Board of Directors determined that these relationships did not compromise the independence of Messrs. Robertson or Fernandez or Ms.  Loughran.

Director Nominations

The Nominating and Corporate Governance Committee is responsible for recommending the selection of director nominees to the Board. Once potential candidates are identified, including those candidates nominated by shareholders and/or identified by outside advisors or search firms, the Chair of the Nominating and Corporate Governance Committee, the Lead Independent Director and the Chair and CEO review the backgrounds of those candidates with the Nominating and Corporate Governance Committee. Final candidates are then chosen and interviewed by the independent directors. Based on the interviews, the Nominating and Corporate Governance Committee then makes its recommendation to the Board of Directors. If the Board of Directors approves the recommendation, the candidate is nominated for election.

The Company’s Bylaws also provide for shareholder nominations of directors and a proxy access right for shareholders, pursuant to which a shareholder, or a group of up to 20 shareholders, owning in the aggregate at least three percent of outstanding shares of our common stock continuously for at least three years, may nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of (a) two directors or (b) twenty percent of the Board, subject to certain limitations and provided that the shareholders and nominees satisfy the requirements specified in the Company’s Bylaws.

Please see the requirements described below under “Shareholders’ Proposals” for additional information about the procedures for shareholder nominations of directors for election. The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders in accordance with these procedures.

Committees of the Board of Directors

The Board of Directors’ four standing committees are: the Audit Committee, the ESG and Risk Committee, the Human Resource and Compensation Committee (the Compensation Committee) and the Nominating and Corporate Governance Committee. From time to time the Board forms special committees to provide oversight and approve specific matters.

Audit Committee

  Members:* (1)

  - Barbara L. Loughran (Chair)

  - Manny Fernandez

  - Robert A. McNamara

  - Christopher M.T. Thompson

* Each member is independent and financially literate and qualifies as an audit committee financial expert

Primary responsibilities include monitoring and overseeing the:

•   Integrity of the Company’s financial statements

•   Independent auditor’s qualifications and independence

•   Performance of the Company’s internal audit function and independent auditors

•   Compliance by the Company with legal and regulatory requirements

•   Oversight of controls and processes over material ESG data reporting

Meetings in Fiscal 2022: 7 Committee Member Attendance: 97%

(1)

It is anticipated that, effective as of the date of the Annual Meeting, Ms. Abani will be added as a member of the Audit Committee. Ms. Abani is independent and financially literate and qualifies as an audit committee financial expert.

Committee Charter: The Audit Committee’s current charter is available by following the links to “Investors —Corporate Governance — Committee Composition” on the Company’s website at www.jacobs.com or upon written request, as described below under “Corporate Governance — Availability of Documents.”

20	| 2023 Proxy Statement

ESG and Risk Committee

  Members:*

  - Robert A. McNamara (Chair)

  - General Ralph E. Eberhart†

  - Georgette D. Kiser

  - Barbara L. Loughran

  - Peter J. Robertson

* Each member is independent

† New member appointed to Committee in fiscal 2022

Primary responsibilities include reviewing and overseeing the Company’s:

•   Overall ESG strategy and overseeing the Company’s key ESG initiatives and policies

•   Key enterprise-wide ESG metrics, targets, key performance indicators and related goals

•   ERM strategy and its policies, procedures, and standards for identifying and managing Enterprise Risk

•   Deployment of its ERM framework and risk measurement methodologies

Meetings in Fiscal 2022: 5 Committee Member Attendance: 100%

Committee Charter: The ESG and Risk Committee’s current charter is available by following the links to “Investors — Corporate Governance — Committee Composition” on the Company’s website at www.jacobs.com or upon written request, as described below under “Corporate Governance — Availability of Documents.”

Human Resource and Compensation Committee

Members:* - Peter J. Robertson (Chair) - General Vincent K. Brooks - General Ralph E. Eberhart - Manny Fernandez - Georgette D. Kiser * Each member is independent

Primary responsibilities include:

•   Reviewing, recommending, and governing all compensation and benefits policies for executive officers

•   Approving and overseeing policy and protocol involved in the granting of all equity compensation

•   Overseeing the design and administration of the Company’s employee benefit plans

•   Overseeing the adoption and administration of key human resources processes and programs, including Inclusion & Diversity

•   Oversight of human capital management and other ESG related matters delegated from the ESG & Risk Committee

Meetings in Fiscal 2022: 6 Committee Member Attendance: 100%

Committee Charter: The Compensation Committee’s current charter is available by following the links to “Investors — Corporate Governance — Committee Composition” on the Company’s website at www.jacobs.com or upon written request, as described below under “Corporate Governance — Availability of Documents.”

Compensation Committee Interlocks and Insider Participation: During the last completed fiscal year, no member of the Compensation Committee was an officer or employee of the Company, was a former officer of the Company, nor had a relationship with the Company requiring disclosure as a related party transaction under Item 404 of Regulation S-K. None of the Company’s executive officers served on the compensation committee or board of directors of another entity whose executive officer(s) served as a member of the Company’s Board of Directors or on the Compensation Committee.

2023 Proxy Statement |	21

Nominating and Corporate Governance Committee

  Members:*

  -General Ralph E. Eberhart (Chair)

  -Priya Abani†

  -General Vincent K. Brooks

  -Georgette D. Kiser†

  -Christopher M.T. Thompson

* Each member is independent

† New member appointed to Committee in fiscal 2022

Primary responsibilities include:

•   Identifying for the Board of Directors qualified candidates to serve as directors of the Company

•   Establishing for the Board corporate governance policies, principles and guidelines

•   Overseeing the Annual Self-Evaluation of the Board

•   Establishing and recommending to the Board outside director compensation

•   Overseeing the Company’s compliance programs

•   Oversight of ESG related matters delegated from the ESG & Risk Committee

Meetings in Fiscal 2022: 5 Committee Member Attendance: 100%

Committee Charter: The Nominating and Corporate Governance Committee’s current charter is available by following the links to “Investors — Corporate Governance — Committee Composition” on the Company’s website at www.jacobs.com or upon written request, as described below under “Corporate Governance — Availability of Documents.”

22	| 2023 Proxy Statement

Corporate Governance Guidelines

The Company monitors developments in the area of corporate governance and routinely reviews its processes and procedures in light of such developments. The Company believes that it has procedures and practices in place which are designed to enhance and protect the interests of its shareholders.

The Board of Directors has approved Corporate Governance Guidelines for the Company, which are reviewed and updated on an annual basis. The Board also utilizes outside legal counsel to provide training and advice on governance matters. The Corporate Governance Guidelines are available by following the links to “Investors —Corporate Governance — Corporate Governance & ESG” on the Company’s website at www.jacobs.com or upon written request, as described below under “Corporate Governance — Availability of Documents.” The Corporate Governance Guidelines address the following matters:

✓	The role of the Board to provide oversight, counseling and direction to the Company’s leadership in the interest of the Company and its shareholders

✓	Frequency of meetings of the Board (5-6 regular meetings per year)

✓	The requirement that the Board of Directors be comprised of a majority of independent directors

✓	Guidelines for evaluating and nominating director nominees, including relevant skills, experience and diversity

✓	The requirement that the standing Committees of the Board of Directors be comprised entirely of independent directors

✓	The requirement that directors attend all regularly scheduled Board and Committee meetings in person or by videoconference unless required by illness or other extenuating circumstances

✓	Executive sessions of the Board of Directors wherein independent directors meet as a group without the presence of management directors

✓	Orientation for new directors and continuing education for Board members
✓	The selection, roles and responsibilities of the Chair and CEO and the Lead Independent Director

✓	The requirement that the performance of the Chair and CEO be evaluated annually and reviewed by the independent directors

✓	Succession planning

✓	Annual Board self-evaluation

✓	Other matters uniquely germane to the work and responsibilities of the Board of Directors

✓	Guidelines for determining director independence

✓	Director and executive officer stock ownership guidelines

✓	Conflicts of interests

✓	Majority voting in uncontested elections of directors

✓	Limitations on the number of public company boards on which independent directors may serve to four (including the Company’s Board)

✓	Committees of the Board, including assignment of directors to committees and appointment of committee chairs

Director Education

The Board recognizes the importance of director continuing education and is committed to provide such education to enhance both Board and Committee performance. Accordingly, as noted in the Company’s Corporate Governance Guidelines, the Company regularly provides the Board with education programs, presentations and briefings on topics relevant to the Company, its business and risk profile, including separate educational sessions in connection with each regular Board meeting. All directors are members of the National Association of Corporate Directors. In addition, each year the Board engages a third-party expert to host an educational program for members of the Board on matters relevant to the Company or relating to duties and responsibilities of directors.

2023 Proxy Statement |	23

Directors are also encouraged to attend at least one outside educational program each year on any subjects pertaining to the directors’ responsibilities such as “directors’ colleges.” Additionally, newly elected directors must participate in the Company’s orientation program for new directors.

Management Succession Planning and Development

The Board is committed to positioning Jacobs for further growth through ongoing talent management, succession planning and the deepening of our leadership bench strength. The Board has assigned to the Compensation Committee, as set forth in its charter, the responsibility to oversee the succession plans relating to the executive officers of the Company, including the CEO, and to recommend to the Board, with respect to succession planning, the selection of individuals for executive officer positions. Additionally, the Company’s Corporate Governance Guidelines require that the CEO report at least annually to the Compensation Committee and the Board on succession planning for the executive officers, other than CEO, and to make available, on a continuing basis, his or her recommendations concerning who is qualified to assume the role of CEO in the event the CEO becomes unable to perform his or her duties. Our emergency succession planning is intended to enable the Company to respond to unexpected position vacancies, including those resulting from a major catastrophe, natural disaster or other impactful event by continuing the Company’s safe and sound operation and minimizing potential disruption or loss of continuity to the Company’s business and operations.

In September 2022, the Company announced that, effective as of the date of the Annual Meeting, Mr. Pragada, our current President and Chief Operating Officer, will succeed Mr. Demetriou as Chief Executive Officer of the Company and join the Board of Directors. Mr. Demetriou will continue as Executive Chair of the Board following this change.

Mr. Pragada first joined the Company in 2006, holding several senior management positions over nine years. He then returned to the Company in 2016 as President of the global Industrial and Buildings & Infrastructure lines of business, and in 2019, Mr. Pragada was appointed President and Chief Operating Officer. Mr. Pragada’s readiness to step into the role of Chief Executive Officer is a demonstration of the Company’s focus on ongoing talent development and the Board’s ability to effectively implement its long-term succession planning.

Annual Board and Committee Evaluations

The Nominating and Corporate Governance Committee, together with the Lead Independent Director, coordinates regular Board performance evaluations. These evaluations are conducted through a combination of formal and informal processes, including the following, among others:

•	The Board regularly conducts a self-evaluation of its performance.

•

The Lead Independent Director and/or the Chair of the Nominating and Corporate Governance Committee periodically conduct one-on-one interviews with directors regarding Board effectiveness and performance, and report the results back to the Nominating and Corporate Governance Committee.

•	At least annually, the full Board receives updates on corporate governance best practices from an outside law firm.

•	At the end of each regular Board meeting, the Board holds an executive session at which feedback on the meeting is provided to the Chair and Lead Independent Director.

•

Annually, the Nominating and Corporate Governance Committee reviews the composition of the entire Board, including the backgrounds, skills and experience of the current directors, through the use of a skills matrix.

•

At least annually, each Committee conducts a formal self-evaluation and reviews its charter with the assistance of outside legal counsel. The Chair of the Nominating and Corporate Governance Committee attends the self-evaluation sessions in order to incorporate feedback into the overall Board self-evaluation process.

•

Feedback from these processes is communicated to the Chair of the Board, the Chair of the Nominating and Corporate Governance Committee and the Lead Independent Director so that appropriate follow-up measures can be discussed, implemented, and monitored.

24	| 2023 Proxy Statement

Attendance at Meetings of the Board and its Committees and the Shareholder Meeting

Overall director attendance at meetings of the Board and its Committees was 99% during fiscal 2022. Each individual director attended at least 75% of all meetings of the Board and all Committees on which they served during fiscal 2022. Board members are expected to attend annual meetings of shareholders. All of the members of our Board attended the 2022 Annual Meeting via the virtual meeting platform, except for one director who was unable to join the virtual meeting due to an internet connectivity issue.

Code of Ethics

In addition to the Corporate Governance Guidelines, the Board of Directors has adopted the following other codes, guidelines and policies:

✓	Code of Business Conduct and Ethics for Members of the Board of Directors;

✓	Code of Ethics for the Chief Executive Officer and Senior Financial Officers; and

✓	Code of Conduct.

These documents, along with the Corporate Governance Guidelines, serve as the foundation for the Company’s system of corporate governance. They provide guidance for maintaining ethical behavior, require that directors and employees comply with applicable laws and regulations, prohibit conflicts of interest and provide mechanisms for reporting violations of the Company’s policies and procedures.

In the event the Company makes any amendment to, or grants any waiver from, a provision of the code of ethics that applies to the principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable Securities and Exchange Commission (SEC) rules, the Company will disclose such amendment or waiver and the reasons therefore on its website at www.jacobs.com.

Stock Ownership Guidelines

In an effort to more closely align the Company’s independent directors’ financial interests with those of our shareholders, the Board of Directors has established stock ownership guidelines for independent directors. Under these guidelines, the Company’s independent directors are expected to hold equity in the Company (taking into account the value of common stock owned, and outstanding restricted stock and restricted stock unit (RSU) awards held by the individual) valued at a minimum of five times their annual cash retainer within a reasonable time after initial appointment or election to the Board. Independent directors are restricted from selling any shares of common stock during any period in which they have not met these ownership guidelines. As of the end of fiscal 2022, all independent directors who have served on the Board for at least 5 years exceeded these guidelines.

Similarly, the Company has established stock ownership guidelines for senior leadership. Under these guidelines, the Company’s senior leadership is expected to hold equity in the Company (taking into account the value of common stock owned, and outstanding RSU awards held by the individual, but excluding unvested performance share units or unexercised options) valued as follows:

Position	Multiple of Base Salary
Chair and CEO	6x
Presidents (COO and CFO)	4x
EVPs/Presidents of Lines of Business	3x
Other Senior Leadership (SVPs)	2x

Members of senior leadership are not required to purchase shares of common stock to reach the applicable threshold but are restricted from selling any shares of common stock during any period in which they have not met these ownership guidelines. This restriction does not apply to the withholding of shares to satisfy tax withholding requirements. As of the Record Date, all named executive officers (NEOs) exceeded their respective guidelines. Any sales by directors and executives are subject to the Company’s insider trading policy, which requires sales during open trading windows to be precleared by the Company’s General Counsel.

2023 Proxy Statement |	25

Shareholder Engagement

Why We Engage

Understanding the issues that are important to our shareholders is critical to ensure that we address their interests in a meaningful and effective manner. It is also the foundation of good corporate governance. In that light, we engage with our shareholders on a regular basis throughout the year to discuss a range of topics, including our performance, strategy, risk management, executive compensation, corporate governance, and ESG and sustainability.

We recognize the value of taking our shareholders’ views into account. Dialogue and engagement with our shareholders help set goals and expectations for our performance, and facilitate identification of emerging issues that may affect our strategies, corporate governance, compensation practices, and other aspects of our operations.

When We Engage

How we Engage

Our shareholder and investor outreach and engagement take many forms. We participate in numerous investor conferences and analyst meetings, hold our own investor events, host quarterly earnings calls, and meet with one or more of our shareholders in a variety of contexts and forums. As part of our shareholder engagement program, members of our Board, including our Lead Independent Director, also participate in many of these meetings to discuss a range of ESG matters, including executive compensation, corporate governance, and sustainability.

In addition, our Chair and Chief Executive Officer, Chief Financial Officer, Senior Vice President of Investor Relations, and other senior management engage with our shareholders on a frequent basis, year-round, to discuss our strategy and our financial and business performance and to provide updates on key developments.

26	| 2023 Proxy Statement

Topics of shareholder engagement in fiscal 2022 included corporate governance, executive compensation, ESG matters, business performance, strategic priorities and goals, firm culture, risk management, succession planning, and climate risk, among others.

Shareholder Engagement in Fiscal 2022

Our Response to Shareholder Feedback

Shareholder feedback is delivered regularly to our Board and thoughtfully considered. Such feedback has led to modifications in our executive compensation programs, our corporate governance practices and our disclosures.

In October 2022, following communications with our shareholders, our Board amended the Company’s Bylaws to provide for shareholder nominations of directors and a proxy access right for shareholders, pursuant to which a shareholder, or a group of up to 20 shareholders, owning in the aggregate at least three percent of outstanding shares of the Company’s common stock continuously for at least three years, may nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of (a) two directors or (b) twenty percent of the Board, subject to certain limitations and provided that the shareholders and nominees satisfy the requirements specified in the Company’s Bylaws. The Company’s Bylaws are available by following the links to “Investors — Corporate Governance — Corporate Governance & ESG” on the Company’s website at www.jacobs.com.

We also made certain modifications to our compensation programs for fiscal 2023 in response to feedback from our shareholders. For more information about these changes, see “Compensation Discussion & Analysis,” under the heading “Looking Ahead — Changes to our Compensation Program for 2023.”

2023 Proxy Statement |	27

Contacting the Board of Directors

Generally — All communications required by law or regulation to be relayed to the Board of Directors are relayed promptly after receipt by the Company. Any communications received by the Company from shareholders that have not also been sent directly to the Board of Directors will be processed as follows: (1) if the shareholder specifically requests the communication be sent to the Board, the communication will then be promptly relayed to the Board and (2) if the shareholder does not request that the communication be sent to the Board of Directors, then the Company’s leadership will promptly relay to the Board all communications that the management of the Company, using its best business judgment, determines should be relayed to the Board.

Contacting the Board of Directors — Any shareholder, employee or interested party who desires to communicate with the Board may do so by writing to The Board of Directors, c/o Corporate Secretary, Jacobs Solutions Inc., 1999 Bryan Street, Suite 3500, Dallas, Texas 75201, in an envelope marked confidential.

Contacting Independent Directors — Any shareholder, employee or interested party who desires to communicate with the Company’s independent directors may do so as follows:

✓	Confidentially or anonymously through the Company’s Integrity Hotline, +1 (844) 543-8351;

✓	By writing to Lead Independent Director, c/o Corporate Secretary, Jacobs Solutions Inc., 1999 Bryan Street, Suite 3500, Dallas, Texas 75201, in an envelope marked confidential; or

✓	By sending an email to LeadIndependent.Director@Jacobs.com.

Contacting the Audit Committee — Any shareholder, employee or interested party may submit at any time a good faith complaint regarding any questionable accounting, internal accounting controls, or auditing matters concerning the Company without fear of dismissal or retaliation of any kind. Employees are encouraged to report their concerns and complaints to the Company’s senior leadership or to the Audit Committee of the Board of Directors. Confidential, anonymous reports may be made as follows:

✓	Through the Company’s Integrity Hotline, +1 (844) 543-8351;

✓	By writing to the Chair of the Audit Committee, c/o Corporate Secretary, Jacobs Solutions Inc., 1999 Bryan Street, Suite 3500, Dallas, Texas 75201, in an envelope marked confidential; or

✓	By sending an email to Audit.Committee@Jacobs.com.

Availability of Documents

The full text of the Corporate Governance Guidelines, the Code of Business Conduct and Ethics for Members of the Board of Directors, the Code of Ethics for the Chief Executive Officer and Senior Financial Officers, the Code of Conduct, the Committee Charters, the Board of Directors Guidelines for Determining the Independence of its Members, and the other corporate governance materials described in this Proxy Statement are accessible by following the link to “Investors — Corporate Governance — Corporate Governance & ESG” on the Company’s website at www.jacobs.com.

The Company will furnish without charge a copy of any of the foregoing documents to any person making such a request in writing and stating that he or she is a beneficial owner of common stock of the Company. Requests should be addressed to: Jacobs Solutions, Inc., 1999 Bryan Street, Suite 3500, Dallas Texas 75201, Attention: Corporate Secretary.

Compensation of Directors

Compensation Philosophy

•

Attract and retain highly qualified directors having a diverse range of backgrounds, skills and experience by offering compensation that is competitive with the Company’s peer group and the broader market of other similarly-sized companies.

•

Align the interests of directors with our shareholders by providing a significant portion of compensation in equity and requiring directors to comply with robust stock ownership guidelines and policies prohibiting hedging, shorting or pledging Company stock.

28	| 2023 Proxy Statement

•	Provide a compensation program that reflects individual director responsibilities and time commitments.

•	Provide compensation that is simple and transparent.

Determination of Non-Employee Director Compensation

Each year, the Board determines non-employee director compensation based upon the recommendation of the Nominating and Corporate Governance Committee. In making a recommendation, the Nominating and Corporate Governance Committee considers market data for the Company’s peer group, which is the same peer group used for the Company’s executive compensation benchmarking, as well as data for a broader market of similarly-sized companies, and input regarding market practices for director compensation from Farient Advisors, which is the same independent consultant that is retained by the Compensation Committee.

Components of Non-Employee Director Compensation

Compensation Component	Calendar Year 2021	Calendar Year 2022	Purpose

Cash Retainer	$115,000 (1)	$125,000	Provide a competitive cash retainer

Lead Independent Director Additional Cash Retainer	$100,000	$100,000	Provide additional compensation that takes into account the increased responsibilities and time commitments of the Lead Independent Director.

Committee Chair Additional Cash Retainer	$25,000	$25,000	Provide additional compensation that takes into account the increased responsibilities and time commitments of the Chair of each of the Board’s standing Committees. Each Committee Chair also serves on the ESG & Risk Committee.

Special Meeting Fees (beginning with ninth meeting for the Board or a standing Committee, and the third meeting for any Special Committee, in each case during the applicable fiscal year)	$2,000/meeting	$2,000/meeting	Provide compensation for periods of unusually high meeting activity.

Equity Grant (RSUs that vest on the earlier of 1 year after grant or the next annual shareholder meeting)	$180,000	$190,000

Align interests of directors with the long-term interests of the Company’s shareholders.

Directors restricted from selling shares until reaching stock ownership guidelines level (5x annual cash retainer).

Equity

For 2022, the Board set the annual equity value to be awarded to independent directors at approximately $190,000, and, accordingly, granted each independent director an award of 1,512 RSUs on January 26, 2022. Such grants were made pursuant to the Company’s 1999 Outside Director Stock Plan, as amended and restated (the 1999 Outside Director Plan). Each RSU grant vests upon the earlier of (1) the next annual shareholder meeting or (2) the 1-year anniversary of the grant date.

2023 Proxy Statement |	29

If the Company pays a cash dividend on its outstanding common stock, RSUs will be credited with cash dividend equivalent rights (Dividend Equivalents) paid to the applicable director upon the vesting of the RSUs and distribution of the underlying shares of common stock as described below in the section entitled “Executive Compensation — Narrative Disclosure to Summary Compensation Table” and “Grants of Plan Based Awards Table — Payment of Dividends and Dividend Equivalent Rights.” Each director also receives cash dividends with respect to each outstanding restricted stock award (RSA), if any, as and when paid to shareholders of common stock.

Additional Director Compensation for Periods of Unusually High Board or Committee Activity

The Board has adopted a policy under which non-employee directors may receive additional compensation for periods of unusually high Board or committee activity. The intention of this policy is to adequately compensate directors for additional services rendered during periods of unusually high activity and will not be paid for ordinary course of business responsibilities. The Corporate Governance Guidelines provide that there will be five to six regularly scheduled Board meetings per year, and the policy provides that, for each Board or committee meeting in excess of eight meetings for the Board or applicable standing committee during a single fiscal year, the Company will pay an additional $2,000 special fee for each meeting to the non-employee directors in attendance. In the event the Board forms a special committee, the Company will pay the additional $2,000 special fee for each special committee meeting beginning in excess of two special committee meetings in a single fiscal year. During fiscal 2022, the Company’s Board held six meetings. Accordingly, no special fees were earned by non-executive directors for additional meetings of the Board for fiscal 2022.

Director Deferral Plan

Additionally, independent directors are eligible to participate in the Jacobs Director Deferral Plan, pursuant to which each director may defer all or a portion of such director’s cash retainer and/or RSUs.

Non-Employee Director Compensation During Fiscal 2022

The table below sets forth the compensation earned by each of the Company’s independent directors during fiscal 2022. Mr. Demetriou, our CEO, serves as Chair and a director on our Board but did not receive compensation for his service as a director. The compensation paid to Mr. Demetriou as an employee during fiscal 2022 is set forth in the “Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	All Other Compensation ($) (4)	Total ($)

Priya Abani	110,000	215,785	—	—	325,785

General Vincent K. Brooks	122,500	190,028	—	1,447	313,975

Robert C. Davidson, Jr. (5)	72,500	—	—	47,095	119,595

General Ralph E. Eberhart	141,250	190,028	—	1,447	332,725

Manny Fernandez	122,500	190,028	—	—	312,528

Georgette D. Kiser	122,500	190,028	—	—	312,528

Linda Fayne Levinson (5)	60,000	—	—	48,963	108,963

Barbara L. Loughran	147,500	190,028	—	—	337,528

Robert A. McNamara	147,500	190,028	—	1,447	338,975

Peter J. Robertson	147,500	190,028	—	1,447	338,975

Christopher M.T. Thompson	222,500	190,028	—	—	412,528

(1)

Represents director fees earned during fiscal 2022. Directors who served on the Board for a portion of the fiscal year received a pro-rated amount of the annual cash retainer. No special fees were earned by non-executive directors for additional meetings of the Board for fiscal 2022.

30	| 2023 Proxy Statement

(2)

Represents the grant date fair value of the RSU grants under the 1999 Outside Director Plan during fiscal 2022 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (FASB ASC Topic 718). The aggregate number of shares of RSUs outstanding at September 30, 2022, for each independent director was as follows: P. Abani — 1,689; J.; V. Brooks — 1,512; R. Davidson — 4,196; R. Eberhart — 8,321; M. Fernandez — 3,685; G. Kiser — 3,235; L. Fayne Levinson — 0; B. Loughran — 6,449; R. McNamara — 1,512; P. Robertson — 11,321; and C. Thompson — 14,132. In addition to the annual equity grant for 2022, Ms. Abani received a pro rata grant for the portion of calendar year 2021 for which she served on the Board.

(3)

The Company has not granted options to independent directors since fiscal 2016. The aggregate number of options outstanding at September 30, 2022, for each independent director was as follows: P. Abani — 0; J. ; V. Brooks — 0; R. Davidson — 14,000; R. Eberhart —14,000; M. Fernandez — 0; G. Kiser — 0; L. Fayne Levinson — 10,500; B. Loughran — 0; R. McNamara — 0; P. Robertson — 10.500; and C. Thompson — 18.000.

(4)

Represents dividend payments on RSAs during fiscal 2022 as well as dividend equivalent payments on RSUs that vested during the fiscal year. These amounts do not include accumulated dividend equivalent rights on vested RSUs that have not yet been distributed to each independent director as follows: P. Abani — $0; V. Brooks — $0; R. Davidson — $9,934; R. Eberhart — $28,394; M. Fernandez — $3,325; G. Kiser — $2,636; L. Fayne Levinson — $0; B. Loughran — $10,434; R. McNamara — $0; P. Robertson — $40,904; and C. Thompson — $41,711.

(5)

The terms of Mr. Robert C. Davidson, Jr. and Ms. Linda Fayne Levinson expired on January 25, 2022, the date of the 2022 Annual Meeting. Mr. Davidson and Ms. Fayne Levinson did not stand for re-election at the 2022 Annual Meeting.

Forward-Looking Statements

This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not directly relate to any historical or current fact. When used herein, words such as “estimates,” “intends,” and “will” and similar words are intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Although such statements are based on management’s current estimates and expectations and/or currently available data, forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause our actual results to differ materially from what may be inferred from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those listed in Item 1A — Risk Factors in the Company’s 2022 Annual Report on Form 10-K. The Company does not undertake any obligation to release publicly any revisions or updates to any forward-looking statements.

2023 Proxy Statement |	31

PROPOSAL NO. 2 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

What are You Voting on?

As required by Section 14A of the Securities Exchange Act of 1934, as amended, this proposal seeks a shareholder advisory vote to approve the compensation of our NEOs as disclosed pursuant to Item 402 of Regulation S-K through the following resolution:

“Resolved, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which includes the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables and narrative disclosures).”

As an advisory vote, this proposal is not binding on the Company, the Board of Directors, or the Compensation Committee, and will not be construed as overruling a decision by the Company, the Board, or the Compensation Committee or creating or implying any additional fiduciary duty for the Company, the Board, or the Compensation Committee. However, the Board of Directors and the Compensation Committee value the opinions that shareholders express in their votes and will consider the outcome of the vote when making future compensation decisions.

What is the Voting Requirement?

The approval of the advisory resolution on the Company’s executive compensation requires the affirmative vote of a majority of shares of common stock present, in person, via the virtual meeting platform or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the advisory resolution. Broker non-votes will have no effect of the outcome of the advisory vote.

The Board of Directors unanimously recommends that you vote FOR the advisory resolution approving the Company’s executive compensation.

32	| 2023 Proxy Statement

COMPENSATION COMMITTEE REPORT

The Human Resource and Compensation Committee of the Board of Directors reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement. The Board has approved that recommendation.

Peter J. Robertson, Chair General Vincent K. Brooks General Ralph E. Eberhart Manny Fernandez Georgette D. Kiser

2023 Proxy Statement |	33

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Executive Summary

We operate with a pay-for-performance executive compensation philosophy in a challenging, highly competitive and rapidly evolving global environment. Our pay-for-performance philosophy is designed to attract and retain the world’s best talent throughout the company, including at our executive level. Our named executive officers (NEOs) for fiscal 2022 were:

Steven J. Demetriou Chair of the Board and Chief Executive Officer (CEO)	Kevin C. Berryman President and Chief Financial Officer (CFO)	Joanne E. Caruso Executive Vice President, Chief Legal and Administrative Officer (CLAO)	Patrick X. Hill Executive Vice President, President of P&PS	Robert V. Pragada President and Chief Operating Officer (COO)

In addition, Dawne Hickton, former Executive Vice President, President of People & Places Solutions, is included as one of our NEOs for fiscal 2022. Ms. Hickton departed the Company, effective June 3, 2022.

Our Executive Compensation Philosophy

Our vision is to provide superior client value based on long-term relationships and favorable returns to our shareholders through profitable growth. The Compensation Committee adheres to a compensation program that drives this vision by attracting and retaining highly qualified employees and motivating them to deliver value to our customers and shareholders. Accordingly, our executive compensation program:

✓	Provides executives with target total compensation that is competitive with the market;

✓

Rewards executives for superior annual Company performance through our Leadership Performance Plan (LPP), a short-term cash incentive program that places a substantial component of pay at risk, with specific measures and targets assigned to each participant based on their role in the Company; and

✓	Aligns our executives’ interests with those of our shareholders through long-term equity-based awards.

34	| 2023 Proxy Statement

Guide to CD&A

How did we perform?	✓	Net earnings from continuing operations of $644 million, an increase of 38% from fiscal 2021.
	✓	Earnings per share (EPS) of $4.98, an increase of 60% from fiscal 2021.
✓

Announced new transformative corporate strategy, Boldly Moving Forward, based on an extensive evaluation of global trends, capabilities and markets to understand the largest opportunities, projected spend and growth rates resulting in the identification of three growth accelerators: Climate
Response, Consultancy & Advisory and Data Solutions.

What did we change in 2022?	✓

Annual Bonus Plan: Expanded the plan’s “strategic non-financial goals” to include “strategic and ESG goals”, consistent with our strategy to drive accountability and meet our long-term priorities, while continuing to stress the importance of ESG initiatives through our focus on Inclusion & Diversity, culture, talent retention, innovation, operational excellence and safety.

How do we determine pay?	✓	Design pay programs to reward executives for positive Company financial results and other strategic and ESG initiatives and align with shareholder interests by having a significant portion of compensation composed of equity-based long-term incentive awards.
	✓	Set pay levels commensurate with market performance and the need to attract and retain high quality talent.
✓

Consider the advice of an independent compensation consultant, internal pay equity among executives and the alignment of total pay opportunity and pay outcomes with performance and with external market data.

How did we pay our NEOs?	✓	Fiscal 2022 short- and long-term incentive payouts aligned with our fiscal 2022 performance.
	✓	Base salaries reflect each NEO’s role, responsibility, experience, individual performance and market conditions.
✓

Annual incentive payouts were earned at 89.3% of target, based on achievement of (1) Company performance objectives and (2) individual strategic and ESG goals, reflecting Company initiatives around Inclusion & Diversity, innovation, culture and talent retention, among others.

✓

Due to ongoing economic uncertainty, and in particular the impact of global economic conditions on the Company’s performance in the second half of the fiscal year, and the Company’s efforts to manage costs, payments under the annual incentive plan for fiscal 2022 were made in the form of cash (~55%) and time-based restricted stock units (RSUs) (~45%) with a three-year ratable vesting schedule.

	✓	Long-term equity incentives granted in fiscal 2022 at target levels, using a portfolio of performance-based restricted stock units (PSUs) and RSUs.
	✓	In response to shareholder feedback, the “lock-in” feature will be eliminated for all PSUs, starting with fiscal 2023 grants.

How do we address risk and governance?	✓	Provide an appropriate balance of short- and long-term compensation, with payouts based on the Company’s achievement of certain financial metrics and specific business area objectives.
✓

Follow practices that promote good governance and serve the interests of our shareholders, with maximum payout caps for annual cash incentives and long-term performance awards and policies on clawbacks, anti-pledging, anti-hedging, insider trading and stock ownership.

✓

Annual “say-on-pay” shareholder vote and an annual compensation risk assessment of our compensation program, pursuant to which our independent compensation consultant confirmed that none of our compensation plans encourage undue risk-taking.

Why you should approve the say-on-pay proposal	✓	Fiscal 2022 incentive payouts for our NEOs aligned with Company performance.
	✓	Our pay program is aligned with shareholder interests, emphasizing achievement of strategic objectives over the long term.
	✓	Our pay program is designed to attract and retain a strong leadership team and to reward the achievement of financial and strategic objectives over the long term.

2023 Proxy Statement |	35

Our Executive Compensation Program and Practices

The Compensation Committee believes that our executive compensation program is appropriately designed to advance the interests of our shareholders and other stakeholders. The key components and associated purposes of our compensation program are as follows:

* See page 45 for definitions of DSO and GP in Backlog.

36	| 2023 Proxy Statement

We remain committed to executive compensation practices that drive performance and that align the interests of our leadership team with the interests of our shareholders and other stakeholders. Below is a summary of best practices that we have implemented and practices that we avoid with respect to the compensation of our NEOs.

WHAT WE DO	WHAT WE DO NOT DO

☑ Pay-for-Performance — A significant majority of our executives’ target compensation is at risk, including stock-based and/or performance-based compensation tied to pre-established performance goals aligned with our short- and long-term objectives.

☑ Compensation Recoupment Policies — We have a clawback policy that applies when inaccurate financial statements have affected incentive award payments to executive officers. This policy is further described under “Clawback Policy” below.

☑ Stock Ownership Guidelines — Our Board has established robust stock ownership guidelines applicable to our Board members and executives as described under “Stock Ownership Guidelines” below.

☑ Thorough Compensation Benchmarking — The Compensation Committee reviews publicly available information to evaluate how our NEOs’ compensation compares to that of executives in comparable positions at peer companies as described under “Assessing Compensation Competitiveness” below.

☑ Independent Compensation Consultant — The Compensation Committee benefits from its use of an independent compensation consulting firm, which provides no other services to the Company.

☑ Annual Pay-for-Performance and Risk Review — With the help of its independent compensation consultant, the Compensation Committee analyzes the alignment of realizable pay and performance on an annual basis to ensure that our incentive programs are working as intended and do not encourage excessive risk-taking.

☑ Vesting Conditions on Dividend Equivalents — We impose the same vesting conditions on dividend equivalents as on the underlying RSUs.

☒ No Tax Gross-Ups — We do not have tax reimbursements or gross-ups on severance or other payments. See “Other Benefits — Perquisites” below.

☒ No Pension Plans or Special Retirement Programs for Executive Officers — We do not have a defined benefit pension plan or supplemental retirement plan for executive officers.

☒ No Excessive Perquisites — We do not offer excessive executive perquisites such as personal use of airplanes at the Company’s expense, Company-provided automobiles or auto allowances (except for expatriates) or payment of club dues.

☒ No Speculative Trading — Board members and executive officers are prohibited from short-selling our stock and buying or selling puts and calls of our stock. See “Insider Trading and Policy on Hedging or Pledging of Stock” below.

☒ No Hedging — Board members and executive officers are prohibited from engaging in hedging transactions that could eliminate or limit the risks and rewards of owning our stock. See “Insider Trading and Policy on Hedging or Pledging of Stock” below.

☒ No Use of Jacobs Stock as Collateral for Margin Loans — Board members and executive officers are prohibited from using our stock as collateral for any margin loan. See “Insider Trading and Policy on Hedging or Pledging of Stock” below.

2023 Proxy Statement |	37

The Compensation Decision Process

The Compensation Committee may, from time to time, directly retain the services of independent consultants and other experts to assist in fulfilling its responsibilities. In fiscal 2022, the Compensation Committee engaged the services of Farient Advisors (the Independent Consultant), a global executive compensation consulting firm, to review and provide recommendations concerning all components of the Company’s executive compensation programs. The Independent Consultant performs services on behalf of the Compensation Committee and has no relationship with the Company or its executives except as it may relate to performing such services. The Independent Consultant also advises the Nominating and Corporate Governance Committee on non-employee director compensation. The Compensation Committee has assessed the independence of the Independent Consultant pursuant to the rules of the SEC and the NYSE and concluded that the Independent Consultant is independent, and no conflict of interest exists with respect to the services provided by the Independent Consultant to the Compensation Committee.

During fiscal 2022, the CEO and other members of our senior executive team worked with the Compensation Committee to help ensure that our executive compensation programs are competitive, ethical, and aligned with the Company’s values. For fiscal 2022, compensation decisions for the NEOs (other than our CEO) were made by the Compensation Committee after consultation with the CEO, and compensation decisions with respect to our CEO were approved by the full Board upon recommendation from the Compensation Committee.

Looking Ahead—Changes to our Executive Compensation Program for 2023

In light of our new corporate strategy, Boldly Moving Forward, that was announced in early 2022, the Compensation Committee reviewed our executive compensation plan design to ensure that it aligns with the Company’s updated long-term strategy and its plans and vision for its future. In addition, the Compensation Committee considered feedback from shareholders and the results of the “say on pay” proposal at the 2022 annual meeting of shareholders. As a result of this process, certain changes were identified related to both our short-term and long-term incentive plans beginning with fiscal 2023.

For fiscal 2023, our short-term incentive plan will incorporate, as a component of each participant’s goals, a “Corporate Scorecard” for our strategic and ESG goals, including, among other things, the results of questions in our annual culture survey related to Inclusion & Diversity and the behaviors practiced by our leaders over time. This represents a shift from individual goals set for each participant and is designed to provide alignment across the organization for key non-financial strategic and ESG goals.

Additionally, in response to shareholder feedback, and in an effort to reduce the complexity of our long-term incentive plan design, a full three-year performance period will be applied to all PSU grants beginning with those awarded in fiscal 2023. This change also results in the removal of the “lock-in” component for new PSU grants, which has been in place since fiscal 2012. This provision allowed for awards to be “locked in” and no longer forfeitable if the Company met certain performance targets in years 1 or 2 of the three-year performance period, and if the employee did not have a separation of service prior to the vesting date.

Assessing Compensation Competitiveness

The Compensation Committee, with the help of the Independent Consultant, annually compares each element of compensation to that of an industry peer group. For fiscal 2022, as part of its annual review, the Compensation Committee determined that the peer group should be comprised of (1) companies from a range of industries, including professional services, technology, defense and engineering that are competitive with the Company for business and executive management talent or (2) companies that provide IT consulting or technical services to government and large commercial clients. For fiscal 2022, the Company’s peers are generally within one-quarter to four times the size of the Company in terms of revenue and market capitalization.

Similar to prior years, to assess compensation competitiveness compared to the peer group, the Independent Consultant utilized comparative data disclosed in publicly available proxy statements, other documents filed with the SEC, and data from a comprehensive database of pay survey information.

38	| 2023 Proxy Statement

The following chart shows our fiscal 2022 industry peer group, including relevant size and performance data to illustrate the Company’s relative position.

Revenue (Most Recently Available Four Quarters)		Market Capitalization as of 9/30/2022
Company	($MMs)	Company	($MMS)
ACCENTURE PLC-CL A	61,594	ACCENTURE PLC-CL A	162,366
GENERAL DYNAMICS CORP	38,848	NORTHROP GRUMMAN CORP	72,764
NORTHROP GRUMMAN CORP	35,208	GENERAL DYNAMICS CORP	58,187
COGNIZANT TECH SOLUTIONS-A	19,366	L3HARRIS TECHNOLOGIES INC	39,769
L3HARRIS TECHNOLOGIES INC	16,834	COGNIIZANT TECH SOLUTIONS	29,742
DXC TECHNOLOGY CO	15,370	JACOBS	13,844
JACOBS	14,628	WSP GLOBAL INC	13,715
LEIDOS HOLDINGS INC	14,190	TEXTRON INC	12,325
FLUOR CORP	13,190	BOOZ ALLEN HAMILTON HOLDINGS	12,220
AECOM	13,076	LEIDOS HOLDINGS INC	11,943
TEXTRON INC	12,555	AECOM	9,548
BOOZ ALLEN HAMILTON HOLDINGS	8,817	CACI INTERNATIONAL INC.	6,114
WSP GLOBAL INC	8,703	KBR INC	6,009
KBR INC	7,455	DXC TECHNOLOGY CO	5,627
CACI INTERNATIONAL INC.	6,318	PARSONS CORP	4,060
SNC-LAVALIN GROUP INC	5,878	FLUOR CORP	3,536
PARSONS CORP	4,043	SNC-LAVALIN GROUP INC	2,929
75th Percentile	16,771	75th Percentile	26,861
Median	13,690	Median	12,272
25th Percentile	8,731	25th Percentile	6,036
Jacobs Percentile*	61%		67%

* Percentile rank calculation includes Jacobs.

Source: Bloomberg

Mkt Cap Date: 9/30/2022

For fiscal 2023, as part of its annual peer group review, the Compensation Committee, in consultation with the Independent Consultant, maintained the peer group used in fiscal 2022.

2023 Proxy Statement |	39

Compensation Elements

During fiscal 2022, the Compensation Committee utilized findings by the Independent Consultant to determine that the Company’s executive compensation program continued to be both reasonable, in relation to competitive pay levels and appropriate in supporting business objectives, and a positive performance-based culture. As reflected in the charts below, variable/at risk compensation represents the majority of the total target direct compensation of our CEO and other NEOs.

Total target direct compensation refers to base salary, short-term incentive compensation (measured at target for the fiscal year) and long-term equity incentive compensation based on grant date fair values (measured at target for PSUs). In determining an executive’s overall compensation, the Compensation Committee takes into account the absolute and relative value of each compensation component and the overall mix. As with prior years, the Compensation Committee allocated the long-term incentive awards for the NEOs with 60% of the value as PSUs and 40% of the value as RSUs in accordance with our philosophy to emphasize pay for performance.

In determining the amount of each component of compensation, the Compensation Committee also considers the fact that the Company provides limited perquisites. This stems from the Compensation Committee’s belief that focusing on the three core elements of compensation (base salary and short- and long-term incentive compensation) results in a more transparent and easier-to-administer pay system that is more consistent with the Company’s culture. For example, the Company’s currently available retirement program in the U.S. consists solely of a tax-qualified 401(k) plan with matching contributions and a non-qualified deferred compensation plan that provides non-enhanced market returns. Perquisites are generally limited to financial planning and annual health assessments.

Base Salary

After considering proxy data from our peer group and other market survey information, including information provided by the Independent Consultant, in November 2021, the Compensation Committee increased the base salary for each of our NEOs for fiscal 2022. All of the NEOs received the base salary increases shown in the below table, effective as of December 17, 2021, except for Mr. Hill, whose salary increase went into effect in August 2021 in connection with the promotion to his current role.

40	| 2023 Proxy Statement

The following table sets forth the base salaries of each of our NEOs for fiscal 2021 and fiscal 2022.

Named Executive Officer	Fiscal 2021 Base Salary	Fiscal 2022 Base Salary (1)	Percentage Increase

Steven J. Demetriou	$1,365,000	$1,425,000	4.4%

Kevin C. Berryman	$840,000	$860,000	2.38%

Joanne E. Caruso	$640,000	$680,000	6.25%

Dawne S. Hickton (2)	$772,500	$790,000	2.27%

Patrick X. Hill (3)	$535,706	$602,699	12.51%

Robert V. Pragada	$840,000	$925,000	10.12%

(1)	Salary increases effective December 17, 2021 for NEOs receiving an increase.
(2)	Ms. Hickton departed the Company, effective June 3, 2022.
(3)

Effective August 1, 2021, Mr. Hill’s salary increased from 800,000 AUD to 900,000 AUD. The amounts reported in this table for Mr. Hill have been converted from AUD to USD using the actual average exchange rate in September 2022 (1 AUD = 0.669632 USD).

Short-Term Incentives

The LPP continues to reinforce our commitment to profitable growth and effective cash management using specific measures and targets assigned to each participant based on his or her respective role in the organization. As described below, the LPP provides for cash incentive payouts to eligible employees based on the level of achievement of certain Company-wide and line of business-specific target goals.

For fiscal 2022, select officers and leaders of the Company, including the NEOs, were eligible to participate in the LPP. As shown in the following chart, an employee’s target LPP award is calculated by multiplying (1) the NEO’s annual base salary as of July 1 of the applicable fiscal year by (2) the NEO’s target bonus percentage. The NEO’s actual LPP award amount is calculated by multiplying (1) the NEO’s target LPP award by (2) the corporate performance achievement factor, and (3) the strategic non-financial goal achievement factor.

Base Salary as of July 1, 2022	X	Target Percentage of Salary	=	2022 Target LPP Award

2022 Target LPP Award	X	Corporate Performance Achievement Factor	+	Strategic & ESG Goal Achievement Factor	=	2022 Final LPP Award

Strategic and ESG Goals: In fiscal 2019, the Company introduced an individual strategic, non-financial modifier for the overall LPP payout for the NEOs and other senior executives to provide incentives and drive accountability for Company initiatives that drive long-term shareholder value. Beginning in fiscal 2021, the modifier was changed to a stand-alone metric for the strategic and ESG initiatives and was included in the incentive funding for all individuals in the role of vice presidents and above participating in the program. Such initiatives include Inclusion & Diversity, sustainability, improvements in talent retention, driving innovation across the business, safety and operational excellence and cultural initiatives, of which each executive selected two. The individual, strategic and ESG goals have a total weighting of 10%, with maximum funding of 200% of the weighted amount, based on the Compensation Committee’s assessment of the executive’s performance and the impact on the organization of the executive’s achievement on the assigned goals. For fiscal 2022, the Compensation Committee reviewed and approved the strategic goals for the CEO, and the CEO approved the strategic goals for the other NEOs after consultation with the Compensation Committee.

2023 Proxy Statement |	41

The following LPP targets for the NEOs for fiscal 2022 were unchanged from fiscal 2021 for Messrs. Demetriou and Berryman. Ms. Hickton’s LPP targets were also unchanged from fiscal 2022, but due to her departure from the Company, effective June 3, 2022, she did not receive a payment under the LPP for fiscal 2022. The LPP targets were increased for fiscal 2022 from fiscal 2021 for Ms. Caruso and Messrs. Hill and Pragada. We believe the targets tie the executive’s compensation to Company performance and reasonably reflect market practice. Also included in the table are the strategic and ESG goals for each NEO, which were established at the beginning of fiscal 2022:

Named Executive Officer	Annual Incentive Target as a % of Base Salary	Strategic and ESG Goals
Steven J. Demetriou	165%

•   Strategy — Establish and drive new 2022-2024 corporate strategy development to successfully drive the Company’s growth; effectively communicate the new strategy to all stakeholders both externally and internally; ensure employees align their work to the strategy.

•   Inclusion — Drive elevated accountability for inclusive leadership; measurably increase diversity with a particular focus on senior leadership. Implement a pulse survey to measure progress on inclusion from an employee view

•   Climate Response — Integrate climate risk and opportunities into each of our market sector strategies and implement actions to reduce the Company’s carbon footprint, including implementation of an internal process of carbon on business travel. Begin energy audits of largest offices to identify energy reduction opportunities and locally source renewable electricity.

Kevin C. Berryman	110%

•   Strategy — Deliver on a successful strategy launch across all stakeholders, including significant engagement with the investor community.

•   Inclusion — Drive measurable improvement in our 40/40/20 aspirational objective within the CFO organization.

•   Transformation — Make significant improvements in our costs profile, while strategically investing in the business, through our transformation efforts to achieve targeted benefits.

Joanne E. Caruso	110%

•   Inclusion — Advance our TogetherBeyond initiatives to achieve year-over-year improvement in our aspirational diversity objectives and drive towards 100% of all people leaders having an inclusion priority. Ensure the Company develops a strategy and framework for supplier diversity in alignment with our objective in the Company’s Action Plan for Justice and Equality, including development of a Supplier Diversity Dashboard, presenting a first-ever company-wide single view of our diversity and total spend by category.

•   Transformation/Operational Excellence — Continued leadership of ERM function and development and finalization of risk appetite statements and lead Future of Work team to ensure targets set out are achieved, including more sustainable practices and policies.

42	| 2023 Proxy Statement

Named Executive Officer	Annual Incentive Target as a % of Base Salary	Strategic and ESG Goals
Patrick X. Hill	100%

•   Global Integrated Delivery Center (GIDC) — In alignment with our strategy, deliver on identified targets and ensure adoption of GIDC globally to improve margin profile.

•   Inclusion — Achieve milestones related to our year-over-year diversity improvement aspirations in key areas of the business; specifically focused on increased female representation in the global integrated design center.

Robert V. Pragada	120%

•   Strategy — Establish and drive clear lines of responsibility and accountability between strategy and key initiatives to ensure a high level of performance for our business success.

•   Inclusion — Drive increased diversity by ensuring that all senior vice presidents have inclusions priorities aligned with our diversity aspirations; specifically focus on improved gender diversity at the vice president and above level.

•   Talent — Focus on talent programs to attract and retain talent — specifically related to improved intern conversion and retention of talent.

Fiscal 2022 – Corporate Performance Achievement Factor Results

Each year, the Company establishes performance achievement factors for each participant based on his or her role in the Company. For those participants with exclusively corporate-level responsibilities, the bonus opportunity for fiscal 2022 was tied entirely to company-wide metrics and his or her individual strategic and ESG goals. For non-NEO participants whose role is to lead a specific line of business, their bonus opportunity for fiscal 2022 is also tied entirely to company-wide metrics and his or her individual strategic and ESG goals to encourage collaboration across all lines of business and drive the Company’s overall results. The fiscal 2022 performance achievement factor results are reflected in the tables below.

Performance Metrics	2022 Actual Results	Performance Levels			2022 Actual Performance Level Achievement (% of Payout)(1)	Relative Weighting (%)	2022 Actual Performance Achievement (% of Target)
		Minimum (25% Payout)	Target (100% Payout)	Maximum (200% Payout)

Consolidated Operating Profit	$1,291M	$1,145M	$1,347M	$1,550M	79.2%	60%	47.5%

Consolidated DSO	60.9	63.7	60.6	57.6	92.6%	15%	13.9%

Consolidated GP in Backlog	$6,102M	$5,721M	$6,023M	$6,324M	126.2%	15%	18.9%

Total						90%	80.3%

(1)	Actual performance level achievement is calculated by linear interpolation between approved performance levels to determine the payout percentages.

Fiscal 2022 — Strategic ESG Goal Achievement Factor Results

Performance Metrics	Performance Levels			2022 Actual Performance Level Achievement (% of Payout)	Relative Weighting (%)	2022 Actual Performance Achievement (% of Target)
	Minimum (0% Payout)	Target (100% Payout)	Maximum (200% Payout)
Strategic ESG Goals (1)	0%	10%	20%	Varies by Individual (2)	10%	Varies by Individual (2)

(1)	Target funding for each NEO is 10% with maximum funding of 20% based on attainment and impact level of their strategic ESG goals.
(2)	Achievement of performance targets for the NEOs in fiscal 2022 are disclosed below.

2023 Proxy Statement |	43

Fiscal 2022 LPP Payout

For fiscal 2022, the Compensation Committee established the minimum, target and maximum performance levels under the LPP for each NEO in November 2021, based on the Company-wide metrics of Consolidated Operating Profit, Days Sales Outstanding (DSO) and Gross Profit (GP) in Backlog. The corresponding fiscal 2022 actual results, performance levels, relative weighting and actual performance achievement percentages are shown in the table above. Refer to page 41 for descriptions of how the metrics are calculated.

In November 2022, due to ongoing economic uncertainty, and in particular the impact of global economic conditions on the Company’s performance in the second half of the fiscal year, and the Company’s efforts to manage costs, the Compensation Committee exercised negative discretion in the payout of the LPP and determined that approximately 55% of the LPP payout amount for fiscal 2022 would be made in the form of cash. Rather than reduce the payout to that amount, however, the Compensation Committee determined that to incentivize retention the remaining 45% of the LPP payout amount for fiscal 2022 to all participants in the LPP, including the NEOs, with only certain exceptions described below, would be made in the form of a one-time special grant of time-based RSUs with a three-year ratable vesting schedule under the Company’s 1999 Stock Incentive Plan, as amended (Stock Incentive Plan). These grants provide for accelerated vesting in the event of Retirement, death or Disability, an involuntary termination other than for Cause (each as defined in the Stock Incentive Plan), or as otherwise provided in the Company’s Executive Severance Plan. The Compensation Committee currently intends for future LPP payouts to be made entirely in cash, although it retains the discretion to modify this practice.

Approximately 10% of LPP participants who had previously elected to defer amounts under the LPP pursuant to the EDP (which did not include any of the NEOs or members of the Company’s Executive Leadership Team) were not awarded time-based RSUs, due to certain challenges presented by the nature of the EDP, including concerns with compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

NEO LPP Awards

As noted in the table below, the fiscal 2022 Total Funding Factor for the LPP was 89.3% of target for all of the NEOs. The calculation of target LPP awards and actual LPP awards, including the cash payout component and the value of the special RSU awards, for each individual NEO for fiscal 2022 is shown below.

Named Executive Officer	Base Salary ($)	Target %	2022 Target Award ($)	Performance Achievement Factor (% of Target)	Strategic Non-Financial Achievement Factor (%)	Total Funding Factor (%)	2022 Final LPP Award (2)	2022 Cash Payout under LPP ($)	2022 Value of Special RSU Award (3) ($)
Steven J. Demetriou	1,425,000	165%	2,351,250	80.3%	9%	89.3%	2,100,816	1,170,154	930,661
Kevin C. Berryman	860,000	110%	946,000	80.3%	9%	89.3%	845,241	470,799	374,442
Joanne E. Caruso	680,000	110%	748,000	80.3%	9%	89.3%	668,330	372,260	296,070
Dawne S. Hickton (1)	790,000	100%	790,000	—	—	—	—	—	—
Patrick X. Hill (3)	602,699	100%	602,699	80.3%	9%	89.3%	538,478	299,932	238,546
Robert V. Pragada	925,000	120%	1,110,000	80.3%	9%	89.3%	991,773	552,417	439,355

(1)	Ms. Hickton’s 2022 LPP Award was forfeited due to her departure from the Company on June 3, 2022.
(2)	Value reflects approximately 45% of fiscal 2022 LPP award, granted in the form of Time-Based RSUs on December 1, 2022 with three-year ratable vesting schedule.
(3)	The amounts reported in this table for Mr. Hill have been converted from AUD to USD using the actual average exchange rate in September 2022 (1 AUD = 0.669632 USD).

For purposes of calculating the payouts for the 2022 LPP awards:

•

Consolidated Operating Profit means total Gross Profit (GP) less selling, general and administrative expenses (SG&A) of the Company, including unallocated corporate costs, as adjusted for special items that are unusual, non-recurring or otherwise not indicative of the Company’s normal operations and which were not anticipated in setting the original targets, and exclusion of amortization of purchased intangibles. Any such adjustments must be approved by the Compensation Committee. For example, such adjustments may include, without limitation: (1) charges for restructurings; (2) gains or losses on the disposal of a segment of the business or in connection with discontinued

44	| 2023 Proxy Statement

operations; (3) charges for the impairment of goodwill or other long-lived assets; (4) gains / losses on the sale of assets; (5) major litigation settlements and/or other judgments; (6) the effects of changes in accounting principles, laws or regulations affecting reported results; and (7) costs and expenses relating to acquisitions, including integration, divestments and/or strategic investments.

•

Consolidated DSO (Days Sales Outstanding) means the average of the DSO from the four quarters of the year ended September 30, 2022, of (1) accounts receivable (including billings in excess) of the Company at the end of each quarter divided by (2) the daily sales for each quarter.

•

GP in Backlog means for each line of business, starting GP in Backlog for such applicable line of business as adjusted for (1) new awards, (2) scope increases of new and existing work, (3) cancellations and corrections of understatements/overstatements, (4) acquisitions and divestitures, and (5) the foreign exchange effect, less the GP burn for the fiscal year. GP in Backlog must follow Jacobs’ backlog rules for various contract types.

Achieving minimum performance levels results in a payout of 25% of target; achieving target performance levels results in a payout of 100% of target; and achieving maximum performance levels results in a payout of 200% of target. Actual award payments are calculated by linear interpolation for achievement of goals unless otherwise specified.

Equity-Based Compensation

The Compensation Committee believes that long-term equity incentives should comprise the majority of compensation for the Company’s senior leadership, including the NEOs. The Compensation Committee considers alignment with shareholder and other stakeholder interests and overall competitiveness in determining grant values to each executive. Other than off-cycle awards for new hires, promotions or retention grants, the Compensation Committee generally awards equity incentives to NEOs and senior leadership in November of each fiscal year.

To determine the dollar value of awards to be granted to the NEOs, the Compensation Committee received recommendations from the CEO with respect to equity incentives for executive officers other than himself. These recommendations were provided alongside market ranges developed by the Independent Consultant to provide recommendations in a market context. Determination of award levels also took into account the Company’s 2021 performance. The Compensation Committee recommended a grant for the CEO as part of his overall pay package to be approved by the Board.

In fiscal 2022, our NEOs’ equity-based compensation consisted of the following awards:

Forms of 2022 Long-Term Incentive Grants	Weight	Performance Metrics and Vesting Period

PSUs	60%	Performance Metrics: - 50% to vest based upon Adj. EPS growth over 3-year period - 50% to vest based upon ROIC over 3-year period

RSUs	40%	25% annual vesting over 4-year period

2023 Proxy Statement |	45

A summary of the equity awards granted in fiscal 2022 to each NEO is provided below:

Named Executive Officer	Grant Date	Target PSUs Awarded (1)	Target PSU Value Awarded (2)	RSUs Awarded	RSU Value Awarded (2)	Total Value Awarded (2)

Steven J. Demetriou	11/17/2021	49,516	$7,200,122	33,010	$4,799,984	$12,000,106

Kevin C. Berryman	11/17/2021	13,204	$1,919,994	8,803	$1,280,044	$3,200,038

Joanne E. Caruso	11/17/2021	6,602	$959,997	4,402	$640,095	$1,600,092

Dawne S. Hickton (3)	11/17/2021	9,492	$1,380,232	6,326	$919,864	$2,300,095

Patrick X. Hill	11/17/2021	5,572	$810,225	3,713	$539,907	$1,350,132

Robert V. Pragada	11/17/2021	20,632	$3,000,099	13,754	$1,999,969	$5,000,068

(1)	Represents the target payout shares as described under “Executive Compensation — 2022 Grants of Plan Based Awards” below.
(2)

Represents the grant date fair value of PSUs and RSUs granted (assuming target level of shares) under the Stock Incentive Plan computed in accordance with FASB ASC Topic 718. The grant date fair value per share for the November 17, 2021 awards was $145.41. Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Company’s 2022 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts. See “— Narrative Disclosure to Summary Compensation Table — Payment of Dividends and Dividend Equivalent Rights” and “Compensation Discussion and Analysis — Compensation Elements—Equity-Based Compensation — Dividend Equivalents” for more information regarding Dividend Equivalents.

(3)

Ms. Hickton departed the Company, effective June 3, 2022. Her outstanding equity awards were forfeited at separation, with the exception of any equity awards scheduled to vest within nine months of her separation date, in accordance with the terms of the Executive Severance Plan.

Fiscal 2022 Equity Awards

PSU Awards

Fiscal 2022 PSU awards will vest, following a 3-year performance period (starting on the first day of fiscal 2022 and ending on the last day of fiscal 2024), based on achievement of the following performance metrics:

-	50% of the PSUs will vest based on the Company’s achievement of a certain adjusted EPS goal over a 3-year performance period (the EPS Based PSU Awards)

-	50% of the PSUs will vest based on the Company’s achievement of a certain ROIC goal over the same 3-year performance period (the ROIC Based PSU Awards)

The payout is determined by linear interpolation for performance achievement between the approved ranges for each year of the 3-year performance period.

EPS Based PSU Awards:

The Compensation Committee believes that Adjusted EPS is a key indicator of a company’s performance for shareholders. It is the predominant metric used in performance-based equity awards of the Company’s peers and its use is intended to improve the focus on profitability, growth and financial discipline, while aligning the interests of the Company’s senior executives with the long-term interests of shareholders.

46	| 2023 Proxy Statement

The number of EPS Based PSU Awards that will vest (and the corresponding number of shares that will be issued at the end of the 3-year performance period) is based on the Company’s EPS measured at the end of each of fiscal 2022, 2023 and 2024. For grants made in fiscal 2022 and previous years, amounts are locked in annually but not distributed until after the 3-year performance period. This calculation is shown in the following charts:

1/3 of Target EPS-Based PSUs	X	EPS Performance Multiplier for Fiscal 2022	=	First Year EPS Shares Locked-In

Adj. EPS - Fiscal Year 2022	EPS Performance Multiplier
Less than $5.92	0%
$5.92	25%
$7.00	100%
$8.07	200%

2/3 of Target EPS Based PSUs	X	EPS Performance Multiplier for Average Annual EPS for Fiscal 2022 through Fiscal 2023	-	Number of First Year EPS Shares Locked-In	=	Second Year EPS Shares Locked-In

Average Annual Adj. EPS - Fiscal Year 2022-2023	EPS Performance Multiplier
$6.25	0%
$6.25	25%
$7.38	100%
$8.51	200%

Total Target EPS Based PSUs	X	EPS Performance Multiplier for Average EPS for Fiscal 2022 through Fiscal 2024	-	Number of First Year EPS Shares Locked-In and Number of Second Year EPS Shares Locked-In	=	Total Number of Shares Earned and to be Issued Pursuant to EPS Based PSUs

Average Annual Adj. EPS - Fiscal Year 2022-2024	EPS Performance Multiplier
$6.60	0%
$6.60	25%
$7.79	100%
$8.99	200%

The “EPS Performance Multiplier” is determined by reference to the tables above based upon the Company’s Adjusted EPS as measured against the indicated fiscal periods. The Compensation Committee set these metrics based on the Company’s business plan at the time of grant.

“Adjusted EPS” for any fiscal period is computed by dividing Adjusted Net Earnings by the weighted average number of shares of the Company’s common stock outstanding during the period.

2023 Proxy Statement |	47

“Adjusted Net Earnings” means the net earnings attributable to the Company as reported in its consolidated financial statements for such period determined in accordance with Generally Accepted Accounting Principles (GAAP) (A) as may be adjusted to eliminate the effects of (1) costs associated with restructuring and integration activities; and (2) gains or losses associated with discontinued operations, as determined in accordance with GAAP, but limited to the first reporting period an operation is determined to be discontinued and all subsequent periods (i.e., there will be no retroactive application of the adjustment); (B) as adjusted for all gains or losses associated with events or transactions that the Compensation Committee has determined are unusual in nature, infrequently occurring and otherwise not indicative of the Company’s normal operations, and therefore, not indicative of the underlying Company performance (for these purposes, such events or transactions could include: (1) settlements of claims and litigation, (2) disposals of operations including a disposition of a significant amount of the Company’s assets, (3) losses on sales of investments, (4) changes in laws and/or regulations, and (5) acquisitions, dispositions and/or strategic investments); and (C) exclusion of amortization of purchased intangibles.

ROIC Based PSU Awards:

The Compensation Committee believes that ROIC is an effective means of linking executive compensation to value creation that holds leaders accountable for the efficient use of capital and has used this performance metric for awards since fiscal 2017.

The number of ROIC Based PSU Awards that will vest (and the corresponding number of shares to be issued) is based on the Company’s average adjusted ROIC measured at the end of each of fiscal 2022, 2023 and 2024. For grants made in fiscal 2022 and previous years, amounts are locked in annually but not distributed until after the 3-year performance period. This calculation is shown in the following charts:

1/3 of Target ROIC Based PSUs	X	ROIC Performance Multiplier for Fiscal 2022	=	First Year ROIC Shares Locked-In

ROIC - Fiscal Year 2022	ROIC Performance Multiplier
Less than 10.0%	0%
10.0%	25%
11.8%	100%
13.6%	200%

2/3 of Target ROIC Based PSUs	X	ROIC Performance Multiplier for Average ROIC for Fiscal 2022 through Fiscal 2023	-	Number of First Year ROIC Shares Locked-In	=	Second Year ROIC Shares Locked-In

Average ROIC - Fiscal Years 2022 - 2023	ROIC Performance Multiplier
Less than 10.2%	0%
10.2%	25%
12.0%	100%
13.9%	200%

48	| 2023 Proxy Statement

Total Target ROIC Based PSUs	X	ROIC Performance Multiplier for Average ROIC for fiscal 2022 through fiscal 2024	-	Number of First Year ROIC Shares Locked-In and Number of Second Year ROIC Shares Locked-In	=	Total Number of Shares Earned and to be issued Pursuant to ROIC Based PSUs

Average ROIC - Fiscal Years 2022 - 2024	ROIC Performance Multiplier
Less than 10.4%	0%
10.4%	25%
12.3%	100%
14.2%	200%

“Return on Invested Capital,” or ROIC, is computed by dividing Adjusted Net Earnings by the average of beginning and ending invested capital during the period, and where invested capital is the sum of equity plus long-term debt less cash and cash equivalents.

The “ROIC Performance Multiplier” is determined by reference to the tables above based upon the average Company’s ROIC over the relevant fiscal periods. The Compensation Committee set these metrics based on the Company’s business plan at the time of grant.

RSU Awards:

The 2022 RSU awards vest 25% per year on each of the first, second, third and fourth anniversaries of the grant date, subject to the NEO’s continuous employment through each such vesting date.

Dividend Equivalent Rights

All RSU awards are entitled to accumulated dividend equivalent rights that are subject to the same vesting, payment and other terms and conditions as the underlying award to which the dividend equivalent relates. The crediting of dividend equivalents is intended to treat the equity award holders consistently with shareholders and preserve the equity-based incentives intended by the Company when the awards were granted. The dividend equivalents pay in cash upon the vesting and settlement of the underlying RSUs, and are forfeited if the underlying RSUs are forfeited.

Long-Term Incentive Plan Metrics and Performance Attainment — PSUs with Performance Periods Ending in Fiscal 2022

All of our NEOs served as officers of the Company in fiscal 2019 and received grants of PSUs at that time. The 2019 PSUs awards were based on a 3-year performance period. If certain thresholds of performance were not attained, then no payout was earned for the awards. The performance metrics associated with these PSUs, as well as weighting and the associated performance period are shown below:

Performance Metric	Weighting	Performance Period
EPS	50%	Beginning on the first day of fiscal 2018 and ending on the last day of fiscal 2020
ROIC	50%	Beginning on the first day of fiscal 2018 and ending on the last day of fiscal 2020

2023 Proxy Statement |	49

2019 EPS Based PSU Awards

The 2019 EPS Based PSU awards were tied to Compounded Annual Adj. EPS Growth over a 3-year performance period:

•	The performance period began in Q1 2019 and ended Q4 2021

•	The total number of PSUs awarded accumulated over the 3-year performance period in independent segments:

-	1/3 of the 2019 EPS Based PSUs were based on Adj. EPS Growth from fiscal 2018 to fiscal 2019

-	2/3 of the 2019 EPS Based PSUs were based on the Compounded Annual Adj. EPS Growth Rate from fiscal 2019 to fiscal 2020

-	The final determination as to shares to be distributed pursuant to the 2019 EPS Based PSUs was based on the Compounded Annual EPS Adj. Growth Rate from fiscal 2019 to fiscal 2021

The first two years of the program are considered a “lock in” period, meaning it was possible to “lock in” vesting of up to two-thirds of the total potential award based on Adj. EPS Growth during that period. The EPS Performance Multiplier was determined by linear interpolation for growth rates between the approved ranges for each year.

The following chart summarizes the Company’s average Adj. EPS Growth during the performance period and the resulting vesting under the approved performance criteria:

	Performance Period	Adj. EPS	Year Over Year Growth	Average Annual Adj. EPS Growth	Approved Range			EPS Performance Multiplier	Lock-In PSUs
					Min	Target	Max

Baseline Earnings	FY18	$3.62

Year 1	FY19	$5.12	41.4%	41.4%	21.8%	26.8%	31.8%	200%	67%

Year 2	FY19 - FY20	$4.97	-2.9%	19.3%	8.2%	11.7%	15.2%	200%	67%

Year 3	FY19 - FY21	$5.52	11.1%	16.5%	8.6%	10.6%	12.6%	200%	66%

								Total	200%

Total EPS Based PSUs Granted	X	3 Year EPS Performance Multiplier	=	200% of Shares to be Distributed

As a result of the Adj. EPS performance over the 3-year performance period, all of the NEOs received 200% of the shares underlying the Target 2019 EPS Based PSU Awards, as shown in the following table:

Participant Name	Vesting Date	EPS Based Awards Granted	% Target Earned	EPS PSU Shares Earned

Steven J. Demetriou	11/17/2021	38,927	200%	77,854

Kevin C. Berryman	11/17/2021	8,713	200%	17,426

Joanne E. Caruso	11/17/2021	4,820	200%	9,640

Dawne S. Hickton	11/17/2021	3,611	200%	7,222

Patrick X. Hill	11/17/2021	2,225	200%	4,450

Robert V. Pragada	11/17/2021	8,157	200%	16,314

The “Adjusted EPS Growth Performance Multiplier” is determined by reference to the tables above based upon the Company’s Adj. EPS Growth Rate or Compound Annual Adj. EPS Growth Rate over the relevant fiscal periods. The Compensation Committee set these metrics based on the Company’s business plan at the time of grant.

50	| 2023 Proxy Statement

“Adjusted EPS” for any fiscal period is computed by dividing Adjusted Net Earnings by the weighted average number of shares of the Company’s common stock outstanding during the period.

“Adjusted Net Earnings” means the net earnings attributable to the Company as reported in its consolidated financial statements for such period determined in accordance with Generally Accepted Accounting Principles (GAAP) (A) as may be adjusted to eliminate the effects of (1) costs associated with restructuring and integration activities; and (2) gains or losses associated with discontinued operations, as determined in accordance with GAAP, but limited to the first reporting period an operation is determined to be discontinued and all subsequent periods (i.e., there will be no retroactive application of the adjustment); and (B) as adjusted for all gains or losses associated with events or transactions that the Compensation Committee has determined are unusual in nature, infrequently occurring and otherwise not indicative of the Company’s normal operations, and therefore, not indicative of the underlying Company performance. For these purposes, such events or transactions could include: (1) settlements of claims and litigation, (2) disposals of operations including a disposition of a significant amount of the Company’s assets, (3) losses on sales of investments, (4) changes in laws and/or regulations, and (5) acquisitions, dispositions and/or strategic investments.

2019 ROIC Based PSU Awards

The 2019 ROIC Based PSU awards were tied to average ROIC over a 3-year performance period:

•	The performance period began in Q1 2019 and ended Q4 2021

•	The total number of PSUs awarded accumulated over the 3-year performance period in independent segments:

-	1/3 of the 2019 ROIC Based PSUs were based on fiscal 2019 ROIC

-	2/3 of the 2019 ROIC Based PSUs were based on ROIC from fiscal 2019 to fiscal 2020

-	The final determination as to shares to be distributed pursuant to the 2019 ROIC Based PSUs was based on the ROIC from fiscal 2019 to fiscal 2021

The first two years of the program are considered a “lock in” period, meaning it was possible to “lock in” vesting of up to two-thirds of the total potential award based on ROIC during that period. The ROIC Performance Multiplier was determined by linear interpolation for results between the approved ranges for each year.

The following chart summarizes the Company’s ROIC during the performance period and the resulting vesting under the approved performance criteria:

	Performance Period	ROIC	Average Annual ROIC	Approved Range			ROIC Performance Multiplier	Lock-In PSUs
				Min	Target	Max

Baseline	FY18	8.4%

Year 1	FY19	10.3%	10.3%	8.3%	9.3%	10.3%	198%	66%

Year 2	FY19 - FY20	10.1%	10.2%	8.4%	9.4%	10.4%	177%	51.8%

Year 3	FY19 - FY21	10.1%	10.1%	8.6%	9.6%	10.6%	153.4%	35.6%

							Total	153.4%

2023 Proxy Statement |	51

As a result of the ROIC performance, all of the NEOs received 153.4% of the shares underlying the 2019 ROIC Based PSUs, as shown in the following table:

Named Executive Officer	Vesting Date	ROIC Based Awards Granted	% Target Earned	ROIC PSU Shares Earned

Steven J. Demetriou	11/17/2021	38,927	153.4%	59,713

Kevin C. Berryman	11/17/2021	8,713	153.4%	13,364

Joanne E. Caruso	11/17/2021	4,820	153.4%	7,393

Dawne S. Hickton	11/17/2021	3,611	153.4%	5,537

Patrick X. Hill	11/17/2021	2,225	153.4%	3,412

Robert V. Pragada	11/17/2021	8,157	153.4%	12,511

“Return on Invested Capital,” or ROIC, is computed by dividing Adjusted Net Earnings by the average of invested capital from the first day of fiscal 2018 to the last day of fiscal 2020. Invested capital is the sum of equity plus long-term debt less cash and cash equivalents.

The “ROIC Performance Multiplier” is determined by reference to the tables above based upon the Company’s ROIC or Compound Annual ROIC over the relevant fiscal periods. The Compensation Committee set these metrics based on the Company’s plan at the time of grant.

Other Benefits

Benefits Programs

Except for the Company’s Non-Qualified Executive Deferral Plan, which is generally available to most of senior leadership, the Executive Severance Plan and certain expatriate arrangements, the Company provides our U.S.-based NEOs with the same benefit plans offered generally to U.S. employees. Mr. Hill is provided with the same benefit plans offered generally to Australian employees, which includes certain statutory entitlements.

401(k) Plan: During fiscal 2022, the U.S.-based NEOs were eligible to participate in the Company’s 401(k) plan. The plan provided a match by the Company equal to approximately 58% of the first 6% of eligible pay (currently up to $305,000). There are no defined benefit retirement or supplemental benefit plans available for our NEOs. Mr. Hill receives statutorily-required employer superannuation contributions in accordance with the Superannuation Guarantee Contribution legislation in Australia.

Employee Stock Purchase Plans: The Company has qualified employee stock purchase plans in which all employees meeting certain minimum eligibility requirements in certain countries are eligible to participate. The Company adopted a safe-harbor plan design in 2006 that provides for a 5% discount from the closing price of a share of common stock at the end of each purchase period. The safe-harbor plan results in no accounting cost to the Company.

Non-Qualified Executive Deferral Plan (EDP): Select employees, including the U.S.-based NEOs, meeting certain compensation minimums may elect to participate in the Company’s EDP whereby a portion of compensation (including salary, bonus and/or equity compensation) is deferred and paid to the employees at a future date, including upon retirement or death. Participant deferrals are credited with earnings and losses based upon the actual performance of the deemed investments selected by participants with equity compensation deferrals generally being credited with earnings and losses based on the actual performance of the Company’s common stock. See “Executive Compensation — Non-Qualified Deferred Compensation” below for a further description of the EDP.

Executive Severance Plan: Recognizing the prevalence of severance plans among our peers and the need to attract and retain talented executives, the Company has adopted an Executive Severance Plan that provides severance benefits to certain key executives designated by the Compensation Committee from time to time,

52	| 2023 Proxy Statement

including the NEOs, in the event of either (1) a qualifying termination of employment by the Company that is unrelated to a change of control or (2) a qualifying termination of employment by the Company during the 2-year period following a change of control.

Perquisites

The Company provides limited perquisites to its executives. They may have spousal travel paid for by the Company only for an approved business purpose, in which case a related tax gross-up is provided. NEOs are also provided with financial planning assistance and annual health assessment benefits.

The Company leases a private aircraft to allow certain executive officers, primarily the CEO, COO and CFO, to safely and efficiently travel for business purposes. Use of a private aircraft provides a confidential and highly productive environment for executive officers to conduct business while traveling. We do not allow personal usage of the private aircraft at the Company’s expense. Incidental travel by family members of an executive officer in connection with such executive’s business travel is permitted so long as the executive reimburses the Company for the reasonable cost of such travel.

Payments Upon Termination or Change in Control

Executive Severance Plan: The Company adopted an Executive Severance Plan that provides the following severance benefits to certain key executives, including the NEOs, in the event of either (1) a qualifying involuntary termination of employment that is unrelated to a change in control or (2) a qualifying termination of employment during the 2-year period following a change of control. Payments under this plan are conditioned upon the receipt of a customary waiver and general release of claims from the executive. In addition, following termination, the executives will be subject to restrictive covenants, including non-disclosure of confidential information, non-disparagement restrictions and 12-month non-competition and non-solicitation obligations. Payments under this plan do not include any tax gross-ups.

•

Non-Change in Control Severance Benefits — For fiscal 2022, in the event of a termination of the participant’s employment by the Company other than for cause (as defined in the Executive Severance Plan), the participant will be entitled to receive the following benefits: (1) a lump sum cash payment equal to 1.5 times (for the Chair and CEO) or 1 times (for the other NEOs and covered executives) the sum of the participant’s (x) base salary and (y) target annual incentive award; and (2) a lump sum cash payment equal to 1.5 times (for the Chair and CEO) or 1 times (for the other NEOs and covered executives) the sum of (x) the annual premium for continued participation in the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act (COBRA) and (y) the annual fee for continued receipt of financial advisory services. In addition, the participant’s unvested and outstanding equity awards that are scheduled to vest within the nine-month period following the date of termination will remain outstanding and continue to vest in accordance with their original vesting schedule. Effective as of November 16, 2022, participants in the Executive Severance Plan will also be entitled to receive a lump sum cash payment equal to the participant’s annual incentive award, based on actual performance, pro-rated based on the number of days the participant was employed during the fiscal year of termination.

•

Change in Control Severance Benefits — In the event of a termination of the participant’s employment by the Company other than for cause or by the participant for good reason (as defined in the Executive Severance Plan), in each case within the 2-year period after a change in control (as defined in the Executive Severance Plan), the participant will be entitled to receive the following benefits: (1) a lump sum cash payment equal to 2 times (for the Chair and CEO) or 1 times (for the other NEOs and covered executives) the sum of the participant’s (x) base salary and (y) target annual incentive award; and (2) a lump sum cash payment equal to the participant’s target annual incentive award, prorated based on the number of days the participant was employed during the fiscal year of termination; and (3) a lump sum cash payment equal to 2 times (for the Chair and CEO) or 1 times (for the other NEOs and covered executives) the sum of (x) the annual COBRA premium for continued participation in the Company’s group health plans and (y) the annual fee for continued receipt of financial advisory services. In the

2023 Proxy Statement |	53

event such termination occurs, unvested and outstanding equity awards are governed by the Stock Incentive Plan as described below. Effective as of November 16, 2022, the pro-rated lump sum payment corresponding to the participant’s annual incentive award will be determined based on actual performance instead of at the target award amount.

Employment Agreements: As of the end of fiscal 2022, there are no employment agreements in effect with any of our NEOs except for Mr. Hill. Mr. Hill has an employment agreement with the Company because it is our standard practice to enter into employment agreements with Australian employees.

Mr. Hill entered into an employment agreement, dated August 1, 2021, with Jacobs Group (Australia) Pty Ltd., a subsidiary of the Company, pertaining to his role as Executive Vice President, President of People & Places Solutions. Mr. Hill’s employment agreement provides for a renumeration package including an annual base salary and certain statutorily-required employer superannuation contributions, and participation in the Company’s long-term and short-term incentive plans, as well as certain other benefits, including leave entitlements and salary continuance insurance. In exchange, Mr. Hill’s employment agreement provides for compliance with various Company policies, including adherence to and participation in the Company’s BeyondZero initiative pertaining to environment, health and safety standards, and the Company’s standards for ethical behavior, as well as with certain restrictive covenants, including with respect to confidentiality, conflicts of interest, outside employment positions, anti-corruption obligations and non-solicitation.

Stock Incentive Plan: The Company’s Stock Incentive Plan provides that all plan participants, including the NEOs, who retire from Jacobs will receive a pro-rata portion of their outstanding PSUs, which will remain outstanding and will be eligible to vest as provided in the applicable grant agreement, with the final determination of the payout, if any, generally determined at the end of the applicable 3-year performance period. In the case of a participant whose employment is terminated due to death or Disability (as defined in the Stock Incentive Plan), the expiration date provided in the grant agreement will continue to apply for outstanding stock options, outstanding RSUs will vest on an accelerated basis as provided in the applicable grant agreement, and PSUs will remain outstanding and eligible to vest as provided in the applicable grant agreement, with the final determination of the payout, if any, generally determined at the end of the applicable 3-year performance period. Additionally, the terms of stock options, RSUs and PSUs provide for potential double trigger equity acceleration upon certain terminations following a Change in Control (as defined in the Stock Incentive Plan) as a means of focusing executive officers on shareholder interests when considering strategic alternatives. If a Change in Control occurs and certain options, RSUs and PSUs are not assumed and continued by the acquiring or surviving corporation in the transaction (or a parent corporation thereof), then such awards will vest immediately, with awards that are subject to performance-based vesting criteria paid at a level based upon the Company’s actual performance as of the date of the Change in Control.

The estimated payments and benefits provided in each of the covered circumstances may be found under “Executive Compensation — Compensation Under Various Termination Scenarios” below.

Other Policies

Stock Ownership Guidelines

The Company has established the following stock ownership guidelines for its executive officers:

Position	Multiple of Base Salary
Chair, CEO	6x
Presidents (COO and CFO)	4x
EVPs/Presidents of Lines of Business	3x
Other Senior Leadership (SVPs)	2x

54	| 2023 Proxy Statement

The Compensation Committee reviews each executive officer’s shareholdings of Company stock with respect to these ownership guidelines each year. As of the Record Date, all NEOs exceeded their respective guidelines. See the discussion under “Corporate Governance — Stock Ownership Guidelines” above for further information.

Insider Trading and Policy on Hedging or Pledging of Stock

The Company’s insider trading policy contains stringent restrictions on transactions in Company stock by executive officers and directors. All trades by executive officers and directors must be pre-cleared and are subject to black-out periods. The executive officers and directors are not permitted to trade in puts or calls of Company stock, engage in short sales of Company stock, hedge or pledge Company stock or use Company stock as loan collateral or as part of a margin account.

Clawback Policy

The Compensation Committee maintains a clawback policy with respect to incentive awards granted to executive officers. The Company is authorized to recover a portion of incentive awards paid within 3 years of a financial statement that is inaccurate due to material noncompliance with any financial reporting requirement under the securities laws. Recovery applies to the extent a lesser amount would have been paid under the restated financial statement. In addition, we have clawbacks for select top executives for violation of non-compete and non-solicitation provisions.

Compensation Risk Assessment

As part of its oversight, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. The Compensation Committee also retains the Independent Consultant to assist the Compensation Committee with an annual risk assessment of the Company’s compensation policies and practices.

In addition, the Company reviews all its compensation policies and practices, including incentive plan design and factors that may affect the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. The Company’s pay philosophy provides an effective balance in cash and equity award mix, short- and long-term performance periods, financial and non-financial performance, and allows for the Compensation Committee’s discretion to make positive and negative adjustments to payouts under the Company’s compensation plans. Further, policies to mitigate compensation-related risk include stock ownership guidelines, vesting periods on equity awards, insider-trading prohibitions, and independent Compensation Committee oversight.

Based on this review, both for our executive officers and all other employees, the Company and the Independent Consultant concluded that the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviewed and approved this conclusion.

2023 Proxy Statement |	55

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation earned by the Company’s named executive officers (or NEOs) in fiscal 2022, 2021, and 2020.

Name & Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Steven J. Demetriou Chair and Chief Executive Officer	2022	1,411,154	—	12,000,106	1,170,154	—	34,107	14,615,521
	2021	1,362,375	—	11,500,101	3,345,697	—	67,057	16,275,230
	2020	1,349,250	—	11,500,085	1,918,917	—	46,654	14,814,906
Kevin C. Berryman President, Chief Financial Officer	2022	855,385	—	3,200,038	470,799	—	28,984	4,555,206
	2021	833,532	—	7,000,119	1,372,594	—	45,100	9,251,345
	2020	799,769	—	3,000,006	741,444	—	24,385	4,565,604
Joanne E. Caruso Executive Vice President, Chief Legal and Administrative Officer	2022	670,769	—	1,600,092	372,260	—	16,181	2,659,301
	2021	635,108	—	1,500,091	950,714	—	18,286	3,104,199
	2020	610,338	—	1,400,071	519,168	—	—	2,529,577
Dawne S. Hickton (5) Former Executive Vice President, President, Critical Mission Solutions (CMS)	2022	673,159	—	2,300,095	—	—	2,261,293	5,234,548
	2021	770,160	—	2,200,042	1,147,542	—	11,161	4,128,905
	2020	757,529	—	2,100,060	642,720	—	—	3,500,309
Patrick X. Hill (6) Executive Vice President, President, People & Places Solutions (P&PS)	2022	602,669	—	1,350,132	299,932	—	16,071	2,268,804

Robert V. Pragada President and COO	2022	905,385	—	5,000,068	552,417	—	34,831	6,492,702
	2021	838,385	—	7,500,115	1,372,594	—	34,980	9,746,073
	2020	806,077	—	3,300,081	759,528	—	34,482	4,900,168

(1)	Consists of base salary earned during the fiscal year including any time off with pay.
(2)

Represents the grant date fair value of stock awards granted under the Stock Incentive Plan in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (FASB ASC Topic 718). Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Company’s 2022 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts. For the fiscal 2022 amounts, this column reflects the combined value of RSUs and PSUs granted in November 2021 (with PSUs reflecting target performance). At the highest level of performance, the value of such fiscal 2022 PSUs on the grant date would be $14,400,243 for Mr. Demetriou, $3,839,987 for Mr. Berryman, $1,919,994 for Ms. Caruso, $2,760,463 for Ms. Hickton, $1,620,449 for Mr. Hill, and $6,000,198 for Mr. Pragada. At the highest level of performance, the value of such fiscal 2021 PSUs on the grant date would be: $13,800,332 for Mr. Demetriou; $3,600,050 for Mr. Berryman; $1,800,025 for Ms. Caruso; $2,640,261 for Ms. Hickton; and $4,200,339 for Mr. Pragada. At the highest level of performance, the value of such fiscal 2020 PSUs on the grant date would be: $13,800,289 for Mr. Demetriou; $3,600,156 for Mr. Berryman; $1,680,197 for Ms. Caruso; $2,520,296 for Ms. Hickton; and $3,959,986 for Mr. Pragada.

(3)

Represents the annual incentive awards earned in each fiscal year pursuant to the LPP, as determined by the Compensation Committee. See “Compensation Discussion and Analysis — Compensation Elements — Short-Term Incentives” for a description of non-equity incentive plan compensation is determined for the NEOs. Fiscal 2022 payments will be made in the form of 55% cash and 45% RSUs granted on December 1, 2022 with a three-year ratable vesting schedule. Amounts shown in this column reflect the cash portion of the LPP awards.

(4)

For fiscal 2022, Mr. Demetriou received $10,675 associated with a 401(k) Company match, $65 for basic life insurance premiums paid for by the Company, as well as $19,021 for financial planning assistance and associated expenses, and $4,345 for an annual health assessment. For fiscal 2022, Mr. Berryman received $10,675 associated with a 401(k) Company match, $1,126 for basic life insurance premiums paid for by the Company, and $17,183 for financial planning assistance. For fiscal 2022, Ms. Caruso received $10,675 associated with a 401(k) Company match, $891 for basic life insurance premiums paid for by the Company and $4,615 for an annual health assessment. For fiscal 2022, Ms. Hickton received $2,131,019 in conjunction with components of the Executive Severance Plan and $130,274 associated with her accrued and unused PTO at the time of separation. For fiscal 2022, Mr. Hill received Company superannuation contributions (401(k)) of $16,071. For fiscal 2022, Mr. Pragada received $10,675 associated with a 401(k) Company match, $1,210 for basic life insurance premiums paid for by the Company, and $17,564 for financial planning assistance.

(5)	Ms. Hickton departed the Company, effective June 3, 2022.
(6)	The amounts for fiscal 2022 reported in this table for Mr. Hill that are paid in AUD have been converted to USD using the actual average exchange rate in September 2022 (1 AUD = 0.669632 USD).

56	| 2023 Proxy Statement

Narrative Disclosure to Summary Compensation Table

Payment of Dividends and Dividend Equivalent Rights

The Company currently pays a quarterly cash dividend. With respect to RSUs, when the Company pays a cash dividend on its outstanding common stock, each holder of RSUs is credited with a dollar amount equal to (1) the per-share cash dividend, multiplied by (2) the total number of RSUs held by such individual on the record date for that dividend. These are referred to as Dividend Equivalents. Dividend Equivalents vest on the same schedule as the RSU to which they relate and will be paid to the award holder in cash when the share of common stock (or, in the case of a cash-settled RSU, the cash) underlying the RSU is delivered to the award holder.

2023 Proxy Statement |	57

2022 Grants of Plan-Based Awards

The table below summarizes all grants of plan-based awards to the NEOs in fiscal 2022:

Name	Grant Date	Estimated Future Payouts under Non- Equity Incentive Plan Awards ($) (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)					All Other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock Awards (6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Steven J. Demetriou	11/17/2021									33,010	4,799,984
	11/17/2021				6,190	24,758	(4)	49,516	(4)		3,600,061
	11/17/2021				6,190	24,758	(5)	49,516	(5)		3,600,061
	10/02/2021	587,813	2,351,250	4,702,500
Kevin C. Berryman	11/17/2021									8,803	1,280,044
	11/17/2021				1,651	6,602	(4)	13,204	(4)		959,997
	11/17/2021				1,651	6,602	(5)	13,204	(5)		959,997
	10/02/2021	236,500	946,000	1,892,000
Joanne E. Caruso	11/17/2021									4,402	640,095
	11/17/2021				825	3,301	(4)	6,602	(4)		479,998
	11/17/2021				825	3,301	(5)	6,602	(5)		479,998
	10/02/2021	187,000	748,000	1,496,000
Dawne S. Hickton	11/17/2021									6,326	919,864
	11/17/2021				1,187	4,746	(4)	9,492	(4)		690,116
	11/17/2021				1,187	4,746	(5)	9,492	(5)		690,116
	10/02/2021	197,500	790,000	1,580,000
Patrick X. Hill (7)	11/17/2021									3,713	539,907
	11/17/2021				697	2,786	(4)	5,572	(4)		405,112
	11/17/2021				697	2,786	(5)	5,572	(5)		405,112
	10/02/2021	150,667	602,669	1,205,338
Robert V. Pragada	11/17/2021									13,754	1,999,969
	11/17/2021				2,579	10,316	(4)	20,632	(4)		1,500,050
	11/17/2021				2,579	10,316	(5)	20,632	(5)		1,500,050
	10/02/2021	277,500	1,110,000	2,220,000

(1)

Amounts represent the 2022 projected award under the Leadership Performance Plan (LPP) based on the Company’s internal plan at the start of fiscal 2022. See “Compensation Discussion and Analysis — Compensation Elements — Short-Term Incentives” above for a description of the LPP and the way bonuses are computed. The amounts reported in the “Threshold,” “Target” and “Maximum” columns reflect estimated future payouts under the LPP.

(2)	Amounts represent the threshold, target and maximum payout shares of awards of EPS Based PSUs and ROIC Based PSUs granted under the Stock Incentive Plan in fiscal 2022.
(3)	Represents the RSUs granted under the Stock Incentive Plan.
(4)

Represents the threshold, target and maximum payout shares of the grants of the EPS Based PSUs that each NEO could earn under the Stock Incentive Plan. The number of shares ultimately issued, which could be greater or less than target, will be based on achieving specific performance conditions. Please refer to “Compensation Discussion and Analysis — Compensation Elements — Equity Based Compensation — Fiscal 2022 Equity Awards — EPS Based Awards” for a discussion of how the number of shares ultimately issued will be determined.

(5)

Represents the threshold, target and maximum payout shares of the grants of the ROIC Based PSUs that each NEO could earn under the Stock Incentive Plan. The number of shares ultimately issued, which could be greater or less than target, will be based on achieving specific performance conditions. Please refer to “Compensation Discussion and Analysis — Compensation Elements — Equity Based Compensation — Fiscal 2022 Equity Awards” for a discussion of how the number of shares ultimately issued will be determined.

(6)

Represents the grant date fair value of RSUs and PSUs granted (assuming target level of shares) under the Stock Incentive Plan computed in accordance with FASB ASC Topic 718. The grant date fair value for the November 17, 2021 award was $145.41. Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Company’s 2022 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts. See “— Narrative Disclosure to Summary Compensation Table — Payment of Dividends and Dividend Equivalent Rights” above and “Compensation Discussion and Analysis — Compensation Elements — Equity-Based Compensation — Dividend Equivalents” above for more information regarding Dividend Equivalents.

(7)

Amounts reported for Mr. Hill under the column “Estimated Future Payouts under Non-Equity Incentive Plan Awards” have been converted from AUD to USD using the actual average exchange rate in September 2022 (1 AUD = 0.669632 USD).

58	| 2023 Proxy Statement

Outstanding Equity Awards of NEOs at 2022 Fiscal Year-End

Outstanding Equity Awards at Fiscal Year-End for 2022
	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (1)		Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (6)
Grant Date	Exercisable #	Unexercisable #
Steven J. Demetriou
08/17/2015	102,259		43.96	08/17/2025
11/07/2018					12,976	1,407,766
11/13/2019					24,673	2,676,774	37,010	8,030,430
11/13/2019							37,010	8,030,430
11/18/2020					32,782	3,556,519	32,783	7,113,255
11/18/2020							32,783	3,556,628
11/17/2021					33,010	3,581,255	24,758	2,685,995
11/17/2021							24,758	2,685,995
Kevin C. Berryman
05/28/2015	17,000		43.34	05/28/2025
11/07/2018					2,904	315,055
11/13/2019					6,436	698,242	9,655	2,094,942
11/13/2019							9,655	2,094,942
11/18/2020					8,553	927,915	8,552	1,855,613
11/18/2020							8,552	927,806
03/08/2021					33,827	3,669,891
11/17/2021					8,803	955,037	6,602	716,251
11/17/2021							6,602	716,251
Joanne E. Caruso
11/07/2018					1,607	174,343
11/13/2019					3,004	325,904	4,506	977,712
11/13/2019							4,506	977,712
11/18/2020					4,277	464,012	4,276	927,806
11/18/2020							4,276	463,903
11/17/2021					4,402	477,573	3,301	358,125
11/17/2021							3,301	358,125
Dawne S. Hickton(7)
11/13/2019					2,252	244,319	6,759	1,466,568
11/13/2019							6,759	1,466,568
11/18/2020					2,090	226,744
11/17/2021					1,581	171,523
Patrick X. Hill
11/07/2018					742	80,500
11/13/2019					1,502	162,952	2,253	488,856
11/13/2019							2,253	488,856
11/18/2020					2,851	309,305	2,851	618,610
11/18/2020							2,851	309,305
11/17/2021					3,713	402,823	2,786	302,253
11/17/2021							2,786	302,253
Robert V. Pragada
11/7/2018					2,719	294,984
11/13/2019					7,081	768,218	10,620	2,304,328
11/13/2019							10,620	2,304,328
11/18/2020					9,977	1,082,405	9,978	2,165,026
11/18/2020							9,978	1,082,513
03/08/2021					33,827	3,669,891
11/17/2021					13,754	1,492,171	10,316	1,119,183
11/17/2021							10,316	1,119,183

(1)	All stock options have a total term of 10 years from the date of grant.
(2)

All outstanding employee stock options were granted under the Stock Incentive Plan with an exercise price equal to the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Price History on the grant date.

(3)

Represents the number of unvested shares of RSUs granted under the Stock Incentive Plan. The RSUs vest ratably over 4 years beginning on the first anniversary of the grant date. However, RSUs granted on March 8, 2021 to Messrs. Berryman and Pragada vest in full on the third anniversary of the grant date. RSU grants include dividend equivalent rights that accumulate and vest on the same schedule as the RSU to which they relate and will be paid to the award holder in cash at the same time the share of common stock underlying the RSU is delivered to the award holder.

2023 Proxy Statement |	59

(4)	The market value of outstanding awards of RSUs is computed using the closing price of the Company’s common stock as quoted by the NYSE Composite Price History at September 30, 2022, which was $108.49.
(5)

Represents the number of unvested target shares of PSUs (EPS Based PSUs and ROIC Based PSUs) granted under the Stock Incentive Plan. The awards of PSUs vest based on actual performance over a three year performance period.

(6)

The market value of outstanding PSUs (EPS Based PSUs and ROIC Based PSUs) was computed by using $108.49, the closing price of the Company’s common stock as quoted by the NYSE Composite Price History at September 30, 2022.

(7)

Represents the equity awards held by Ms. Hickton that are schedule to vest, subject to achievement of the applicable vesting criteria, during the nine-month period following Ms. Hickton’s termination of employment on June 3, 2022. Ms. Hickton forfeited all other unvested, outstanding equity awards in connection with her termination of employment, effective June 3, 2022.

Option Exercises and Stock Vested in Fiscal 2022

The following table provides information on stock options that were exercised and on restricted stock that vested in fiscal 2022 for our NEOs:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1) (2)
Steven J. Demetriou	98,739	10,137,533	187,689	27,285,126
Kevin C. Berryman	73,685	7,446,659	42,847	6,229,598
Joanne E. Caruso	—	—	22,492	3,269,321
Dawne S. Hickton	5,625	513,154	18,634	2,702,222
Patrick X. Hill	—	—	11,153	1,622,002
Robert V. Pragada	—	—	41,031	5,966,599

(1)	Value is based on the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Price History on the vesting date.
(2)

Pursuant to the Company’s Executive Deferral Plan and included below in the Non-Qualified Deferred Compensation table, Mr. Berryman and Ms. Hickton elected to defer the receipt of some of their equity awards until a later date. Mr. Berryman elected to defer equity that vested in November 2021 – 5,989 RSUs, with a value of $864,885, and 30,790 PSUs, with a value of $4,477,174. Ms. Hickton elected to defer equity that vested on June 3, 2022 – 1,532 RSUs, with a value of $211,615 and equity that vested in November 2021 – 2,253 RSUs, with a value of $327,631, and 12,759 PSUs, with a value of $1,855,286.

Non-Qualified Deferred Compensation

As described above, employees, including NEOs, meeting certain compensation minimums may elect to participate in the Company’s executive deferral plans (or EDPs) whereby a portion of compensation (including salary, bonus and/or equity compensation) is deferred and paid to the employee at some future date. The EDPs are non-qualified deferred compensation programs that provide benefits payable to directors, officers, and certain key employees or their designated beneficiaries at specified future dates, and upon retirement or death. Participant contributions are credited with earnings and losses based upon the actual performance of the deemed investments selected by participants.

For the EDPs in which the NEOs participate (the Variable Plans), accounts are credited (or debited) based on the actual earnings (or losses) of the deemed investments selected by the individual participants. Participation in the EDPs is voluntary. All EDPs operate under a single trust. Although there are certain change in control features within the EDPs, no benefit enhancements occur upon a change in control. The investment options are notional and used for measurement purposes only. The NEOs do not own any units in the actual funds. In general, the investment options consist of several mutual and index funds comprising stocks, bonds, and money market accounts.

The following table shows the EDP account activity during fiscal 2022 for the NEOs. Prior to fiscal 2018, executive officers were only permitted to defer salary and cash bonus amounts. Beginning in fiscal 2018, executive officers could also defer equity awards.

60	| 2023 Proxy Statement

Non-Qualified Deferred Compensation for 2022

Name	Deferred Compensation Plan	Executive Contribution During Last Fiscal Year ($) (1)	Aggregate Earnings During Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions During Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($) (3)

Steven J. Demetriou	Variable Plans	0	-87,392	0	387,224

Kevin C. Berryman	Variable Plans	5,482,595	2,366,988	0	10,284,920

Joanne E. Caruso	Variable Plans	0	0	0	0

Patrick X. Hill (4)	N/A	—	—	—	—

Dawne S. Hickton	Variable Plans	2,070,578	578,118	0	2,153,564

Robert V. Pragada	Variable Plans	0	0	0	0

(1)	All executive contributions are included in the Summary Compensation Table under the “Salary” and “Non-Equity Incentive Plan Compensation” columns.
(2)	Earnings are included in the Summary Compensation Table to the extent they exceed 120% of the IRS prescribed applicable federal rate.
(3)

Balances at the end of the fiscal year consist of (1) salary, bonus and equity compensation deferrals, and associated accumulated dividends, made by the executive over time, beginning when the executive first joined the plan, plus (2) all earnings and losses credited on all deferrals, less (3) all pre-retirement distributions, if any, taken by the executive since the executive first joined the plan.

(4)	Because Mr. Hill is not a U.S. citizen, he is not eligible to participate in the EDP.

2023 Proxy Statement |	61

Compensation Under Various Termination Scenarios

The following table quantifies the estimated severance and benefits payable to the NEOs as a result of the following terminations of employment on September 30, 2022: (1) termination in connection with a change in control, (2) termination due to death or disability, (3) retirement approved by the Compensation Committee, and (4) involuntary termination without cause. Ms. Hickton’s employment was terminated without cause as of June 3, 2022. She is not included in the table below as a description of the severance payments and benefits she received in connection with the termination of employment is set forth below.

	Change in Control ($) (4)	Death or Disability ($) (5)	Retirement ($) (6)	Involuntary Termination ($) (7)
Steven J. Demetriou
Non-Equity Incentive Compensation (1)	2,351,250	2,351,250	—	—
Unvested RSUs (2)	11,222,314	11,222,314	—	4,826,937
Unvested PSUs (3)	24,707,989	17,271,773	—	10.539,939
Cash Severance Benefits	7,620,207	1,475,000	—	5,715,116
Total	45,901,759	32,20,337	—	21,081,992
Kevin C. Berryman
Non-Equity Incentive Compensation (1)	946,000	946,000	—	—
Unvested RSUs (2)	6,566,140	6,566,140	—	1,212,213
Unvested PSUs (3)	6,474,161	4,513,978	—	2,749,611
Cash Severance Benefits	1,838,970	1,722,000	—	1,838,970
Total	15,825,271	13,748,118	—	5,800,794
Joanne E. Caruso
Non-Equity Incentive Compensation (1)	748,000	748,000	668,330	—
Unvested RSUs (2)	1,441,832	1,441,832	—	611,260
Unvested PSUs (3)	3,145,522	2,169,186	2,169,186	1,283,247
Cash Severance Benefits	1,443,794	681,000	—	1,443,794
Total	6,799,148	5.040,018	2,837,516	3,338,301
Patrick X. Hill
Non-Equity Incentive Compensation (1)	602,669	602,669	—	—
Unvested RSUs (2)	955,580	955,580	—	365,693
Unvested PSUs (3)	1,999,825	1,274,772	—	641,623
Cash Severance Benefits	1,205,338	1,500,000	—	1,205,338
Total	4,763,412	3,638,367	—	2,212,654
Robert V. Pragada
Non-Equity Incentive Compensation (1)	1,110,000	1,110,000	—	—
Unvested RSUs (2)	7,307,669	7,307,669	—	1,412,838
Unvested PSUs (3)	7,890,537	5,240,940	—	3,024,430
Cash Severance Benefits	2,075,017	925,000	—	2,075,017
Total	18,383,223	14,583,610	—	6,512,286

(1)	The amount of annual incentive compensation that would be paid to the NEOs assuming a termination of employment as of September 30, 2022.
(2)

Under the Stock Incentive Plan, the amount that would be earned related to unvested RSUs as of September 30, 2022. Value is computed by using the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Price History at September 30, 2022, of $108.49.

(3)

Under the Stock Incentive Plan, the amount that would be earned related to unvested PSUs as of September 30, 2022. Upon a qualifying termination of employment during the 2-year period following a change in control, outstanding PSUs would vest and be earned based on actual performance at the time of the qualifying termination of employment. Upon death or disability, PSUs would remain outstanding and became earned based on actual performance at the end of the performance period. For all NEOs, upon an involuntary termination of employment without cause, in the absence of a change in control, PSUs that are scheduled to vest within the 9-month period following the date of termination will remain outstanding and become earned based upon actual performance, as provided for in the Executive Severance Plan. For purposes of the amounts reported in the table, we assumed current achievement estimates for all outstanding PSUs and multiplied such number of PSUs by the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Price History at September 30, 2022, of $108.49.

62	| 2023 Proxy Statement

(4)

In the event of a qualifying involuntary termination during the 2-year period following a change in control (as defined in the Executive Severance Plan), all NEOs receive the following benefits under the Executive Severance Plan: (1) a lump sum cash payment equal to 2 times (for the CEO) or 1 times (for the other NEOs) the sum of the participant’s (x) base salary and (y) target annual incentive award; (2) a lump sum cash payment equal to the participant’s target annual incentive award, prorated based on the number of days the participant was employed during the fiscal year of termination; and (3) a lump sum cash payment equal to 2 times (for the CEO) or 1 times (for the other NEOs) the sum of (x) the annual COBRA premium for continued participation in the Company’s group health plans and (y) the annual fee for continued receipt of financial advisory services. In addition, the participant’s unvested and outstanding equity awards will vest in full, with PSUs vesting based on actual performance as of the date of such qualifying termination of employment.

(5)

In the event of a termination of employment due to death or disability, the NEOs will receive the following benefits: (i) an amount equal to the NEO’s target annual incentive award, prorated for the number of days worked during the fiscal year, and (ii) accelerated vesting of all outstanding options and RSUs, and outstanding PSUs will remain outstanding and become earned based on actual performance at the end of the applicable performance period. Additionally, in the event of the NEO’s death, the U.S.-based NEOs will receive a life insurance amount, as elected by the NEO, and Mr. Hill will receive up to $1,500,000 as part of the Death & Total and Permanent Disablement benefit automatically provided to all Australian employees via their Superannuation (pension) fund contributions.

(6)

None of the NEOs, other than Ms. Caruso, qualifies for “Retirement” benefits. Upon retirement, Ms. Caruso would be eligible to receive her fiscal 2022 LPP payment based on actual performance. For purposes of the 2022 LPP payment amount reported in the table, we assumed a cash payment equal to 89.3% of target, which was the actual amount earned in respect of fiscal 2022 before the Company determined to pay approximately 55% in cash and deliver the remaining 45% in the form of a new RSU award. Ms. Caruso’s outstanding PSUs would remain outstanding and become earned based on actual performance at the end of the applicable performance period, prorated for the number of days worked during the vesting period.

(7)

In the event of a qualifying involuntary termination of employment unrelated to a change in control, all NEOs receive the following benefits under the Executive Severance Plan: (1) a lump sum cash payment equal to 1.5 times (for the Chair and CEO) or 1 times (for the other NEOs and covered executives) the sum of the participant’s (x) base salary and (y) target annual incentive award; and (2) a lump sum cash payment equal to 1.5 times (for the Chair and CEO) or 1 times (for the other NEOs and covered executives) the sum of (x) the annual COBRA premium for continued participation in the Company’s group health plans and (y) the annual fee for continued receipt of financial advisory services. In addition, the participant’s unvested and outstanding equity awards that are scheduled to vest within the 9-month period following the date of termination will continue to vest in accordance with their original vesting schedule, but the NEOs do not recognize any value for these at the time of separation.

Post- Employment Arrangements with Ms. Hickton

Ms. Hickton separated from the Company without cause, effective June 3, 2022. Ms. Hickton entered into a separation agreement with the Company documenting her receipt of severance benefits for a qualifying termination of employment not in connection with a change in control, as provided for under the Company’s Executive Severance Plan, as well as her equity award agreements. These benefits include a lump sum cash severance payment of $2,131,019 to be paid six months after her separation date, of June 3, 2022, consisting of (i) a cash payment equal to the sum of Ms. Hickton’s current base salary and target annual incentive award, multiplied by her applicable severance multiplier, (ii) a cash payment associated with financial planning and executive physical services and (iii) cash in lieu of the payment she would have otherwise received under the LPP at target, prorated for the number of days Ms. Hickton worked in fiscal 2022, and continued vesting of her unvested equity awards that are scheduled to vest within the nine month period following her separation date (subject to the satisfaction of any applicable performance criteria). In exchange for these benefits, Ms. Hickton’s executed and did not revoke a release of claims in favor of the Company and is bound by various restrictive covenants, including perpetual non-disclosure of the Company’s trade secrets and confidential and proprietary information.

2023 Proxy Statement |	63

Equity Compensation Plan Information

The following table presents certain information about our equity compensation plans as of September 30, 2022:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights (Column A)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (Column B)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding Securities Reflected in Column A) (Column C)

Equity compensation plans approved by shareholders (1)	439,349	$35.77	4,047,827

Equity compensation plans not approved by shareholders	—	—	—

Total	439,349	$35.77	4,047,827

(1)

The number in Column A excludes purchase rights accruing under the Jacobs Solutions Inc. 1989 Employee Stock Purchase Plan, as amended and restated (the ESPP), our broad-based, shareholder-approved employee stock purchase plan:. This plan gives employees the right to purchase shares at an amount and price that are not determinable until the end of the specified purchase periods, which occur monthly. Our shareholders have authorized a total of 31.0 million shares of common stock to be issued through the ESPP. From the inception of the ESPP through September 30, 2022, a total of 28.1 million shares have been issued, leaving 2.9  million shares of common stock available for future issuance at that date.

Pay Ratio

The following table sets forth the ratio of our CEO’s total compensation to that of our median employee for fiscal 2022.

CEO total annual compensation	14,615,521

Median Employee total annual compensation	83,173

Ratio of CEO to Median Employee total annual compensation	176 to 1

SEC rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported above may not be comparable to the pay ratio reported by other companies, as other companies may have utilized different methodologies and have different employment and compensation practices. The pay ratio above is a reasonable estimate calculated in a manner consistent with SEC rules, as well as the methodology described below.

To calculate the 2022 CEO pay ratio, we used annual base compensation as the consistently applied compensation measure and selected June 30, 2022 as our measurement date. For full-time, salaried employees, annual base compensation was base salary, and for part-time, temporary and seasonal employees, it was hourly rate multiplied by hours worked. We annualized salaries and wages for our full and part-time employees who were not employed for the full year. For purposes of this disclosure, we used the U.S. dollar equivalent of the local currency, based on the average exchange rate for the three months period ended June 30, 2022 for each such foreign currency. Using this methodology, we determined that our median employee was a full-time, salaried employee located in the U.S. After identifying the median employee, we calculated such median employee’s total annual compensation in the same manner as we calculated our CEO’s total annual compensation in the Summary Compensation Table on page 56.

As permitted by SEC rules, we excluded all non-U.S. employees in each of the following countries in determining our median employee: Armenia, China, Czechia, Finland, Greece, Hong Kong, Indonesia, Israel, Japan, Kazakhstan, Republic of Korea, Kuwait, Malaysia, Netherlands, Panama, Philippines, Qatar, Romania, Saudi Arabia, Singapore, Slovakia, South Africa, Sweden, Switzerland, Taiwan, Thailand and Ukraine. In aggregate, we excluded a total of 2,074 employees from 27 countries, representing less than 5% of the Company’s total workforce of approximately 59,000 people on June 30, 2022.

64	| 2023 Proxy Statement

PROPOSAL NO. 3 — ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

What are You Voting on?

We are providing shareholders with the opportunity to cast an advisory vote regarding the frequency of advisory votes on executive compensation, commonly known as “say-on-pay” votes. Shareholders may vote on whether the advisory vote on executive compensation should occur every one, two or three years. We are required to hold an advisory vote regarding the frequency of “say-on-pay” votes every six years. The Company’s shareholders were last provided with the opportunity to vote on the frequency of “say-on-pay” votes in 2017. The shareholders voted in favor of holding “say-on-pay” votes every year and the Board of Directors adopted this standard.

As discussed above, the Board of Directors believes that our current executive compensation programs directly link executive compensation to our financial performance and align the interests of our named executive officers with those of our shareholders. The Board believes that giving our shareholders the right to cast an advisory vote every year on their approval of the compensation arrangements of our named executive officers is a good corporate governance practice and is in the best interests of our shareholders. An annual advisory vote allows our shareholders to provide us with their input on our executive compensation philosophy, policies and practices as disclosed in our proxy statement on a frequent basis.

The proxy card provides for four choices and shareholders are entitled to vote on whether the advisory vote on executive compensation should be held every year, every two years or every three years, or to abstain from voting.

The result of this advisory vote on the frequency of the vote on executive compensation is not binding on the Company, the Board of Directors or the Compensation Committee, and will not be construed as overruling a decision by the Company, the Board of Directors or the Compensation Committee or creating or implying any additional fiduciary duty for the Company, the Board of Directors or the Compensation Committee. However, the Board of Directors values the opinions that shareholders express in their votes and in dialogue that the Company has with its shareholders and will consider the outcome of the vote and shareholder feedback when deciding how frequently to conduct the advisory vote on executive compensation. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct “say-on-pay” votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to its executive compensation programs.

What is the Voting Requirement?

The frequency (every year, every two years, or every three years) receiving the highest number of votes will be deemed to be the choice of our shareholders with respect to the non-binding, advisory vote on the frequency of “say-on-pay” votes. Abstentions and broker non-votes will have no effect of the outcome of the advisory vote.

The Board of Directors unanimously recommends that you vote to hold the advisory vote on the Company’s executive compensation EVERY YEAR.

2023 Proxy Statement |	65

PROPOSAL NO. 4 — APPROVAL OF AMENDMENT AND RESTATEMENT OF THE JACOBS SOLUTIONS INC. 1999 STOCK INCENTIVE PLAN

What are you voting on?

At the Annual Meeting, shareholders will be presented with a proposal to approve the Company’s 2023 Stock Incentive Plan (the “2023 Plan”). The 2023 Plan is not a new plan. Rather, it is an amendment and restatement of the Company’s current Stock Incentive Plan (the “Current Plan”) that renames, amends and restates the Current Plan to make certain changes, including the following:

•	To extend the termination date until January 24, 2033 (i.e. 10 years after the date of the Annual Meeting). This is the main purpose of the amendment and restatement as the Current Plan will expire unless the term is extended;

•	To revise the share counting provision with respect to “full value” awards (i.e. awards other than stock options or stock appreciation rights) granted after January 24, 2023 so that all awards under the 2023 Plan will count against the share reserve on a 1:1 basis; and

•	To make certain other clarifying and administrative changes, including clarifying that the one year minimum vesting provision applies to all awards and no awards shall be entitled to receive dividends or dividend equivalents unless and until the underlying awards vests.

The Board has determined that it is in the best interests of the Company and its shareholders to approve this Proposal.

The Board recommends voting for the 2023 Plan for the following reasons:

✓	Long-term equity is a key component of our compensation programs.

✓	Equity awards granted thereunder will align participant and shareholder interests.

✓	The 2023 Plan will enhance our compensation governance practices.

✓	The 2023 Plan will be our sole active plan for granting equity awards to officer and employees.

✓	Limitations on our ability to grant equity awards to employees will have significant negative consequences to us and shareholders.

✓	The Company has continuously managed its equity compensation program thoughtfully and responsibly and will continue to do so.

What is the vote requirement?

The affirmative vote of a majority of the shares of common stock present, in person, via the virtual meeting platform or by proxy, at the Annual Meeting and entitled to vote is necessary to approve the amendment and restatement of the Stock Incentive Plan. Abstentions have the same effect as a vote against the proposal. Broker nonvotes will have no effect on the outcome of the proposal.

The Board of Directors unanimously recommends that you vote FOR the amendment and restatement of the 1999 Stock Incentive Plan.

66	| 2023 Proxy Statement

Executive Summary

At the Annual Meeting, shareholders will be presented with a proposal to approve the 2023 Plan (which is an amendment and restatement of the Current Plan), to make certain changes including, but not limited to, the following:

•	Extending the termination date until January 24, 2033 (i.e. 10 years after the date of the Annual Meeting);

•

Amending the share counting provision to provide that “full value” awards (i.e. awards other than stock options or stock appreciation rights) will count against the share reserve on a 1:1 basis if granted after January 24, 2023. Under the Current Plan, full value awards count as 1.92 shares against the share reserve. This change in methodology is expected to simplify administration of the 2023 Plan;

•	Clarifying that all awards are subject to a minimum vesting schedule of at least one year, except for the permitted 5% basket;

•

Providing that dividends or dividend equivalent rights will not be received by participants unless and until the underlying award vests and settles, which incorporates the Company’s current practice into the 2023 Plan;

•

Eliminating obsolete provisions related to the qualified performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which was repealed by the Tax Cuts and Jobs Act of 2017, while retaining individual award limits that are not required but the Board considers good governance practices;

•

Restricting the ability of a participant to assign, transfer or hedge any awards or any rights and obligations thereunder, other than by will, the laws of descent and distribution or to any trust for the benefit of the participant’s immediate family;

•	Specifying that awards are subject to the terms of any clawback policy that the Company has or may implement in the future;

•	Expanding the definition of “Cause” to include willful violation of the Company’s Code of Conduct or any material Company policy and material breach of any restrictive covenant obligations; and

•

Adding certain clarifying and administrative provisions, including provisions related to choice of forum, waiver of a jury trial, waiver of claims, third-party beneficiaries and successors and assigns.

The Current Plan currently utilizes a “fungible share ratio” under which options and stock appreciation rights reduce the share reserve on a 1-for-1 basis, but “full value” awards reduce the share reserve on a 1.92-for-1 basis. With the proposed change, all awards will reduce the share reserves on a 1-for-1 basis. We have not included options or stock appreciation rights in our incentive plans since 2016, making the fungible ratio unnecessary. The Company has demonstrated prudent share usage as evidenced by our comparatively low incremental dilution from management equity awards at a three-year average of 0.5%. We are not requesting an increase in the number of shares authorized under the 2023 Plan.

Background

On November 17, 2022, the Board unanimously approved the 2023 Plan, subject to approval by the Company’s shareholders at the Annual Meeting. In order for the 2023 Plan to take effect, it must be approved by the Company’s shareholders. If the 2023 Plan is not approved by the Company’s shareholders, the Company’s sole active plan for granting equity awards to officers and employees will terminate according to its terms, except with respect to awards then outstanding under such plan.

Reasons for Voting for the Proposal

✓	Long-term equity is a key component of our compensation programs. Equity awards help to attract, motivate, and retain talented employees.

✓

Awards granted under the 2023 Plan align participant and shareholder interests. Equity awards, whose value depends on our stock performance and which require continued service over time before any value

2023 Proxy Statement |	67

can be realized, link participant compensation to Company performance and maintain a culture based on employee stock ownership.

✓

The 2023 Plan enhances our compensation governance practices. The 2023 Plan incorporates minimum vesting requirements, limitations on dividends, and prohibitions on hedging to ensure alignment between the participant and our shareholders. It also clarifies that awards are subject to any Company clawback policy in effect from time to time.

✓

The 2023 Plan will be our sole active plan for granting equity awards to our officers and employees. The Current Plan was amended to extend the termination date to January 24, 2023. If shareholders do not approve the 2023 Plan, the Company’s sole plan for granting equity awards to our officers and employees will expire according to its terms and we will lose access to an essential compensation tool in the labor markets in which we compete.

✓

Limitations on our ability to grant equity awards would have significant negative consequences to us and shareholders. One alternative to using equity awards would be to significantly increase cash compensation. Any significant increase in cash compensation in lieu of equity awards would reduce the cash otherwise available for operations and investment in our business and would negatively impact our ability to attract, motivate, and retain employees.

✓

We manage our equity compensation program thoughtfully and responsibly. We manage our long-term shareholder dilution by limiting the number of equity awards granted annually and limiting what we grant to what we believe is an appropriate amount of equity necessary to attract, reward, and retain employees. We are also mindful of the ratio of our stock-based compensation expense to our revenues over time.

Overview of the 2023 Plan

The principal features of the 2023 Plan are summarized below, but such description is qualified in its entirety by reference to the full text of the 2023 Plan, which is included as Annex A to this Proxy Statement. All capitalized terms not defined in this Proposal 4 will have the meanings set forth in Annex A to this Proxy Statement.

Purpose

The purpose of the 2023 Plan is to advance the long-term objectives of the Company and its related companies by encouraging and enabling the acquisition of a financial interest in the Company by the employees of the Company and its related companies. In addition, the 2023 Plan is intended to attract and retain employees and to align and strengthen their interests with those of the Company’s shareholders.

Eligibility for Awards

Any employee of the Company or a related company is eligible to receive awards under the 2023 Plan. Generally, on an annual basis between 500 and 600 employees, including all executive officers, are considered for awards by the Compensation Committee.

Administration

The Compensation Committee administers the 2023 Plan and has broad authority to do so, including determining who receives the awards, the number of shares subject to each award, the duration of each award, the times within which options may be exercised and any other terms and conditions of the awards, at grant or while outstanding, including without limitation, vesting conditions, pursuant to the terms of the 2023 Plan. The Compensation Committee also has the authority to interpret the 2023 Plan, establish the rules and regulations relating to the 2023 Plan, correct any defect, omission, or inconsistency therein and subject to any limitations set forth in the 2023 Plan and amend the 2023 Plan, including to reflect changes in applicable law.

Further, subject to certain exceptions and the limitations provided in the 2023 Plan, the Compensation Committee may appoint one or more separate subcommittees composed of one or more directors of the Company, which, unlike the Compensation Committee, may also include employee directors, to administer the 2023 Plan.

68	| 2023 Proxy Statement

Shares and Share Counting

Subject to adjustment as provided in this paragraph and under “Adjustment of Awards ” below, the total number of shares that may be issued pursuant to awards under the 2023 Plan may not exceed 29,850,000 shares (which represents the aggregate number shares previously authorized for issuance under the Current Plan). As indicated previously, the Company is not requested an increase in the share reserve under the 2023 Plan, but is amending the 2023 Plan to eliminate the fungible share counting provision. For this purpose, every share transferred pursuant to an award granted (1) after September 28, 2012 and prior to January 24, 2023 (a “Prior Award”) (i) that is an option to purchase shares (“Option”) or stock appreciation right (“SAR”) will count as one share and (ii) that is an award other than an Option or SAR will count as 1.92 shares, and (2) on or after January 24, 2023 (a “Subsequent Award”) will count as one share.

If any Prior Awards or Subsequent Awards are forfeited, Subsequent Awards may be issued with respect to the shares covered by such awards. For purposes of determining the amount of shares that may be issued pursuant to such Subsequent Awards, (1) in respect of a forfeited Prior Award, (i) a forfeited Option or SAR, will be counted as one share per each share covered, and (ii) an award other than Options or SARs, will be counted as 1.92 shares per each share covered, and (2) in respect of a forfeited Subsequent Award, a forfeited Subsequent Award will be counted as one share per each share covered by the forfeited Subsequent Award.

In the event that withholding tax liabilities arising from an award other than an Option or SAR are satisfied by the withholding of shares by the Company, then the shares so withheld up to the minimum required tax withholding rate will again be available for awards under the 2023 Plan and will count as 1.92 shares for each share so tendered or withheld in respect of Prior Awards and one share for each share so withheld in respect of Subsequent Awards. Any Subsequent Awards that are forfeited, expired or are settled for cash, to the extent of such forfeiture, expiration or cash settlement will be available for future grants of awards under the 2023 Plan and will be added back in the name number of shares as were deducted in respect of the grant of such Subsequent Award.

The following shares will not be added to the shares authorized for issuance under the 2023 Plan: (i) shares tendered by a participant in payment of the purchase price of an Option, (ii) shares tendered by a participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options or SARs, (iii) shares subject to a SAR, and (iv) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options.

Awards under the 2023 Plan

Stock Options

The Company may grant Options, including incentive stock options (“ISOs”), under the 2023 Plan. The Option price per share may not be less than 100% of the fair market value of a share on the grant date. The Option term may not exceed ten years from the grant date; provided that if on the last business day of the term (i) the exercise of the Option, other than an ISO, is prohibited by applicable law or (ii) shares may not be purchased or sold due to a “black-out period” or a “lock-up” agreement, the term will be extended for 30 days following the end of the legal prohibition, black-out period or lock-up agreement.

The Compensation Committee will determine whether an Option is an ISO. No more than 29,850,000 shares may be awarded as ISOs (subject to adjustment as described below under “Adjustment of Awards”) and the aggregate fair market value (determined on the grant date) of the common stock with respect to which ISOs are first exercisable in an calendar year may not exceed $100,000 for such employee.

The purchase price payable upon the exercise of an Option is payable in full in cash or cash equivalents, by tendering previously acquired shares valued at their then fair market value, through any other method specified in an award agreement (including same-day sales through a broker), or through any combination of the foregoing. No dividends or dividend equivalent rights shall be paid or accrued on Options.

2023 Proxy Statement |	69

Stock Appreciation Rights

The Company may grant SARs independent of or in connection with any award. The grant price per share of a SAR may not be less than 100% of the fair market value of a share on the grant date. The term of a SAR may not exceed ten years from the grant date; provided that if on the last business day of the term (i) the exercise of the SAR is prohibited by applicable law or (ii) shares may not be purchased or sold due to a “black-out period” or a “lock-up” agreement, such term will be extended for 30 days following the end of the legal prohibition, black-out period or lock-up agreement. Upon exercise of a SAR, the holder of such SAR will have the right to receive from the Company the excess of the fair market value on the exercise date over the grant price of the SAR. Unless otherwise provided in the award agreement, the Compensation Committee will determine in its sole discretion whether payment will be made in cash, shares, or any combination thereof. No dividends of dividend equivalent rights shall be paid or accrued on SARs.

Restricted Stock and Restricted Stock Units

The Company may award and issue restricted stock and restricted stock units (“RSUs”) under the 2023 Plan. Restricted stock is common stock of the Company subject to certain restrictions on transfer. RSUs are awards denominated in units of common stock, which subject to satisfaction of any vesting and/or other terms and conditions, entitle a recipient to the issuance of one share of common stock (or such equivalent value in cash) in settlement of the award. Additionally, the Board may establish procedures pursuant to which the payment of any restricted stock and/or RSU may be deferred, including under the Company’s Executive Deferral Plan. Awards of restricted stock and/or RSUs may be subject to time-based and/or performance-based vesting conditions.

Unless otherwise provided in the award agreement, holders of restricted stock will be shareholders of the Company and have all rights as shareholders from the grant date, including the right to vote such shares and receive all distributions made with respect to such shares, provided that any such distributions will not be distributed unless and until the underlying restricted stock vests. To the extent RSUs (including RSUs that vest solely based on the passage of time and RSUs that vest subject to performance-based criteria (“PSUs”)) are entitled to dividend-equivalent rights, such dividend equivalents rights will not be paid unless and until the underlying RSU or PSU vests.

Incentive Bonus Awards

The Company may award incentive bonuses either alone or in addition to other awards. Incentive bonuses may be payable pursuant to one or more sub-plans or programs. Each incentive bonus will entitle the recipient to a future cash payment based on the achievement of one or more objectively-determined performance goals or criteria established for a performance period determined by the Compensation Committee.

Performance-Based Awards

The Compensation Committee may specify that an award or a portion of an award be based on one or more qualifying performance criteria selected by the Compensation Committee and specified at the time the award is granted. The Compensation Committee will determine the extent to which any performance criteria has been satisfied, and the amount payable pursuant to the award, prior to payment, settlement or vesting.

In no event may an employee be granted awards that are intended to be “performance-based” awards covering more than 1,000,000 shares in the aggregate in a single calendar year (subject to adjustment as described below under “Adjustment of Awards”) or that are denominated in cash under which more than $5,000,000 may be earned for each 12 months in the performance period.

Minimum Vesting Period

All awards are subject to a minimum vesting schedule of at least 12 months following the grant date of the award (including any performance-based awards, which will be subject to a minimum performance period of at least 12 months), subject to accelerated vesting in the Compensation Committee’s discretion in the event of the

70	| 2023 Proxy Statement

death, Disability, Retirement or Qualifying Termination or a Change in Control (each as defined in the 2023 Plan), provided that up to 5% of the number of shares available for issuance on the effective date of the 2023 Plan may be granted from time to time pursuant to awards which are not subject to the foregoing minimum vesting requirements.

Adjustment of Awards

In the event of any merger, reorganization, consolidation, combination of shares or spin-offs, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, or other change in corporate structure affecting the shares or the value thereof or otherwise, the Compensation Committee or Board will make appropriate adjustments and other substitutions, if any, as it deems equitable and appropriate, including adjustments in the number, class and kind of securities that may be delivered under the 2023 Plan, the number of shares subject to any outstanding award and the option or exercise price, if any, thereof. Adjustments may provide for the elimination of fractional shares (that would otherwise become subject to the award) without payment.

Termination of Employment and Change in Control

Except as may otherwise be set forth in an award agreement, individual employment agreement between a participant and the Company or a Related Company or a severance or other plan adopted by the Company or a Related Company pertaining to a participant, Schedule A and Schedule B to the 2023 Plan set forth the treatment of awards upon a termination of employment, other changes of employment or employee status and a Change in Control, which are as follows:

•	Due to Retirement:

-	Options and SARs: Any unvested Options and SARs are forfeited upon Retirement and vested Options and SARs may be exercised through the date specified in the award agreement.

-	Restricted Stock and RSUs: Any restricted stock and RSUs are forfeited upon Retirement.

•	Due to Disability or death:

-	Options and SARs: All Options and SARs become immediately vested and may be exercised through the date specified in the award agreement.

-

Restricted Stock and RSUs: The restrictions on all restricted stock immediately lapse and any RSUs become immediately vested, however, any awards of PSUs and/or restricted stock subject to performance-based vesting criteria will remain outstanding and continue to vest based on actual performance through the end of the applicable performance period.

•	Due to a Qualifying Termination within two years following a Change in Control:

-	Options and SARs: All Options and SARs become immediately vested and exercisable through the earlier of the date specified in the award agreement or two years following the date of termination.

-

Restricted Stock and RSUs: The restrictions on all restricted stock immediately lapse and RSUs become immediately vested, with PSUs and/or restricted stock subject to performance-based vesting criteria paid based on actual performance as of the date of termination.

•	For reasons other than (i) a Qualifying Termination within two years following a Change in Control, (ii) Disability, (iii) Retirement or (iv) death:

-	Options and SARs: Any unvested Options and SARs are forfeited and any vested Options and SARs may be exercised through the date specified in the award agreement.

-	Restricted Stock and RSUs: Any restricted stock and RSUs are forfeited.

In the event a Change in Control occurs and awards are not assumed and continued by the acquiring corporation in the transaction, (i) Options and SARs will become immediately vested and exercisable through the date of the Change in Control, and will expire on the date of such Change in Control; provided that the employee is

2023 Proxy Statement |	71

given at least 15 days’ notice of such termination and the opportunity to exercise outstanding Options during such notice period and (ii) the restrictions on restricted stock and RSUs will lapse immediately and such restricted stock and RSUs will become immediately vested, with PSUs and/or restricted stock subject to performance-based vesting criteria paid based on actual performance as of the applicable Change in Control.

Restrictions on Transfer and Assignment; No-Hedging

No award (or any rights and obligations thereunder) granted to any person under the 2023 Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner, other than (i) by will, (ii) by the laws of descent and distribution or (iii) to any trust established solely for the benefit of the applicable participant or any spouse, children or grandchildren of such participant, and all such awards (and any rights thereunder) will be exercisable during the life of the participant in the 2023 Plan only by the participant or the participant’s legal representative. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of these restrictions will be null and void and any award that is hedged in any manner will immediately be forfeited. All of the terms and conditions of the 2023 Plan and the award agreements will be binding upon any permitted successors and assigns. After the shares subject to an award have been issued, or in the case of restricted stock awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Company’s trading policies as may be in effect from time to time and applicable law.

Clawback Recapture Policy

Awards under the 2023 Plan will be subject to any clawback or recapture policy adopted by the Company from time to time and, in accordance with such policy, may be subject to the requirement that the awards (including any dividends, dividend equivalent rights, or other distributions paid to the holder in respect of such awards) be repaid to the Company after they have been distributed to the holder.

Effectiveness; Termination of Plan

The 2023 Plan will become effective upon its approval by the Company’s shareholders at the Annual Meeting, and will terminate on January 24, 2033. If, however, the 2023 Plan is not approved by the Company’s shareholders, the Company’s sole active plan for granting equity awards to officers and employees will terminate according to its terms on January 24, 2023, except with respect to awards then outstanding under such plan.

Amendment of Plan

The Compensation Committee may terminate, suspend, alter or amend the 2023 Plan as it deems advisable, subject to any requirement for shareholder approval imposed by applicable law, including the rules and regulations of the principal U.S. national securities exchange on which the shares are traded. The Compensation Committee may not amend the 2023 Plan in any manner that would violate Rule 16b-3 of the 1934 Act. In addition, the Compensation Committee may not, without the approval of the Board and the Company’s shareholders (to the extent required by such applicable law), amend the 2023 Plan to: (a) increase the number of shares that may be the subject of awards under the 2023 Plan (subject to adjustment as described below under “Adjustment of Awards”); (b) expand the types of awards available under the 2023 Plan; (c) materially expand the class of persons eligible to participate in the 2023 Plan; (d) amend the 2023 Plan to eliminate the requirements relating to minimum exercise price, minimum grant price and shareholder approval; (e) increase the maximum permissible term of any Option or the maximum permissible term of SAR; (f) increase any of the limitations discussed above “Performance-Based Awards;” or (g) take any other action that requires shareholder approval under by applicable law, including the rules and regulations of the principal U.S. national securities exchange on which the Company’s common stock is traded.

In addition, the Compensation Committee may not (except as described below under “Adjustment of Awards” or in connection with a Change in Control) without approval of the Board and the Company’s shareholders, cancel an option or SAR in exchange for cash when the exercise or grant price per share exceeds the fair market value of

72	| 2023 Proxy Statement

one share or take any action with respect to an option or SAR that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Company’s common stock is traded, including a reduction of the exercise price of an option or the grant price of a SAR or the exchange of an Option or SAR for another award. In addition, except as permitted under the 2023 Plan, no amendments to or termination of the 2023 Plan is permitted that would impair the rights of a participant in any material respect under any award previously granted without such participant’s consent. All outstanding awards granted under the 2023 Plan prior to an amendment or restatement of such plan will remain subject to the terms of the 2023 Plan; provided, that no awards granted or awarded prior to the effectiveness of such amendment or restatement that are materially adversely affected by the changes in the 2023 Plan will be subject to such provisions without the prior consent of the applicable participant.

Stock Incentive Plan Benefits

Because benefits under the 2023 Plan will depend on the Compensation Committee’s actions (including a determination of who will receive future awards and the terms of those awards) and the fair market value of a share of the Company’s common stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the 2023 Plan is approved by the shareholders. The 2023 Plan does not have set benefits or amounts, and no grants or awards have been made by the Compensation Committee or the board that are conditioned upon shareholder approval of the 2023 Plan.

For illustrative purposes, the following table shows the number of awards made under the Current Plan in fiscal 2022 to our named executive officers, all current executive officers as a group, and all employees, other than executive officers, as a group. Such grants were not subject to shareholder approval of the 2023 Plan and would not have changed if the 2023 Plan had been in effect:

Name and Position	Dollar Value (1)	RSUs Awarded (2)	Target PSUs Awarded (3)

Steven J. Demetriou Chair and CEO	$12,000,106	33,010	49,516

Kevin C. Berryman President, CFO	$3,200,038	8,803	13,204

Joanne E. Caruso Executive Vice President, Chief Legal and Administrative Officer	1,600,092	4,402	6,602

Dawne S. Hickton Former Executive Vice President, President, CMS	$2,300,095	6,326	9,492

Patrick X. Hill Executive Vice President, President, P&PS	$1,350,132	3,713	5,572

Robert V. Pragada President and COO	$5,000,068	13,754	20,632

All Current Executive Officers as a Group	$25,025,828	69,210	103,826

All Employees, Other than Current Executive Officers, as a Group	$36,243,256	205,738	49,778

(1)

This column represents the grant date fair value of stock awards granted under the Stock Incentive Plan in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (FASB ASC Topic 718), consistent with the valuation approach described in Footnote 2 to the Summary Compensation Table on page 56. The amounts in, this column reflects the combined value of RSUs and PSUs granted in November 2021 (with PSUs reflecting target performance).

(2)	This column corresponds to the number of RSUs granted in fiscal 2022.
(3)	This column corresponds to the number of PSUs granted in fiscal 2022, assuming target performance levels.

2023 Proxy Statement |	73

Tax Withholding

The Company has the right under the 2023 Plan to make all payments or distributions net of applicable taxes required to be withheld as a result of the grant of any award, the exercise of an Option or SAR, the delivery of shares or cash, the lapse of any restriction in connection with any award or any other event occurring pursuant to the 2023 Plan. The Company may, at its discretion, delay the delivery of shares or cash due to a participant in connection with the settlement of an award to ensure arrangements have been made for the remittance of all taxes due by such participant and the Company has the authority to deduct taxes from any payment due to a participant if such participant fails to make tax payments. The Compensation Committee is authorized to establish procedures for the election by participants to satisfy tax payment obligations by tendering previously acquired shares or directing the Company to retain such shares up to the maximum tax withholding rate for the participant.

Awards to Employees Outside the United States

Employees of the Company and its Related Companies located outside the United States are eligible to receive awards under the 2023 Plan. Since the laws, including tax laws and policies, of the countries where these employees are located may differ from those of the United States, the 2023 Plan gives the Compensation Committee the power to adopt special terms and conditions for awards being granted to employees outside the United States in order to comply with the laws, policies and customs of the countries involved. These special terms and conditions may be set forth in the award agreements with such employees, and the Compensation Committee may approve, among other things, sub-plans or amendments, restatements or alternative versions of the 2023 Plan as it deems appropriate to implement the special terms. However, the 2023 Plan does not permit the Compensation Committee to approve terms and conditions for awards that are inconsistent with the terms and conditions of the 2023 Plan as then in effect.

U.S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences to the Company and the participating employees in connection with the 2023 Plan under existing applicable provisions of the Code and the accompanying regulations. The discussion is general in nature and does not address issues relating to the income tax circumstances of any individual employee. The discussion is based on federal income tax laws in effect on the date of this Proxy Statement and is, therefore, subject to possible future changes in the law. The discussion does not address the consequences of state, local or foreign tax laws.

Nonqualified Stock Options — An employee will not recognize any income upon receipt of an Option, and the Company will not be entitled to a deduction for federal income tax purposes in the year of grant. Ordinary income will be realized by the holder at the time the Option is exercised and the shares are transferred to the employee in an amount equal to the difference, if any, between the Option exercise price and the fair market value of the shares on the date of exercise.

Incentive Stock Options — An employee will not recognize any income upon receipt of the ISO, and the Company will not realize a deduction for federal income tax purposes. However, the difference between the fair market value of a share on the date of grant and the ISO exercise price is a tax preference item that may subject the optionee to the alternative minimum tax. If the optionee does not dispose of the ISO shares within two years from the date the ISO was granted or within one year after the shares were transferred to him or her on exercise of the ISO, then that portion of the gain on the sale of the shares that is equal to the difference between the sales price and the ISO exercise price will be treated as a long-term capital gain. The Company will not be entitled to a deduction either at the time the employee exercises the ISO or subsequently sells the ISO shares. However, if the employee sells the ISO shares within two years after the date the ISO is granted or within one year after the date the ISO is exercised, then the sale is considered a disqualifying sale, and the spread on exercise will be taxed as ordinary income. The balance of the gain will be treated as long- or short-term capital gain depending on the length of time the employee held the stock. If the shares decline in value after the date of exercise, the compensation income will be limited to the difference between the sale price and the amount paid for the shares.

74	| 2023 Proxy Statement

The tax will be imposed in the year the disqualifying sale is made. The Company will be entitled to a deduction equal to the ordinary income recognized by the employee.

With respect to both Options and ISOs, special rules apply if an employee uses shares already held by the employee to pay the exercise price or if the shares received upon exercise of the Option or ISO are subject to a substantial risk of forfeiture by the employee.

Stock Appreciation Rights — Upon exercise of a SAR, an employee will recognize taxable income in an amount equal to the aggregate cash received or the fair market value of the unrestricted shares received. In either such case, the Company will be entitled to an income tax deduction in the amount of such income recognized by the employee.

Restricted Stock — Employees will not recognize any income upon the grant of an award of restricted stock. Ordinary income will be realized by the employee in an amount equal to the fair market value of the shares on the date that the restrictions on transfer lapse. The Company will be entitled to a deduction at the same time and in the same amount as the ordinary income the employee is deemed to have realized. However, no later than 30 days after an employee receives the restricted stock, the employee may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of grant. Provided that the election is made in a proper and timely manner, when the restrictions on the shares lapse, the employee will not recognize any additional income. If the employee forfeits the shares to the Company (e.g., upon the participant’s termination prior to expiration of the restriction period), the employee may not claim a deduction with respect to the income recognized as a result of the election.

Generally, when an employee disposes of shares acquired under the 2023 Plan, the difference between the sales price and his or her basis in such shares will be treated as long- or short-term capital gain or loss depending upon the holding period for the shares.

Restricted Stock Units — Employees who are granted RSUs do not recognize income at the time of the grant. When the award vests or is paid, participants generally recognize ordinary income in an amount equal to the fair market value of the shares or cash delivered at such time, and the Company will receive a corresponding deduction.

Incentive Bonus — Employees who are granted incentive bonus awards recognize taxable ordinary income at the time the award is paid in an amount equal to the amount so paid, and the Company will receive a corresponding deduction.

Federal Income Tax Consequences to the Company — To the extent that a recipient recognizes ordinary income in the circumstances described above, the Company will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, and is not an “excess parachute payment” within the meaning of Section 280G of the Code.

Impact of Section 409A – The 2023 Plan is intended to comply with Section 409A of the Code. Any section of the plan that would cause a grant of an award or the payment, settlement or deferral thereof to fail Section 409A will be amended on a timely basis. If an award is subject to Section 409A, payments, including those made upon termination, are to be made in accordance with Section 409A and will be treated as separate for the purposes of Section 409A. If necessary to prevent an accelerated or additional tax under Section 409A, delivery of cash or shares for nonqualified deferred compensation at a time following a plan participant’s termination of employment with the Company will be delayed for six months following such participants termination of employment.

2023 Proxy Statement |	75

PROPOSAL NO. 5 — RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

What are You Voting on?

The Audit Committee has appointed Ernst & Young LLP (EY) to audit the consolidated financial statements of the Company as of September 29, 2023, and for the fiscal year then ended. At the Annual Meeting, shareholders will be asked to ratify the appointment of EY.

The Audit Committee’s decision to re-appoint our independent auditor was based on the following considerations:

•   EY’s integrity and independence, including the rotation of a new audit partner for fiscal 2021

•   EY’s competence and its compliance with regulations

•   EY’s global capabilities and technical expertise

•   EY’s business acumen, value-added benefit, continuity and consistency, and technical and core competency provided by the engagement team

•   EY’s knowledge of the Company’s operations and the industries and markets in which the Company operates

•   The effectiveness of EY’s processes, including its quality control, timeliness and responsiveness, and communication and interaction with the Company’s leadership

•   EY’s efforts toward efficiency, including with respect to process improvements and fees

The Company is not required to submit the selection of the independent registered public accounting firm to shareholders for approval but is doing so as a matter of good corporate governance. If the appointment of EY is not ratified by a majority of the shares of common stock present, in person, via the virtual meeting platform or by proxy, at the Annual Meeting and entitled to vote, then the Audit Committee will consider the appointment of other independent auditors whose selection for any period subsequent to the Annual Meeting will be subject to ratification by the shareholders at the 2024 Annual Meeting.

Representatives of EY are expected to attend the Annual Meeting in person, will have an opportunity to make a statement and are expected to be available to respond to appropriate questions.

What is the Voting Requirement?

The affirmative vote of a majority of the shares of common stock present, in person, via the virtual meeting platform or by proxy, at the Annual Meeting and entitled to vote is necessary to ratify the appointment of EY as the Company’s independent registered public accounting firm for the fiscal year ending September 29, 2023.

Abstentions have the same effect as a vote against the proposal.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending
September 29, 2023.

76	| 2023 Proxy Statement

REPORT OF THE AUDIT COMMITTEE

The Audit Committee hereby reports as follows:

1.

Management has primary responsibility for the accuracy and fairness of the Company’s consolidated financial statements as well as the processes employed to prepare the financial statements, and the system of internal control over financial reporting.

2.

The Audit Committee represents the Board of Directors in discharging its responsibilities relating to the Company’s accounting, financial reporting, financial practices and system of internal controls. As part of its oversight role, the Audit Committee has reviewed and discussed with the Company’s management the Company’s audited consolidated financial statements included in its 2022 Annual Report on Form 10-K.

3.

The Audit Committee has discussed with the Company’s internal auditors and the Company’s independent registered public accounting firm, Ernst & Young LLP (EY), the overall scope of and plans for their respective audits. The Audit Committee has met with the internal auditors and EY, separately and together, with and without management present, to discuss the Company’s financial reporting processes and system of internal control over financial reporting in addition to those matters required to be discussed with the independent auditors under the rules adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T.

4.

The Audit Committee has received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with EY their independence.

5.

The Audit Committee has adopted pre-approval policies and procedures for certain audit and non-audit services which EY provides. In developing these policies and procedures, the Audit Committee considered the need to ensure the independence of EY while recognizing that in certain situations EY may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. The policies and procedures adopted by the Audit Committee allow the pre-approval by the Audit Committee of certain services, such as audit-related services (which include providing accounting and auditing consultation and due diligence services), and tax services (which include general tax compliance, tax consulting, tax research and planning services). The policies and procedures require that any other service, including the annual audit services and any other attestation service, be expressly and specifically approved by the Audit Committee prior to such services being performed by EY. In addition, any proposed services exceeding the pre-approved cost levels or budgeted amounts require specific pre-approval by the Audit Committee. The Audit Committee considers whether all pre-approved services are consistent with the SEC’s rules and regulations on auditor independence.

6.

Based on the review and discussions referred to in paragraphs (1) through (5) above, the Audit Committee recommended to the Board of Directors and the Board of Directors has approved the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022, for filing with the SEC.

Barbara L. Loughran, Chair

Manny Fernandez

Robert A. McNamara

Christopher M.T. Thompson

2023 Proxy Statement |	77

AUDIT AND NON-AUDIT FEES

Set forth below are the fees for services rendered by our independent registered public accounting firm, EY, for the fiscal periods indicated, all of which were approved by the Audit Committee pursuant to the approval policies under “Report of the Audit Committee” described above.

Type of Fees	Description	2022	2021

Audit Fees

Consist of fees for professional services provided in connection with the annual audit of the Company’s consolidated financial statements; the reviews of the Company’s quarterly financial statements included in the Company’s reports on Form 10-Q; the rendering of an opinion pursuant to Section 404 of the Sarbanes-Oxley Act of 2002; and the services that an independent auditor would customarily provide in connection with audits of the Company’s subsidiaries, other regulatory filings, and similar engagements for each fiscal year shown, such as attest services, consents, and reviews of documents filed with the SEC.

		$9,797,900	$9,682,000

Audit-Related Fees

Consist of fees for services that are reasonably related to the performance of the audit or review of the Company’s financial statements not reported under “Audit Fees” above, including fees for the performance of audits and attest services not required by statute or regulations; audits of the Company’s employee benefit plans; due diligence activities related to mergers, acquisitions, and investments; contractor’s license compliance procedures; and accounting consultations about new accounting pronouncements and the application of generally accepted accounting principles to proposed transactions.

		$830,600	$505,800

Tax Fees (1)	Consists of (i) fees for tax compliance related to income tax, sales tax and value added tax and (ii) fees for tax consulting related to a variety of permissible tax planning and advisory services, including technical tax advice related to U.S. and international tax matters, assistance with foreign and withholding tax matters, transfer pricing documentation and assistance with tax audits.	$1,831,361	$2,481,000

All Other Fees		$0	$0

Total		$12,459,861	$12,668,800

(1)

For the fiscal years ended September 30, 2022 and October 1, 2021, fees for tax compliance services were approximately $1 million and $1.1 million, respectively, and fees for tax consulting services were approximately $0.8 million and $1.4 million, respectively.

What our Audit Committee considered when engaging EY for fiscal 2023:

✓	EY’s integrity and independence, including the rotation of a new audit partner for fiscal 2022

✓	EY’s competence and its compliance with regulations

✓	EY’s global capabilities and technical expertise

✓	EY’s business acumen, value-added benefit, continuity and consistency, and technical and core competency provided by the engagement team

✓	EY’s knowledge of the Company’s operations and the industries and markets in which the Company operates

✓	The effectiveness of EY’s processes, including its quality control, timeliness and responsiveness, and communication and interaction with the Company’s leadership

✓	EY’s efforts toward efficiency, including with respect to process improvements and fees

78	| 2023 Proxy Statement

SECURITY OWNERSHIP

The following tables, based in part upon information supplied by officers and directors and certain shareholders, sets forth certain information regarding the beneficial ownership of the Company’s common stock as of the Record Date, by (1) all those persons known by the Company to be beneficial owners of more than 5% of the outstanding shares of common stock, (2) each director and nominee for director, (3) each NEO, and (4) all directors and executive officers of the Company as a group. Unless otherwise indicated, each of these shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

Security Ownership of Certain Beneficial Owners

Name and Address	Amount and Nature of Ownership of Beneficial Ownership		Percentage of Class (1)
The Vanguard Group	13,748,221	(2)	10.86%
100 Vanguard Blvd. Malvern, PA 19355
State Street Corporation	8,506,106	(3)	6.72%
State Street Financial Center One Lincoln Street Boston, MA 02111
Blackrock, Inc.	8,070,098	(4)	6.37%
55 East 52nd Street New York, NY 10055
Capital World Investors	7,087,867	(5)	5.60%
333 South Hope Street, 55th Floor Los Angeles, CA 90071
PRIMECAP Management Company	6,423,117	(6)	5.07%
177 E. Colorado Blvd., 11th Floor Pasadena, CA 91105

(1)	Calculated based on Rule 13d-3(d)(1)(i) using the number of shares of common stock outstanding as of the Record Date.
(2)

Based solely on the information set forth in a Schedule 13G/A filed by The Vanguard Group Inc. with the SEC on February 10, 2022. Based on such filing, The Vanguard Group Inc. has shared dispositive power with respect to 503,712 shares, sole dispositive power with respect to 13,244,509 shares, and shared voting power with respect to 192,807 shares.

(3)

Based solely on the information set forth in a Schedule 13G filed by State Street with the SEC on February 14, 2022. Based on such filing, State Street has shared dispositive power with respect to 8,499,908 shares, and shared voting power with respect to 7,946,261 shares.

(4)

Based solely on the information set forth in a Schedule 13G/A filed by Blackrock, Inc. with the SEC on February 1, 2022. Based on such filing, Blackrock, Inc. has sole dispositive power with respect to 8,070,098 shares and sole voting power with respect to 7,204,637 shares.

(5)

Based solely on the information set forth in a Schedule 13G filed by Capital World Investors on February 11, 2022. Based on such filing, Capital World Investors has sole voting power and sole dispositive power with respect to 7,087,867 shares.

(6)

Based solely on the information set forth in a Schedule 13G/A filed by PRIMECAP Management Company with the SEC on June 9, 2022. Based on such filing, PRIMECAP Management Company has sole dispositive power with respect to 6,423,117 shares and sole voting power with respect to 6,055,532 shares.

2023 Proxy Statement |	79

Security Ownership of Directors, Nominees and Management

Name	Number of Shares of Common Stock	Number of Shares of Common Stock Relating to Unexercised Stock Options (1)	Total Number of Shares Beneficially Owned	Percent of Class (2)

Independent Directors (3)

Priya Abani	1,689	—	1,689	*

General Vincent K. Brooks	4,001	—	4,001	*

General Ralph E. Eberhart	23,123	14,000	37,123	*

Manny Fernandez	3,685	—	3,685	*

Georgette D. Kiser	6,449	—	6,449	*

Barbara L. Loughran	6,449	—	6,449	*

Robert A. McNamara	12,564	—	12,564	*

Peter J. Robertson (4)	52,123	10,500	62,623	*

Christopher M.T. Thompson (5)	43,123	14,000	57,123	*

Named Executive Officers (6)

Steven J. Demetriou (7)	562,477	—	562,477	*

Kevin C. Berryman	172,278	17,000	189,278	*

Joanne E. Caruso	41,566	—	41,566	*

Patrick X. Hill	44,581	—	44,581	*

Robert V. Pragada	144,077	—	144,077	*

All directors and executive officers as a group	1,157,807	55,500	1,213,307	1%

* Less than 1%

(1)	Includes only those unexercised options that are exercisable or will become exercisable within 60 days of the Record Date.
(2)

Calculated based on Rule 13d-3(d)(1)(i) using the number of shares of common stock outstanding as of the Record Date and the relevant number of shares of common stock issuable upon exercise of stock options which are exercisable or will be exercisable within 60 days of the Record Date.

(3)

For independent directors, includes common stock that has vested but will not distribute until such director retires or otherwise leaves the Board and common stock issuable upon RSUs that vest within 60 days of the Record Date.

(4)	Mr. Robertson shares voting and dispositive power with his spouse as to 12,000 shares that are held in a living trust.
(5)	Mr. Thompson shares voting and dispositive power with his spouse as to 10,000 shares that are held in a living trust.
(6)	Amounts do not include RSUs granted to our NEOs that will not vest within 60 days of the Record Date.
(7)	Includes 14,300 shares held by Mr. Demetriou’s spouse.

80	| 2023 Proxy Statement

EXECUTIVE OFFICERS

For information about the executive officers of the Company, see Part I, Item 1 — Business in the Company’s 2022 Annual Report on Form 10-K.

SHAREHOLDERS’ PROPOSALS

Only shareholders meeting certain criteria outlined in the Company’s Bylaws are eligible to submit nominations for election to the Board of Directors or to bring other proper business before an annual meeting.

In accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shareholder proposals must be received by the Secretary of the Company no later than August 15, 2023 in order to be considered for inclusion in the Company’s Proxy Statement and proxy materials relating to the 2024 annual meeting of shareholders .

Pursuant to the Company’s Bylaws, a shareholder, or a group of up to 20 shareholders, owning in the aggregate at least three percent of outstanding shares of the Company’s common stock continuously for at least three years, may submit nominees for up to twenty percent of the Board, or two nominees, whichever is greater, for inclusion in the Company’s annual meeting proxy materials, subject to complying with the requirements specified in the Company’s Bylaws. Additionally, shareholders who wish to nominate persons for election to the Board of Director for inclusion in the proxy materials must give proper notice to the Company not earlier than the close of business on the 120th day, and not earlier than the close of business on the 150th day prior to the one-year anniversary of the date (as stated in the Company’s proxy materials) that the Company’s definitive proxy statement was first delivered to shareholders in connection with the preceding year’s annual meeting. Therefore, in order to be considered for inclusion in the Company’s Proxy Statement and proxy materials relating to the 2024 annual meeting of shareholders, shareholder nominations for director must be received by the Secretary of the Company no earlier than July 16, 2023 and no later than August 15, 2023.

Shareholders who wish to nominate persons for election to the Board of Directors or bring other proper business before an annual meeting (but are not requesting inclusion in the Company’s proxy materials) must give proper notice to the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Therefore, notices regarding nominations of persons for election to the Board of Directors and other proper business for consideration at the 2024 Annual Meeting (but not for inclusion in the Company’s proxy materials) must be submitted to the Company no earlier than September 26, 2023, and no later than October 26, 2023.

In addition, to comply with the universal proxy rules under the Exchange Act, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees at the 2024 Annual Meeting must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act in addition to the information required under the Company’s Bylaws. A shareholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about the Company’s Bylaws and SEC requirements. The Company will not consider any proposal or nomination that does not meet the Bylaws requirements and the SEC’s requirements for submitting a proposal or nomination.

Notices regarding nominations and other proper business must include certain information concerning the nominee or the proposal and the proponent’s ownership of common stock of the Company, in each case as set forth in the Company’s Bylaws. Nominations or other proposals not meeting these requirements will not be entertained at the annual meeting. The Secretary of the Company should be contacted in writing at the address on the first page of this Proxy Statement to submit a nomination or bring other proper business or to obtain additional information as to the proper form of a nomination.

If timely notice of a shareholder proposal is not received by the Company, then the proxies named on the proxy cards distributed by the Company for the Annual Meeting may use the discretionary voting authority granted

2023 Proxy Statement |	81

to them by the proxy cards if the proposal is raised at the Annual Meeting, whether or not there is any discussion of the matter in the Proxy Statement. The 2024 Annual Meeting is currently expected to be held on or about January 24, 2024. It is possible that certain other deadlines would apply under either the Exchange Act rules or the Company’s Bylaws. If, for example, the date of our 2024 Annual Meeting differs from the anniversary of the 2023 Annual Meeting by more than the number of days specified in the Exchange Act rules or the Company’s Bylaws, as applicable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Nominating and Corporate Governance Committee is responsible for the review, approval, or ratification of “related-person transactions” involving the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, executive officer, nominee for director, or 5% shareholder of the Company, and their immediate family members. The Company has adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, in which the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

The Nominating and Corporate Governance Committee has determined that each of the following transactions shall be deemed to be pre-approved under the Company’s policies and procedures referenced above:

•

any transaction with another company for which a related person’s only relationship is as an employee (other than as an executive officer) if the amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenue;

•

any charitable contribution, grant, or endowment by the Company to a charitable organization, foundation, or university for which a related person’s only relationship is as an employee (other than as an executive officer) or a director, if the amount involved does not exceed the greater of $1 million or 2% of the charitable organization’s total annual receipts;

•	compensation to executive officers determined by the Compensation Committee;

•	compensation to directors as reported in the Company’s proxy statement;

•	transactions in which all security holders receive proportional benefits; and

•	transactions where the rates or charges involved are determined by competitive bids.

•

Any transaction involving related persons that exceeds $120,000 and that does not fall within the categories described above is presented to the Nominating and Corporate Governance Committee for review. The Committee determines whether the related person has a direct or indirect material interest in the transaction and may approve, rescind, or take other action with respect to the transaction in its discretion. In determining whether to approve or ratify the transaction, the Nominating and Corporate Governance Committee considers, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

82	| 2023 Proxy Statement

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement, annual report or Notice of Internet Availability of Proxy Materials, as applicable to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you provide us with contrary instructions. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, annual report or Notice of Internet Availability of Proxy Materials, as applicable, or if you are receiving multiple copies of such proxy materials and wish to receive only one set, please notify your broker if your shares are held in a brokerage account or the Company if you hold common stock directly. Promptly upon receiving a written or oral request, a separate copy of the proxy statement, annual report or Notice of Internet Availability of Proxy Materials, as applicable, will be delivered to you. Requests in writing should be addressed to the address below. Requests may also be made by calling (214) 638-0145.

Jacobs Solutions Inc.

Attention: Investor Relations

1999 Bryan Street, Suite 3500

Dallas, Texas 75201

2023 Proxy Statement |	83

ANNUAL REPORT, FINANCIAL AND ADDITIONAL INFORMATION

The Company’s annual audited financial statements and review of operations for fiscal 2022 can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022. A copy of the 2022 Annual Report on Form 10-K is being made available to each shareholder of record on the Record Date concurrently with this Proxy Statement. You can access a copy of our 2022 Annual Report on Form 10-K on the secure website disclosed in both the Notice of Internet Availability of Proxy Materials you received and in this Proxy Statement as well as on the Company’s website at www.jacobs.com. The Company will furnish without charge a copy of the 2022 Annual Report on Form 10-K, including the financial statements and any schedules thereto, to any person following the instructions for requesting written copies of the proxy materials as set forth in the Notice of Internet Availability of Proxy Materials or to any person requesting in writing and stating that he or she was the beneficial owner of the Company’s common stock on November 30, 2022. The Company will also furnish copies of any exhibits to the 2022 Annual Report on Form 10-K to eligible persons requesting exhibits at a cost of $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests should be addressed to:

Jacobs Solutions Inc.

Attention: Investor Relations

1999 Bryan Street, Suite 3500

Dallas, Texas 75201

OTHER BUSINESS

The Board of Directors does not intend to present any other business for action at the Annual Meeting and does not know of any business intended to be presented by others.

Justin C. Johnson

Senior Vice President, General Counsel and Secretary

Dallas, Texas

84	| 2023 Proxy Statement

ANNEX A

JACOBS SOLUTIONS INC.

2023 STOCK INCENTIVE PLAN

(As Amended and Restated as of January 24, 2023)

1.	Purpose.

The purpose of the Jacobs Solutions Inc. 2023 Stock Incentive Plan, as amended and restated on January 24, 2023 (the “Plan”), is to advance the long-term objectives of Jacobs Solutions Inc. (the “Company”) and its Related Companies (as defined in Paragraph 2) by encouraging and enabling the acquisition of a financial interest in the Company by employees of the Company and its Related Companies. In addition, the Plan is intended to attract and retain such employees, and to align and strengthen their interests with those of the Company’s shareholders. This Plan (formerly known as the 1999 Stock Incentive Plan) is not a new stock incentive plan but amends and restates the 1999 Stock Incentive Plan.

2.	Definitions.

Unless the context clearly indicates otherwise, the following terms, when used in this Plan, shall have the meanings set forth in this Paragraph 2.

“Award” means any award of an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Incentive Bonus granted pursuant to the Plan.

“Award Agreement” means any agreement, contract document or other instrument evidencing an Award.

“Board of Directors” means the Board of Directors of the Company.

“Cause” means (unless otherwise expressly provided in an award agreement or another contract, including an employment agreement) the Company or a Related Company’s termination of the Employee’s employment with the Company or any Related Company, as applicable, following the occurrence of any one or more of the following: (a) the Employee is convicted of, or pleads guilty or nolo contendere to, a felony; (b) the Employee willfully and continually fails to substantially perform the Employee’s duties with the Company or any Related Company after written notification by the Company or any such Related Company; (c) the Employee willfully engages in conduct that is materially injurious to the Company or any Related Company, monetarily or otherwise; (d) the Employee commits an act of gross misconduct in connection with the performance of the Employee’s duties to the Company or any Related Company; (e) the Employee’s willful violation of the Company’s Code of Conduct or any material Company or Related Company policy, or (f) the Employee materially breaches any employment, confidentiality, restrictive covenant or other similar agreement between the Company or any Related Company and the Employee.

“Change in Control” means, with respect to the Company, a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “1934 Act”), provided that such a change in control shall be deemed to have occurred at such time as (a) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities representing 35% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (b) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors cease, for any reason, to constitute at least a majority of the Board of Directors, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (c) the consummation of any merger or consolidation as a result of which the Common Stock (as defined below) shall be changed, converted or exchanged (other than by merger with a wholly owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of

2023 Proxy Statement |	A-1

the assets or earning power of the Company; or (d) the consummation of any merger or consolidation to which the Company is a party as a result of which the persons who were shareholders of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation; provided, however, that no Change in Control shall be deemed to have occurred if, prior to such time as a Change in Control would otherwise be deemed to have occurred, the Board of Directors of the Company determines otherwise. Notwithstanding the foregoing, with respect to an Award that is (i) subject to Section 409A and (ii) if a Change in Control would accelerate the timing of payment thereunder, then the term “Change in Control” shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as defined in Section 409A and the authoritative guidance issued thereunder, but only to the extent inconsistent with the above definition, and only to the minimum extent necessary to comply with Section 409A as determined by the Committee.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Human Resource and Compensation Committee of the Board of Directors, or any committee appointed by the Board of Directors in accordance with the Company’s Bylaws from among its members for the purpose of administering the Plan. Members of the Committee shall be “Non Employee Directors” within the meaning of Rule 16b-3 under the 1934 Act.

“Common Stock” means the common stock of the Company, par value $1.00 per share.

“Disabled” or “Disability” means the Participant meets the definition of “disabled” under the terms of the long term disability plan of the Company or Related Company by which the Participant is employed, in effect on the date in question, whether or not the Participant is covered by such plan.

“Dividend Equivalent Right” means a dollar amount equal to the per-Share cash dividend paid by the Company.

“Employee” means an employee of the Company or a Related Company.

“Fair Market Value” means the closing price of one Share of Common Stock as reported in the composite transactions report of the U.S. national securities exchange on which the Common Stock is then listed, and if such exchange is not open that day, then the Fair Market Value shall be determined by reference to the closing price of the Common Stock for the immediately preceding trading day.

“Good Reason” means, without the Participant’s consent (a) a material reduction in the position, duties or responsibilities of the Participant from those in effect immediately prior to such change; (b) a reduction in the Participant’s base salary; (c) a relocation of the Participant’s primary work location to a distance of more than 50 miles from its location as of immediately prior to such change; or (d) a material breach by the Participant’s employer of any employment agreement between the Company and the Participant.

“Incentive Bonus” means a bonus award made under Paragraph 9 pursuant to which a Participant may become entitled to receive cash payments based on satisfaction of such performance criteria as are specified in the applicable Award Agreement or subplan(s).

“ISO” means an incentive stock option within the meaning of Section 422 of the Code.

“Majority-Owned Related Company” means a Related Company in which the Company owns, directly or indirectly, 50% or more of the voting stock on the date an Award is granted or awarded.

“NQSO” means a stock option that does not constitute an ISO.

“Options” means ISOs and NQSOs granted under the Plan.

“Participant” means an Employee who is selected by the Committee to receive an Award under the Plan.

A-2	| 2023 Proxy Statement

“Performance Criteria” is defined in Paragraph 10(b).

“Qualifying Termination” means a termination of an Employee’s employment with the Company (a) by the Company for any reason other than (i) Cause, (ii) death or (iii) Disability or (b) by the Employee for Good Reason.

“Related Company” or “Related Companies” means corporation(s) or other business organization(s) in which the Company holds a sufficient ownership interest so that Common Stock issued to the employees of such entities constitutes “service recipient stock,” as defined in IRS guidance under Section 409A. In general, the Company holds a sufficient ownership interest if it owns, directly or indirectly, at least 50% of the total combined voting power of all classes of stock entitled to vote or at least 50% of the total value of shares of all classes of stock. However, to the extent permitted by IRS guidance under Section 409A, “20%” shall be used instead of “50%” in the previous sentence.

“Restricted Stock” means shares of Common Stock awarded pursuant to Paragraph 8 of the Plan.

“Restricted Stock Unit” means an Award granted pursuant to Paragraph 8 of the Plan, pursuant to which Shares (or an amount of cash valued with reference to Shares) may be issued in the future, along with any associated Dividend Equivalent Rights.

“Retire” means to enter Retirement.

“Retirement” means the termination of a Participant’s employment with the Company or a Related Company by reason of a Participant having either (a) attained the age of 65, or (b) attained the age of 60 and completed a total of ten or more consecutive years of employment with the Company, and/or a Related Company.

“Section 409A” means Section 409A of the Code and the regulations promulgated thereunder, as amended.

“Shares” means the shares of Common Stock.

“Stock Appreciation Right” or “SAR” means the right granted pursuant to Paragraph 7 of the Plan.

“Time-Based RSU” is defined in Paragraph 8.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Treasury Department, as amended.

3.	Eligibility; Award Agreements.

Any Employee shall be eligible to be selected as a Participant, and the Company may grant Awards to those persons meeting such eligibility requirements. Each Award shall be evidenced by an Award Agreement, which shall either be in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient in such form and manner as the Committee may require. Notwithstanding the foregoing, Incentive Bonuses may be payable under subplans and shall be granted as specified therein (which may or may not require an Award Agreement), at the discretion of the Committee. The Award Agreement shall set forth the material terms and conditions of the Award established by the Committee and consistent with the provisions of the Plan. The terms of the Awards and the Award Agreements need not be the same with respect to each Participant. A Participant may hold more than one Award at the same time.

4.	Administration.

(a)

The Plan shall be administered by the Committee. The Board of Directors shall fill vacancies on, and from time to time may remove or add members to, the Committee. The Committee shall act pursuant to a majority vote or unanimous written consent.

2023 Proxy Statement |	A-3

(b)

The Committee shall determine: the Participants to whom, and the time or times at which, Awards will be granted; the type of Awards to be granted; the number of Shares (or amount of cash) to be subject to each Award and the form of settlement thereof; the duration of each Award; the time or times within which Options may be exercised; and any other terms and conditions of the Awards, at grant or while outstanding, including, without limitation, vesting conditions, pursuant to the terms of the Plan. The Committee shall also establish such rules and regulations relating to the Plan, including rules governing the Committee’s own operations, appoint such agents as it shall deem appropriate for the proper administration of the Plan, and make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, including addressing unanticipated events (including any temporary closure of the stock exchange on which the Company is listed, disruption of communications or natural catastrophe). The Committee shall also have the authority to correct any defect, supply any omission and reconcile any inconsistency in the Plan and, subject to Paragraph 15 of the Plan, amend the Plan, including, without limitation, to reflect changes in applicable law.

(c)

Except as provided in Paragraph 15, each determination or other action made or taken pursuant to the Plan, including interpretations of the Plan and the specific conditions and provisions of the Awards, shall be final and conclusive for all purposes and upon all persons including, but without limitation, the Company, its Related Companies, the Committee, the Board of Directors, Participants, and the respective successors in interest of any of the foregoing.

(d)

Notwithstanding the foregoing, with respect to any Award that is not intended to satisfy the conditions of Rule 16b-3 under the 1934 Act, and to the extent not inconsistent with applicable law or the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded, the Committee may appoint one or more separate committees (any such committee, a “Subcommittee”) composed of one or more directors of the Company, who unlike the members of the Committee, may be employee directors of the Company. The Committee may delegate to any such Subcommittee(s), with respect to Employees who are not directors or executive officers of the Company, the authority to grant Awards, to determine all terms of such Awards and/or to administer the Plan, pursuant to the terms of the Plan; provided that (i) any resolution of the Committee authorizing such Subcommittee must specify the total number of Shares subject to Awards that such Subcommittee may so award and (ii) the Committee may not authorize any officer to designate himself or herself as the recipient of an Award. Subject to the limitations of the Plan and the limitations of the Committee’s delegation, any such Subcommittee would have the full authority of the Committee pursuant to the terms of the Plan, other than with respect to authority to amend the Plan, which shall remain with the Committee and/or the Board, as applicable. Any such Subcommittee shall not, however, grant Awards on terms more favorable than Awards provided for by the Committee. Actions by any such Subcommittee within the scope of delegation shall be deemed for all purposes to have been taken by the Committee. Any such Subcommittee shall be required to report to the Committee on any actions that the Subcommittee has taken.

(e)

The Committee may designate the Secretary of the Company or any other Company employee to assist the Committee in the administration of the Plan, and may grant authority to such persons to execute Award Agreements or other documents entered into under the Plan on behalf of the Committee or the Company.

(f)

The Company shall indemnify and hold harmless the members of the Board of Directors, the Committee and other persons who are acting upon the authorization and direction of the Board of Directors (the “Covered Persons”), from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission in connection with the performance of such persons’ duties, responsibilities and obligations under the Plan, other than such liabilities, costs and expenses as may result from the bad faith, willful misconduct or criminal acts of such persons.

5.	Shares and Share Counting.

(a)	The Common Stock to be issued, transferred and/or sold under the Plan shall be made available from authorized and unissued Common Stock or from the Company’s treasury shares.

A-4	| 2023 Proxy Statement

(b)

Subject to adjustment as provided in this Paragraph and Paragraph 14, the total number of Shares that may be issued or transferred under the Plan pursuant to Awards may not exceed 29,850,000 Shares (which represents the Shares previously approved for grant under the 1999 Stock Incentive Plan). For this purpose, every Share transferred pursuant to an Award granted (1) after September 28, 2012 and prior to January 24, 2023 (the “Prior Awards”) (i) that is an Option or SAR shall count as one Share and (ii) every Share transferred pursuant to a Prior Award other than an Option or SAR shall count as 1.92 Shares and (2) on or after January 24, 2023 (the “Subsequent Awards”) shall count as one Share. If any Prior Awards are forfeited, in whole or in part, Subsequent Awards may be issued with respect to the Shares covered by such Prior Awards. For the purpose of determining the amount of Shares that may be issued pursuant to Subsequent Awards in respect of forfeited Prior Awards, forfeited Options and SARs shall be counted as one Share per each Share covered and Awards other than Options and SARs shall be counted as 1.92 Shares per each Share covered. In the event that withholding tax liabilities arising from an Award other than an Option or SAR are satisfied by the withholding of Shares by the Company, then the Shares so withheld up to the minimum required tax withholding rate for the Participant shall again be available for Awards under the Plan and shall count as 1.92 Shares for each Share so withheld in respect of Prior Awards and one Share for each Share so withheld in respect of Subsequent Awards. Any Subsequent Awards that are forfeited (including any Shares of Restricted Stock repurchased by the Company at the same price paid by the Participant so that such Shares are returned to the Company), expire or are settled for cash (in whole or in part), to the extent of such forfeiture, expiration or cash settlement will be available for future grants of Awards under the Plan and will be added back in the same number of Shares as were deducted in respect of the grant of such Subsequent Award. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for issuance or transfer under this Paragraph 5(b): (i) Shares tendered by the Participant in payment of the purchase price of an Option, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options or SARs, (iii) Shares subject to a SAR (that is, each SAR that is exercised shall reduce the number of Shares available by one Share), and (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options.

(c)

In the event that a company acquired by the Company or any Majority-Owned Related Company or with which the Company or any Majority-Owned Related Company combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other formula used in such transaction to determine the consideration payable to the holders of common) may be used for Awards under the Plan and shall not reduce the Shares authorized for issuance or transfer under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or directors prior to such acquisition or combination.

6.	Options.

(a)

Grant. Options may be granted hereunder to Participants either alone or in addition to other Awards. Any Option shall be subject to the terms and conditions of the Plan and such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable. No dividends or Dividend Equivalents Rights shall be paid or accrued on Options.

(b)

Option Price. The option price per each Share shall not be less than 100% of the Fair Market Value of one Share on the date of grant of such Option; provided, however, that in the case of an ISO granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any subsidiary of the Company, the option price per Share shall be no less than 110% of the Fair Market Value of one Share on the date of grant.

(c)

Duration of Options. The duration of Options shall be determined by the Committee, but in no event shall the duration exceed ten years from the date of its grant; provided, however, that the term of the Option shall not exceed five years from the date the Option is granted in the case of an ISO granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any subsidiary of the Company. Notwithstanding the foregoing, in

2023 Proxy Statement |	A-5

the event that on the last business day of the term of an Option (i) the exercise of the Option, other than an ISO, is prohibited by applicable law or (ii) Shares may not be purchased or sold by certain Participants due to the “black-out period” pursuant to Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term shall be extended for a period of 30 days following the end of the legal prohibition, black-out period or lock-up agreement.

(d)

ISOs. With respect to each grant of an Option to an employee of the Company or any Company subsidiary, the Committee shall determine whether such Option shall be an ISO, and, upon determining that an Option shall be an ISO, shall designate it as such in the written instrument evidencing such Option. Each written instrument evidencing an ISO shall contain all terms and conditions required by Section 422 of the Code. If the written instrument evidencing an Option does not contain a designation that it is an ISO, it shall not be an ISO. The Employee to whom an ISO is granted must be eligible to receive an ISO pursuant to Section 422 of the Code. Solely for purposes of determining whether Shares are available for the grant of ISOs under the Plan, the maximum aggregate number of Shares that may be issued pursuant to ISOs granted under the Plan shall be 29,850,000 Shares, subject to adjustment as provided in Paragraph 14. The aggregate Fair Market Value (determined in each instance on the date on which an ISO is granted) of the Common Stock with respect to which ISOs are first exercisable by any employee in any calendar year shall not exceed $100,000 for such employee. If any Majority-Owned Related Company of the Company shall adopt a stock option plan under which options constituting ISOs may be granted, the fair market value of the stock on which any such ISOs are granted and the times at which such ISOs will first become exercisable shall be taken into account in determining the maximum amount of ISOs that may be granted to the employee under this Plan in any calendar year.

(e)	Exercise of Options. The Award Agreement shall specify when Options vest and become exercisable. An Option may not be exercised in a manner that will result in fractional Shares being issued.

(i)

Vested Options granted under the Plan shall be exercised by the Participant (or by a legal representative, to the extent provided in an Award Agreement) as to all or part of the Shares covered thereby, by giving notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased. The notice of exercise shall be in such form, made in such manner, and shall comply with such other requirements consistent with the provisions of the Plan as the Committee may prescribe from time to time.

(ii)

Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made: in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds); by tendering previously acquired Shares (either actually or by attestation) valued at their then Fair Market Value; through any other method specified in an Award Agreement (including same-day sales through a broker); or any combination of any of the foregoing. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe.

7.	Stock Appreciation Rights.

(a)

Grant. The Committee may grant SARs in tandem with all or part of any Award (including Options) or at any subsequent time during the term of such Award, or without regard to any other Award, in each case upon such terms and conditions as the Committee may establish. No dividends or Dividend Equivalents Rights shall be paid or accrued on SARs.

(b)

Grant Price and Duration. A SAR shall have a grant price per Share of not less than the Fair Market Value of one Share on the date of grant or, if applicable, on the date of grant of an Option with respect to a SAR granted in tandem with the Option (subject to the requirements of Section 409A), and subject to adjustments provided in Paragraph 14. A SAR shall have a term not greater than ten years.

A-6	| 2023 Proxy Statement

Notwithstanding the foregoing, in the event that on the last business day of the term of a SAR (i) the exercise of the SAR is prohibited by applicable law or (ii) Shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term shall be extended for a period of 30 days following the end of the legal prohibition, black-out period or lock-up agreement.

(c)

Exercise. An Award Agreement covering a SAR shall provide when the SAR vests and becomes exercisable. Upon the exercise of a SAR, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise (or such amount less than such Fair Market Value as the Committee shall so determine at any time during a specified period before the date of exercise) over (ii) the grant price of the SAR. Unless otherwise provided in the Award Agreement, the Committee shall determine in its sole discretion whether payment shall be made in cash or Shares, or any combination thereof.

8. Awards	of Restricted Stock and Restricted Stock Units.

(a)

Grants. Awards of Restricted Stock and/or Restricted Stock Units may be granted to Participants either alone or in addition to other Awards (a “Restricted Stock Award” or “Restricted Stock Unit Award,” respectively). Restricted Stock Units are Awards denominated in units of Common Stock under which settlement is subject to such vesting conditions and other terms and conditions as the Committee deems appropriate. Each Restricted Stock Unit shall be equal to one Share and shall, subject to satisfaction of any vesting and/or other terms and conditions, entitle a recipient to the issuance of one Share (or such equivalent value in cash) in settlement of the Award. The Committee may establish procedures pursuant to which the payment of any Restricted Stock and/or Restricted Stock Unit Award may be deferred, including under the Jacobs Solutions Inc. Executive Deferral Plan.

(b)

Conditions and Restrictions. Restricted Stock Awards and Restricted Stock Unit Awards may be subject to time-based and/or performance-based vesting conditions. In the case of performance-based Awards, the performance goals to be achieved for each performance period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Paragraph 10(a) or such other criteria as determined by the Committee in its discretion. In order to enforce the restrictions imposed upon Restricted Stock Awards, the Committee may require the recipient to enter into an escrow agreement providing that the certificates representing such Restricted Stock Awards shall remain in the physical custody of an escrow holder until any or all of the conditions and restrictions imposed pursuant to the Plan expire or shall have been removed.

(c)

Rights of Holders of Restricted Stock. Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a shareholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a shareholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares. Notwithstanding the foregoing, during the period of restriction, dividends, or other distributions that relate to a Restricted Stock Award subject to time-based or performance-based vesting criteria will be subject to the same time-based or performance-based criteria as the underlying Award and will not be distributed unless and until the underlying Award vests, and a Participant will not be entitled to receive any dividends or distributions that related to any Restricted Stock that is forfeited prior to vesting.

(d)

Rights of Holders of Restricted Stock Units. A Participant who holds a Restricted Stock Unit Award shall only have those rights specifically provided for in the Award Agreement; provided, however, in no event shall the Participant have voting rights with respect to such Award. With respect to Restricted Stock Units that vest solely based on the passage of time (“Time-Based RSUs”), unless the relevant Award Agreement provides otherwise, each Time-Based RSU shall entitle the Participant to a “Dividend Equivalent Right,” to the extent the Company pays a cash dividend with respect to its outstanding Common Stock while the Time-Based RSU remains outstanding. With respect to Restricted Stock Units that vest subject to

2023 Proxy Statement |	A-7

performance-based criteria (“PSUs”), each PSU shall entitle the Participant to a “Dividend Equivalent Right” solely to the extent specifically provided for in the applicable Award Agreement. Any Dividend Equivalent Right will be subject to the same vesting, payment, and other terms and conditions as the Time-Based RSU or PSU to which it relates, and will not be paid unless and until the Time-Based RSU or PSU vests. Any Dividend Equivalent Right that vests will be paid in cash at the same time the share of Common Stock underlying the Time-Based RSU or PSU to which it relates is delivered to the Participant. A Participant will not be credited with Dividend Equivalent Rights with respect to any Time-Based RSU or PSU that, as of the record date for the relevant dividend, is no longer outstanding for any reason (e.g., because it has been settled in Common Stock or it has been terminated), and a Participant will not be entitled to any payment for Dividend Equivalent Rights with respect to any Time-Based RSU or PSU that terminates without vesting.

(e)

Issuance of Shares. Any Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate(s), which certificate(s) shall be held by the Company. Such book-entry registration or certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock.

9.	Incentive Bonus Awards.

(a)

Grants. Awards of Incentive Bonuses may be granted hereunder to Participants either alone or in addition to other Awards. Incentive Bonuses payable hereunder may be pursuant to one or more subplans or programs.

(b)

Payment. Each Incentive Bonus will confer upon the Participant the opportunity to earn a future cash payment the amount of which shall be based on the achievement of one or more objectively-determined performance goals or criteria established for a performance period determined by the Committee.

(c)

Performance Goals. The Committee shall establish the performance goals or criteria on which each Incentive Bonus shall be based, including, but not limited to, any Performance Criteria. The Committee shall also affirmatively determine at the end of each performance period the level of achievement of any such performance goals or criteria that shall determine the target and maximum amount payable under an Incentive Bonus, which criteria may be based on financial performance and/or personal performance evaluations.

10.	Performance-Based Awards.

(a)

General. The Committee may specify that an Award or a portion of an Award shall be based, in whole or in part, on one or more Performance Criteria selected by the Committee and specified at the time the Award is granted. The Committee shall determine the extent to which any Performance Criteria has been satisfied, and the amount payable pursuant to the Award, prior to payment, settlement or vesting.

(b)

Performance Criteria. For purposes of this Plan, the term “Performance Criteria” may include, but shall not be limited to, any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole, or to a business unit or group of business units, or Related Company, measured either annually, at a point in time during a performance period, or as an average of values determined at various points of time during a performance period, or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ (or periods’) results or to a designated comparison group, or as a change in values during or between performance periods, in each case as specified by the Committee: (i) revenues; (ii) earnings from operations, earnings before or after income taxes, earnings before or after interest, depreciation, amortization, or earnings before extraordinary or special items, earnings before income taxes and any provision for Incentive Bonuses; (iii) net earnings or net earnings per common share (basic or diluted); (iv) return on assets (gross or net), return on investment, return on invested capital, or return on beginning, ending or average equity; (v) cash flow, cash flow from operations, free cash flow,

A-8	| 2023 Proxy Statement

cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (vi) interest expense after taxes; (vii) economic value added or created; (viii) operating margin or profit margin; (ix) stock price or total shareholder return; (x) average cash balance, net cash or cash position; and (xi) strategic business criteria, consisting of one or more objectives based on meeting specified development, strategic partnering, licensing, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The Committee, without limitation, (A) may appropriately adjust any measurement of performance under a Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, unusual or nonrecurring or extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with accounting principles generally accepted in the United States, as well as the cumulative effect of accounting changes, in each case as determined in accordance with accounting principles generally accepted in the United States or identified in the Company’s financial statements or notes to the financial statements, and (B) may appropriately adjust any measurement of performance under a Performance Criteria to exclude the effects of any of the following events that occurs during a performance period: (1) asset write-downs, (2) litigation, claims, judgments or settlements, (3) changes in tax law or other such laws or provisions affecting reported results, (4) reorganization and restructuring programs and (5) payments made or due under this Plan or any other compensation arrangement maintained by the Company.

(c)

Limitations on Grants to Individual Participants. In no event may Awards that are denominated in shares and that are intended to be performance-based Awards be granted or awarded to any Employee covering more than 1,000,000 shares in the aggregate (taking into account all such share-based Awards) in any one calendar year, subject to the adjustment provisions of Paragraph 14 of the Plan. During any calendar year no Participant may be granted Performance Awards that are denominated in cash under which more than $5,000,000 may be earned for each 12 months in the performance period. If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable limitation in this Paragraph.

11.	Minimum Vesting Period.

All Awards shall be subject to a minimum vesting schedule of at least twelve (12) months following the date of grant of the Award (including performance-based Awards, which shall be subject to a minimum performance period of at least twelve (12) months), subject to accelerated vesting in the Committee’s discretion in the event of the death, Disability, Retirement or Qualifying Termination of the Participant or a Change in Control. Notwithstanding the foregoing, the restrictions in the preceding sentence shall not be applicable to grants of up to 5% of the number of Shares available for Awards on the effective date of the Plan. The Committee may, in its sole discretion, waive the vesting restrictions and any other conditions set forth in any Award Agreement under such terms and conditions as the Committee shall deem appropriate, subject to the minimum vesting period requirements in the prior sentence.

12.	Termination of Employment and Change in Control.

Except as may otherwise be set forth in an Award Agreement, individual employment agreement between a Participant and the Company or a Related Company or a severance or other plan adopted by the Company or a Related Company pertaining to a Participant, Schedule A and Schedule B, attached hereto, establish the effects of a Participant’s termination of employment, other changes of employment or employer status, and a Change in Control, with respect to outstanding Options, SARs, Restricted Stock, and Restricted Stock Units, and such Schedules are hereby incorporated by reference. The Committee may approve Awards containing terms and conditions different from, or in addition to, those set forth in Schedule A and Schedule B. The effects of a termination of employment and/or a Change in Control with respect to Incentive Bonuses shall be set forth in the applicable Award Agreement. In the case of leaves of absence, Employees will not be deemed to have terminated employment unless the Committee, in its sole discretion, determines otherwise.

2023 Proxy Statement |	A-9

13.	Transferability of Awards; Non-Assignability; No-Hedging.

No Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than (i) by will, (ii) by the laws of descent and distribution or (iii) to any trust established solely for the benefit of the applicable Participant or any spouse, children or grandchildren of such Participant, and all such Awards (and any rights thereunder) will be exercisable during the life of the Participant only by the Participant or the Participant’s legal representative. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Paragraph 13 will be null and void and any Award which is hedged in any manner will immediately be forfeited. All of the terms and conditions of the Plan and the Award Agreements will be binding upon any permitted successors and assigns. After the Shares subject to an Award have been issued, or in the case of Restricted Stock Awards, after the issued Shares have vested, the holder of such Shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such Shares provided that any such actions are in compliance with the provisions herein, the terms of the Company’s trading policies as may be in effect from time to time and applicable law.

14.	Adjustments.

In the event of any merger, reorganization, consolidation, combination of shares or spin-offs, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, or other change in corporate structure affecting the Shares or the value thereof or otherwise, the Committee or the Board of Directors shall make such adjustment and other substitutions, if any, as it may deem equitable and appropriate, including such adjustments in the number, class and kind of securities that may be delivered under the Plan, the number of Shares subject to any outstanding Award and the Option or exercise price, if any, thereof. Any such adjustment may provide for the elimination of any fractional Shares that might otherwise become subject to any Award without payment therefore.

15.	Amendments and Modifications of the Plan.

The Committee may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for shareholder approval imposed by applicable law, including the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded; provided that the Committee may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 under the 1934 Act; and further provided that the Committee may not, without the approval of the Company’s Board of Directors and the Company’s shareholders (to the extent required by such applicable law), amend the Plan to: (a) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Paragraph 14); (b) expand the types of awards available under the Plan; (c) materially expand the class of persons eligible to participate in the Plan; (d) amend the Plan to eliminate the requirements relating to minimum exercise price, minimum grant price and shareholder approval; (e) increase the maximum permissible term of any Option or the maximum permissible term of SAR; (f) increase any of the limitations in Paragraph 10(c); or (g) take any other action that requires shareholder approval under by applicable law, including the rules and regulations of the principal U.S. national securities exchange on which the Company’s Common Stock is traded. The Committee may not (except pursuant to Paragraph 14 or in connection with a Change in Control), without the approval of the Company’s Board of Directors and the Company’s shareholders, cancel an Option or SAR in exchange for cash when the exercise or grant price per share exceeds the Fair Market Value of one Share or take any action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded, including a reduction of the exercise price of an Option or the grant price of a SAR or the exchange of an Option or SAR for another Award. In addition, except as permitted by Paragraph 24 or as otherwise expressly authorized under the Plan, no amendments to, or termination of, the Plan shall impair the rights of a Participant in any material respect under any Award previously granted without such Participant’s consent.

All outstanding Awards granted under the Plan prior to an amendment or restatement of the Plan shall remain subject to the terms of the Plan; provided, that no Awards granted or awarded prior to the effectiveness of

A-10	| 2023 Proxy Statement

such amendment or restatement that are materially adversely affected by the changes in the Plan shall be subject to such provisions without the prior consent of the applicable Participant.

16.	Tax Withholding.

The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a legal representative thereof as provided in an Award Agreement) net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award; (b) the exercise of an Option or SAR; (c) the delivery of Shares or cash; (d) the lapse of any restrictions in connection with any Award; or (e) any other event occurring pursuant to the Plan. The Company or any Majority-Owned Related Company shall have the right to withhold from wages or other amounts otherwise payable to a Participant (or a legal representative thereof as provided in an Award Agreement) such withholding taxes as may be required by law, or to otherwise require the Participant (or legal representative) to pay such withholding taxes. The Company may, at its discretion, delay the delivery of Shares or cash otherwise deliverable to a Participant in connection with the settlement of an Award until such time arrangements have been made to ensure the remittance of all taxes due from the Participant in connection with the Award. If the Participant (or legal representative) shall fail to make such tax payments as are required, the Company or its Majority-Owned Related Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant (or legal representative) or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants (or legal representative) to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), or by directing the Company to retain Shares (up to the maximum tax withholding rate for the Participant or such other rate that will not cause an adverse accounting consequence or cost; provided that only a number of Shares so retained up to the minimum required tax withholding rate shall again be available for Awards under the Plan in accordance with Paragraph 5(b)) otherwise deliverable in connection with the Award.

17.	Right of Discharge Reserved; Claims to Awards.

Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Participant the right to continue in the employment of the Company or any Related Company or affect any right that the Company or any Related Company may have to terminate the employment of (or to demote or to exclude from future Awards under the Plan) any such Participant at any time for any reason. In the event of a Participant’s termination of employment with the Company or Related Company, neither the Company nor any Related Company shall be liable for the loss of existing or potential profit from any Award held by a Participant immediately preceding the Participant’s termination. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.

18.	Stop Transfer Orders.

All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the United States Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

19.	Severability.

The provisions of the Plan shall be deemed severable. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction or by reason of change in a law or regulation, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect; and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect.

20.	Construction.

As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

2023 Proxy Statement |	A-11

21.	Unfunded Status of the Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

22.	Non-U.S. Employees.

The Committee may determine, in its sole discretion, whether it is desirable or feasible under local law, custom or practice to grant Awards to Participants in countries other than the United States. In order to facilitate any such grants, the Committee may provide for such modifications and additional terms and conditions (“special terms”) in the grant and Award Agreements to Participants who are employed outside the United States (or who are foreign nationals temporarily within the United States) as the Committee may consider necessary, appropriate or desirable to accommodate differences in, or otherwise comply with, local law, policy or custom or to facilitate administration of the Plan. The Committee may adopt or approve sub-plans, appendices or supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary, appropriate or desirable for purposes of implementing any special terms or facilitating the grant, without thereby affecting the terms of the Plan as in effect for any other purpose. The special terms and any appendices, supplements, amendments, restatements or alternative versions, however, shall not include any provisions that are inconsistent with the terms of the Plan as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the Committee.

23.	Governing Law.

The Plan shall be governed by and shall be construed and enforced in accordance with the laws of the State of Delaware without giving effect to its choice of law rules.

24.	Disputes; Choice of Forum.

(a)

The Company and each Participant, as a condition to such Participant’s participation in the Plan, hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery for the State of Delaware in and for New Castle County, Delaware or the United States District Court of the District of Delaware, over any suit, action or proceeding arising out of or relating to or concerning the Plan or, to the extent not otherwise specified in any individual agreement between the Company and the Participant, any aspect of the Participant’s employment with the Company or the termination of that employment. The Company and each Participant, as a condition to such Participant’s participation in the Plan, acknowledge that the forum designated by this Paragraph 24 has a reasonable relation to the Plan and to the relationship between such Participant and the Company. Notwithstanding the foregoing, nothing herein will preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of this Paragraph 24.

(b)

The agreement by the Company and each Participant as to forum is independent of the law that may be applied in the action, and the Company and each Participant, as a condition to such Participant’s participation in the Plan, (i) agree to such forum even if the forum may under applicable law choose to apply non-forum law, (ii) hereby waive, to the fullest extent permitted by applicable law, any objection which the Company or such Participant now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Paragraph 24(a), (iii) undertake not to commence any action arising out of or relating to or concerning the Plan in any forum other than the forum described in this Paragraph 24 and (iv) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court will be conclusive and binding upon the Company and each Participant.

A-12	| 2023 Proxy Statement

(c)

Each Participant, as a condition to such Participant’s participation in the Plan, hereby irrevocably appoints the General Counsel of the Company as such Participant’s agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning the Plan, who will promptly advise such Participant of any such service of process.

(d)

Each Participant, as a condition to such Participant’s participation in the Plan, agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in Paragraph 26, except that a Participant may disclose information concerning such dispute, controversy or claim to the court that is considering such dispute, controversy or claim or to such Grantee’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).

25.	Waiver of Jury Trial.

EACH PARTICIPANT WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THE PLAN.

26.	Waiver of Claims.

Each Participant of an Award recognizes and agrees that before being selected by the Committee to receive an Award the Participant has no right to any benefits under the Plan. Accordingly, in consideration of the Participant’s receipt of any Award hereunder, the Participant expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company or the Committee, or any amendment to the Plan or any Award Agreement (other than an amendment to the Plan or an Award Agreement to which his or her consent is expressly required by Paragraph 14 of the Plan or the express terms of an Award Agreement). Nothing contained in the Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

27.	No Third-Party Beneficiaries.

Except as expressly provided in an Award Agreement, neither the Plan nor any Award Agreement will confer on any person other than the Company and the Participant of any Award any rights or remedies thereunder. The exculpation and indemnification provisions of Paragraph 4(f) will inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.

28.	Successors and Assigns of the Company.

The terms and conditions of the Plan will be binding upon and inure to the benefit of the Company and any successor entity, including as contemplated by the transactions described in Paragraph 14.

29.	Termination of the Plan.

Awards may be granted under the Plan at any time and from time to time on or prior to January 24, 2033, on which date the Plan will terminate except as to Awards then outstanding under the Plan.

30.	Clawback/Recapture Policy.

Awards under the Plan will be subject to any clawback or recapture policy that the Company may adopt from time to time to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that the Awards (including any dividends, Dividend Equivalent Rights, or other distributions paid to the holder in respect of such Awards) be repaid to the Company after they have been distributed to the Participant.

31.	Section 409A.

This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A and shall be construed and interpreted in accordance with such intent. To the extent that an Award

2023 Proxy Statement |	A-13

or the payment, settlement or deferral thereof is subject to Section 409A, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A shall be amended to comply with Section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A.

If any Award is subject to Section 409A of the Code, (i) payments shall only be made in a manner and upon an event permitted under Section 409A of the Code, (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code, (iii) unless the Committee determines otherwise, each installment payment shall be treated as a separate payment for purposes of Section 409A of the Code and (iv) in no event shall a Participant, directly or indirectly, designate the calendar year in which a payment is made except in accordance with Section 409A of the Code.

Notwithstanding anything herein to the contrary, in the event that any Awards constitute nonqualified deferred compensation under Section 409A of the Code, if at the time of a Participant’s termination of employment with the Company, the Company has securities which are publicly traded on an established securities market, the Participant is a “specified employee” (as defined in Section 409A of the Code), and the deferral of the delivery of any cash or Shares payable pursuant to an Award is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then, to the extent permitted by Section 409A of the Code, the delivery of such cash or Shares shall be delayed until the date that is six (6) months following the Participant’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code).

Notwithstanding anything to the contrary contained herein, the Company and the Related Companies and their officers, directors, employees and service providers (other than Participants with respect to their own Awards or the payment, settlement or deferral thereof) shall have no liability for adverse consequences under Section 409A.

A-14	| 2023 Proxy Statement

SCHEDULE A

TO THE

JACOBS SOLUTIONS INC.

2023 Stock Incentive Plan, as Amended and Restated

Treatment of Options and SARs

Event	Impact on Vesting	Impact on Exercise Period

Employment terminates due to Retirement	Unvested Options and SARs are forfeited	Expiration date provided in the Award Agreement continues to apply

Employment terminates due to Disability or death	All Options and SARs become immediately vested	Expiration date provided in the Award Agreement continues to apply

Employment terminates in a Qualifying Termination within two years following a Change in Control	All Options and SARs become immediately vested	Expire on the earlier to occur of (1) the expiration date provided in the Award Agreement, or (2) two years from the date of termination

Employment terminates for reasons other than (i) a Qualifying Termination within two years following a Change in Control, (ii) Disability, (iii) Retirement, or (iv) death (for purposes of this section, the receipt of severance pay or similar compensation by the Award recipient does not extend his or her termination date)	Unvested Options and SARs are forfeited	Expires on the earlier to occur of (1) the expiration date in the Award Agreement, or (2) three months from the date of termination

Participant is an employee of a Related Company, and the Company’s investment in the Related Company falls below 20% (this constitutes a termination of employment under the Plan)	Unvested Options and SARs are forfeited	Expires on the earlier to occur of (1) the expiration date provide in the Award Agreement, or (2) three months from the date of termination

Employee becomes an employee of an entity in which the Company’s ownership interest is less than 20% (this constitutes a termination of employment under the Plan)	Unvested Options and SARs are forfeited	Expires on the earlier to occur of (1) the expiration date provided in the Award Agreement, or (2) three months from the date of termination

Employment transferred to a Related Company	Vesting continues after transfer	Expiration date provided in the Award Agreement continues to apply

Death after termination of employment but before Option/SAR has expired	Not applicable	Right of executor or administrator of estate (or other transferee permitted under Plan or Award Agreement) terminates on the earlier to occur of (1) the expiration date provided in the Award Agreement, or (2) the expiration date that applied immediately prior to the death

2023 Proxy Statement |	A-15

Event	Impact on Vesting	Impact on Exercise Period

A Change in Control occurs and Options and/or SARs are not assumed and continued by the acquiring or surviving corporation in the transaction (or a parent corporation thereof)	All Options and SARs become immediately vested	Expires on the date of the Change in Control; provided that the Employee is given at least 15 days’ notice of such termination and the opportunity to exercise outstanding Options during such notice period.

A-16	| 2023 Proxy Statement

SCHEDULE B

to the

JACOBS SOLUTIONS INC.

2023 Stock Incentive Plan, as Amended and Restated

Treatment of Restricted Stock and Restricted Stock Units

Event	Impact on Vesting

Employee’s employment terminates due to Retirement	Unvested Restricted Stock and Restricted Stock Units are forfeited upon Retirement

Employee’s employment terminates due to Disability or death	The restrictions on all unvested Restricted Stock shall immediately lapse and unvested Restricted Stock Units become immediately vested; provided, however, that any awards of Restricted Stock and/or Restricted Stock Units that are subject to performance-based vesting criteria shall remain outstanding and continue to vest or become earned based upon the Company’s actual performance through the end of the applicable performance period

Employment terminates in a Qualifying Termination within two years following a Change in Control	The restrictions on all unvested Restricted Stock shall immediately lapse and unvested Restricted Stock Units become immediately vested; provided, however, that any awards of Restricted Stock and/or Restricted Stock Units that are subject to performance-based vesting criteria shall be paid at a level based upon the Company’s actual performance as of the applicable Qualifying Termination.

Employment terminates for reasons other than (i) a Qualifying Termination within two years following a Change in Control, (ii) Disability, (iii) Retirement or (iv) death (for purposes of this section, the receipt of severance pay or similar compensation by the Employee does not extend his or her termination date)	Unvested Restricted Stock and Restricted Stock Units are forfeited

Employee is an employee of a Related Company, and the Company’s investment in the Related Company falls below 20% (this constitutes a termination of employment under the Plan effective as of the date the Company’s investment in the Related Company falls below 20%)	Unvested Restricted Stock and Restricted Stock Units are forfeited

Employee becomes an employee of an entity in which the Company’s ownership interest is less than 20% (this constitutes a termination of employment under the Plan effective as of the date the Employee becomes an employee of the entity in which the Company’s ownership interest is less than 20%)	Unvested Restricted Stock and Restricted Stock Units are forfeited

Employment transferred to a Related Company	The restrictions on unvested Restricted Stock shall continue to lapse and Restricted Stock Units continue to vest after the transfer, subject to the Company’s actual performance with respect to any applicable performance-based vesting criteria

2023 Proxy Statement |	A-17

Event	Impact on Vesting

A Change in Control occurs and Unvested Restricted Stock and Restricted Stock Units are not assumed and continued by the acquiring or surviving corporation in the transaction (or a parent corporation thereof)	The restrictions on all unvested Restricted Stock shall immediately lapse and unvested Restricted Stock Units become immediately vested; provided, however, that any awards of Restricted Stock and/or Restricted Stock Units that are subject to performance-based vesting criteria shall be paid at a level based upon the Company’s actual performance as of the applicable Change in Control.

A-18	| 2023 Proxy Statement

Jacobs

Challenging today.
Reinventing tomorrow.

Notice of 2023 Annual Meeting of Shareholders & Proxy Statement

1999 Bryan Street, Suite 3500
Dallas, Texas 75201 USA

+1.214.638.0145 | jacobs.com

ÊåêßÙÛ_åÜ_)’)*_½ääë×â_ÉÛÛêßäÝ_åÜÏÞ×èÛÞåâÚÛèé_–_Ìèåll_Ïê×êÛãÛäê (000_¾èl×ä_ÏêèÛÛê__ÏëßêÛ_*,’’ À×ââ×é__DÛl×é_.,)’(_ÑÏ½ k(_)(+_-*/_’(+,__’__à×ÙåØé_Ùåã

Jacobs

SCAN TO
VIEW MATERIALS & VOTE

There are three ways to vote your proxy.

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on Monday, January 23, 2023 for shares held directly and by 11:59 p.m. Eastern Time on Thursday, January 19, 2023 for shares held in the Jacobs Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on Monday, January 23, 2023 for shares held directly and by 11:59 p.m. Eastern Time on Thursday, January 19, 2023 for shares held in the Jacobs Plan. Have your proxy card in hand when you call and then follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

DETACH AND RETURN THIS PORTION ONLY

JACOBS SOLUTIONS INC.

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. Steven J. Demetriou	☐	☐	☐
1b. Christopher M.T. Thompson	☐	☐	☐
1c. Priya Abani	☐	☐	☐
1d. General Vincent K. Brooks	☐	☐	☐
1e. General Ralph E. Eberhart	☐	☐	☐
1f. Manny Fernandez	☐	☐	☐
1g. Georgette D. Kiser	☐	☐	☐
1h. Barbara L. Loughran	☐	☐	☐
1i. Robert A. McNamara	☐	☐	☐
1j. Robert V. Pragada	☐	☐	☐
1k. Peter J. Robertson	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

SCAN TO VIEW MATERIALS & VOTE w JACOBS SOLUTIONS INC. There are three ways to vote your proxy. 1999 BRYAN STREET Your telephone or Internet vote authorizes the proxies named on the reverse side to vote the shares held in this account SUITE 3500 in the same manner as if you marked, signed and returned your proxy card. DALLAS, TX 75201 Before VOTE BY The INTERNET Meeting— Go to www.proxyvote.com or scan the QR Barcode above Use Eastern the Time internet on to Monday, transmit January your voting 23, 2023 instructions for shares and held for directly electronic and delivery by 11:59 of information p.m. Eastern up Time until on 11:59 Thursday, p.m. January follow the 19, instructions 2023 for shares to obtain held your in the records Jacobs and Plan to . create Have your an electronic proxy card voting in hand instruction when you form access . the website and During The Meeting—Go to www.virtualshareholdermeeting.com/J2023 You box marked may attend by the the arrow meeting available via the and Internet follow and the vote instructions during the . meeting. Have the information that is printed in the VOTE Use any BY touch PHONE -tone — 1telephone -800-690- 6903 to transmit your voting instructions up until 11:59 p.m. Eastern Time on Monday, in January the Jacobs 23, 2023 Plan for . Have shares your held proxy directly card and in hand by 11:59 when p .you m. Eastern call and Time then on follow Thursday, the instructions January 19, . 2023 for shares held Mark, VOTE BY sign MAIL and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC If you would like DELIVERY to reduce OF the FUTURE costs incurred PROXY by MATERIALS our Company in mailing proxy materials, you can consent to receiving electronic all future proxy delivery, statements, please follow proxy the cards instructions and annual above reports to vote electronically using the Internet via e-mail and, or when the Internet prompted, . To indicate sign up that for you agree to receive or access proxy materials electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D93552-P81791 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY JACOBS SOLUTIONS INC. The Board of Directors recommends a vote FOR each Nominee for Director and FOR Proposals 2, 4 and 5 and 1 year on Proposal 3. 1. Election of Directors For Against Abstain Nominees: 1a. Steven J. Demetriou ! ! ! 1b. Christopher M.T. Thompson ! ! ! For Against Abstain 1c. Priya Abani ! ! ! 2. Advisory vote to approve the Company’s executive ! ! ! compensation. 1d. General Vincent K. Brooks ! ! ! 1 Year 2 Years 3 Years Abstain 3. Advisory vote on the frequency of shareholder 1e. General Ralph E. Eberhart ! ! ! advisory votes on the Company’s executive ! ! ! ! compensation. 1f. Manny Fernandez ! ! ! For Against Abstain 1g. Georgette D. Kiser ! ! ! 4. To approve the amendment and restatement of the ! ! ! Company’s Stock Incentive Plan. 1h. Barbara L. Loughran ! ! ! 5. To ratify the appointment of Ernst & Young LLP as the ! ! ! Company’s independent registered public accounting firm. 1i. Robert A. McNamara ! ! ! 1j. Robert V. Pragada ! ! ! 1k. Peter J. Robertson ! ! ! THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. Please sign as your name(s) appear(s) on this proxy. If held in joint tenancy, all holders must sign. Trustees, administrators, etc. should include their title and authority. Corporations should provide the full name of the corporation and of the authorized officer signing this proxy. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

JACOBS SOLUTIONS INC. ANNUAL MEETING OF SHAREHOLDERS Tuesday, January 24, 2023, at 9:00 a.m., Central Standard Time Attend online at www.virtualshareholdermeeting.com/J2023 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D93553-P81791 Jacobs Solutions Inc. 1999 Bryan Street, Suite 3500proxy Dallas, Texas 75201 This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on January 24, 2023. The shares of stock held in this account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted in accordance with the Board of Directors’ recommendations and in the discretion of the proxies named below with respect to any other matters that may properly come before the Annual Meeting and all adjournments and postponements thereof. By signing the proxy, you revoke all prior proxies and appoint Steven J. Demetriou, Kevin C. Berryman and Justin C. Johnson, and each of them, as proxies, each with full power of substitution, to vote the shares held in this account on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments or postponements thereof. Retirement Savings Plan Participants. This card also constitutes voting instructions by the undersigned participant to the trustees of Jacobs 401(k) Plus Savings Plan; the Jacobs Union 401(k) Plus Savings Plan or the Jacobs Technology Inc. Employees’ Savings Plan (collectively referred to as the Jacobs 401(k) Plans) for all shares votable by the undersigned Plan participant. The undersigned on the reverse side of this card authorizes and instructs Vanguard, as trustee of the Jacobs 401(k) Plans (“Trustee”), to vote all shares of the common stock of Jacobs Solutions Inc. allocated to the undersigned’s account under any of the Jacobs 401(k) Plans (as shown on the reverse side) at the 2022 annual meeting of shareholders, or at any adjournment thereof, in accordance with the instructions on the reverse side. The Trustee will vote the shares credited to this account in accordance with your instructions, provided the Trustee determines it can do so in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”). Pursuant to ERISA, the Trustee would only be prevented from voting the shares credited to this account in accordance with your instructions if the independent fiduciary of the Plan, State Street Global Advisors (“SSGA”), deems that following the instructions would be a violation of the trustee’s fiduciary duties. Your voting instructions must be received by January 19, 2023 at 11:59 p.m. Eastern Time. If you do not provide voting instructions or if your instructions are not received in a timely manner, SSGA will direct the Trustee, in SSGA’s discretion, how to vote these shares. All voting instructions for shares held in the Plan shall be confidential. If you vote by Phone or Internet, please do not mail your Proxy Card. See reverse for voting instructions.